As filed with the U.S. Securities and Exchange Commission on January 28, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Yi Po International Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7500	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

320~324, Building C4, No. 5 Jinxiu Street,

Yuhuatai District, Nanjing,

Jiangsu Province, People’s Republic of China

+86-4008280910

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 T: 212-588-0022	Benjamin A. Tan, Esq. Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 T: 212-930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462I under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being Registered	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee(2)
Ordinary shares, par value US$0.000156 per share(3)	US$	25,000,000	US$	2317.5
Underwriters’ Warrants(4)	US$	-	US$	-
Ordinary shares, par value US$0.000156 per share, underlying the underwriters’ warrants(4)	US$	1,750,000	US$	162.5
Total	US$	26,750,000	US$	2,480

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act. Includes the offering price attributable to additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price

(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)	The Registrant will issue to the underwriters warrants to purchase a number of Ordinary Shares equal to an aggregate of 7% of the Ordinary Shares sold in the offering (the “Underwriters’ Warrants”). The exercise price of the Underwriters’ Warrants is equal to 100% of the offering price of the Ordinary Shares offered hereby. The Underwriters’ Warrants are exercisable at any time, and from time to time, in whole or in part, within 5 years from the commencement of sales of the offering. See “Underwriting.”

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JANUARY 28, 2022

Yi Po International Holdings Limited

Ordinary Shares

This is an initial public offering of ordinary shares, par value US$0.000156 per share, which we refer to as the “Ordinary Shares.” We anticipate the initial public offering price will be between US$   and US$ per share.

Prior to this offering, there has been no public market for our Ordinary Shares. We plan to apply to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “YBZN”. This offering is contingent upon us listing our Ordinary Shares on the Nasdaq Capital Market or another national exchange. There can be no assurance that we will be successful in listing our Ordinary Shares on the Nasdaq Capital Market.

Weiming Jin, our Chairman of the Board of Directors and Chief Executive Officer, is currently the beneficial owner of 87% of our outstanding Ordinary Shares, of which 100% are directly held by Ausen International Investment Holdings Co., Limited, a British Virgin Islands company, which is 100% owned by Mr. Jin. Upon the closing of this offering, our directors and officers will own approximately % of our outstanding Ordinary Shares. We currently meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of the Nasdaq Stock Market.

We are a holding company incorporated in the Cayman Islands and that we are not a Chinese operating company. As a holding company with no material operations of our own, we conduct all our operations through our subsidiary and variable interest entity, or VIE, in the People’s Republic of China, or PRC, and our VIE structure involves unique risks to investors. See “Risk Factors - Risks Relating to Our Corporate Structure.” The Ordinary Shares offered in this offering are shares of the Cayman Islands holding company. Investors of our Ordinary Shares should be aware that they may never directly hold equity interests in our subsidiaries in the PRC.

This is an offering of the Ordinary Shares of the offshore holding company. You are not investing in Jiangsu Easy Parking, our VIE. Neither we nor our subsidiaries own any shares in Jiangsu Easy Parking. Instead, we control and receive the economic benefits of Jiangsu Easy Parking’s business operation through a series of contractual agreements, or the VIE Agreements. As a result of our indirect ownership in the WFOE and the VIE Agreements, we are regarded as the primary beneficiary of our VIE for accounting purposes. We have consolidated the financial results of the VIE in our consolidated financial statements in accordance with U.S. GAAP. The VIE structure provides contractual exposure to foreign investment in Chinese-based companies where Chinese law prohibits direct foreign investment in the operating companies and investors directly holding equity interests in the Chinese operating entities. However, as of the date of this prospectus, the VIE agreements have not been tested in a court of law. We and our investors do not have an equity ownership in, direct foreign investment in, or control through such ownership/investment of the VIE. Therefore, the VIE agreements do not give us the same controlling power as if we had equity ownership in the VIE. For a detailed description of the VIE Agreements, see “Corporate Structure” on page 62.

You are investing in Yi Po Holdings, our holding company incorporated in Cayman Islands, and you are not investing in Jiangsu Easy Parking, our VIE, in China.

Because of our corporate structure, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, and regulatory review of oversea listings of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. Our VIE Agreements may not be effective in providing control over Jiangsu Easy Parking. We may also be subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission if we fail to comply with their rules and regulations. If the Chinese regulatory authorities disallow this VIE structure in the future, it will likely result in a material change in our financial performance and our results of operations and/or the value of our Ordinary Shares, which could cause the value of such securities to significantly decline or become worthless. For a detailed description of the risks relating to our VIE structure, doing business in the PRC, and the offering as a result of the structure, see “Risk Factors - Risks Relating to Our Corporate Structure,” “Risk Factors - Risks Relating to Doing Business in China” and “Risk Factors – Risks Relating to this Offering,” beginning on page 15.

Additionally, we are subject to certain legal and operational risks associated with the majority of the operations based in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may cause a material change in our VIE’s operations, the value of your Ordinary Shares to significantly decline or be worthless, or a complete hinderance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, we, our PRC subsidiary, and the VIE have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. As confirmed by our PRC counsel, we will not be subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” when the Cybersecurity Review Measures become effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures; we are also not subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”) are enacted as proposed, since we currently do not have over one million users’ personal information and do not collect data that affects or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Security Administration Draft. No relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission for our overseas listing plan. As of the date of this prospectus, we, our PRC subsidiary, and the VIEs have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the China Securities Regulatory Commission or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries and VIEs, our ability to accept foreign investments, and our listing on an U.S. exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us, our subsidiaries, or the VIEs to obtain regulatory approval from Chinese authorities before listing in the U.S.

See “Risk Factors – Risks Relating to Doing Business in China” beginning on page 25 and “– Risks Relating to this Offering,” beginning on page 40.

Yi Po International Holdings Limited is permitted under the laws of Cayman Islands to provide funding to our subsidiaries in Hong Kong and PRC through loans or capital contributions without restrictions on the amount of the funds. Our subsidiary in Hong Kong is also permitted under the laws of Hong Kong SAR to provide funding to Yi Po International Holdings Limited through dividend distribution without restrictions on the amount of the funds. Current PRC regulations permit Yi Po WFOE to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. As of the date of this prospectus, our Company, our subsidiaries, and the VIE have not distributed any earnings or settled any amounts owed under the VIE Agreements. Our Company, our subsidiaries, and the VIE do not have any plan to distribute earnings or settle amounts owed under the VIE Agreements in the foreseeable future. As of the date of this prospectus, none of our subsidiaries or VIE have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will depend on receipt of funds from our PRC subsidiary and from the VIEs to our PRC subsidiary in accordance with the VIE Agreements. See “Prospectus Summa–y - Transfers of Cash to and from Our VIE.”

Furthermore, as more stringent criteria have been imposed by the SEC and the PCAOB recently, our ordinary shares may be prohibited from trading on a national exchange or over-the-counter under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. Our auditor, WWC, P.C., is not subject to the determinations as to inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021. It is based in San Mateo, California and has been inspected by the PCAOB on a regular basis, with the last inspection in 2020, and therefore not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our ordinary shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our ordinary shares and trading in our ordinary shares could be prohibited. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the period of time for foreign companies to comply with PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. See “Risk Factors — Risks Related to Doing Business in China – The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 37.

We are an “Emerging Growth Company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. Please read “Implications of Our Being an ‘Emerging Growth Company’” beginning on page 15 of this prospectus for more information.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 15 to read about factors you should consider before buying our Ordinary Shares.

	Per Share	Total(4)
Offering price(1)	US$	US$
Underwriting discounts (2)	US$	US$
Proceeds to our company before expenses(3)	US$	US$

(1)	Initial public offering price per share is assumed as US$ per share.

(2)

We have agreed to pay the underwriter a discount equal to (i) 7% of the gross proceeds of the offering for investors introduced to us by the underwriter and (ii) 7% of the gross proceeds for investors sourced by the Company. This table assumes all investors are introduced to us by the underwriter. Additionally we have agreed to pay to the underwriter a discount equal to one percent (1)% of the gross proceeds of the offering as non-accountable expenses. We have agreed to issue to the underwriter, on the applicable closing date of this offering, warrants (the “Underwriters’ Warrants”) in an amount equal to 7% of the aggregate number of Ordinary Shares sold by us in this offering. For a description of other terms of the Underwriters’ Warrants and a description of the other compensation to be received by the underwriters, see “Underwriting.”

(3)	Excludes fees and expenses payable to the underwriters. The total amount of underwriters’ expenses related to this offering is set forth in the section entitled “Expenses Relating to This Offering”

(4)	Assumes that the underwriters do not exercise any portion of their over-allotment option.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option, exercisable one or more times in whole or in part, to purchase up to additional Ordinary Shares from us at the initial public offering price, less underwriting discounts, within 45 days from the closing of this offering to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts payable will be US$ , and the total proceeds to us, before expenses, will be US$ .

The underwriters expect to deliver the ordinary shares against payment as set forth under “Underwriting,” on or about , 2022.

The date of this prospectus is     , 2022

i

Neither we nor any of the underwriters have authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the underwriters take responsibility for, and provide no assurance about the reliability of, any information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the U.S. to permit a public offering of our securities or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the U.S. are required to inform themselves about and to observe any restrictions about this offering and the distribution of this prospectus applicable to those jurisdictions.

Conventions Which Apply to this Prospectus

Unless we indicate otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

Except where the context otherwise requires and for purposes of this prospectus only, “we”, “us”, “our company”, “Company”, “Group”, “our” and “Yi Po” refer to Yi Po International Holdings Limited and its Affiliated Entities.

●	Affiliated Entities” refers to our subsidiaries and our VIE;

●	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan region, Hong Kong, and Macau;

●	“HK$”, “HKD”, or “Hong Kong dollars” refers to the legal currency of Hong Kong;
●	“Jiangsu Easy Parking” refers to Jiangsu Easy Parking Intelligent Technology Co., Ltd., our VIE in the PRC;

●	“Ordinary Shares” refers to the Company’s ordinary shares, par value US$0.000156 per share;

●	“SEC” refers to the United States Securities and Exchange Commission;

●	“US$”, “USD”, “$”, or “U.S. dollars” refers to the legal currency of the United States;

●	“VIE” refers to Jiangsu Easy Parking, our variable interest entity;

●	“VIE Agreements” refers to a series of contractual arrangements, including the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and the Share Pledge Agreement between Yi Po WFOE and VIE;

●	“Yi Po Holdings” refers to Yi Po International Holdings Limited, a Cayman Islands exempted company;

●	“Yi Po HK” refers to Guangyan Hong Kong Group Co., Limited, a Hong Kong company and a wholly-owned subsidiary of Yi Po Holdings;

●	“Yi Po WFOE” refers to Nanjing Dingxu Xinhui Technology Co. Ltd., a wholly foreign-owned company organized under the laws of the PRC and a wholly-owned subsidiary of Yi Po HK;

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. All reference to “U.S. dollars”, “USD”, “US$” or “$” are to United States dollars. The relevant exchange rates are listed below:

	As of December 31,
	2020	2019

Period-end RMB: US$1 exchange rate	6,5249	6,9762
Period-end HKD: US$1 exchange rate	7.7530	7.7877
Period-average RMB: US$1 exchange rate	6.8976	6.8985
Period-average HKD: US$1 exchange rate	7.7562	7.8348

We plan to amend our Memorandum and Articles of Association in order to effect a 1-for-16 reverse stock split of our Ordinary Shares. Throughout this registration statement, each reference to a number of our Ordinary Shares excludes effect to the reverse split, unless otherwise indicated.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	introduction of new product and service offerings;

●	expected changes in our revenues, costs or expenditures;

●	our expectations regarding the demand for and market acceptance of our products and services;

●	expected growth of our customers, including consolidated account customers;

●	competition in our industry;

●	government policies and regulations relating to our industry; and

●	uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s products and services, and economic activity in general; and

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares.

Investors should note that Yi Po Holdings, our ultimate Cayman Islands holding company, does not directly own any substantive operations in the PRC and our businesses in the PRC described in this prospectus are operated through Jiangsu Easy Parking, our VIE in China.

Overview

Yi Po Holdings is a holding company that was incorporated under the laws of the Cayman Islands on March 19, 2020. As a holding company with no material operations of our own, we conduct our operations in China through our VIE. Yi Po Holdings, through its Affiliated Entities, provides intelligent parking management systems and intelligent parking lot gate products in the PRC.

We, through our VIE in China, entered into the intelligent parking industry in 2018. At present, we have installed our intelligent parking management system in approximately 42 parking lots   across 18 cities in China, including 6 parking lots self-operated by us.

Through our VIE in China, our intelligent parking management system is widely-used in the self-operated parking lots business and the cooperatively operated parking lots business, which is an electronic network system with automatic vehicle login, entrance and exit authentication, monitoring, and charging management functionalities. Through our VIE, we launched a national network parking platform that provides vehicle owners with diverse services such as parking space search, navigation guidance, touchless payment, membership discounts, and owner’s car search, to provide convenient parking experiences to vehicle owners. We also provide intelligent parking lot gate products, which combine our intelligent parking software system with electromechanical products (i.e. ordinary parking lot gate). Our vehicle access efficiency is manifested by the intelligent management system installed in the parking lot gate products, which save and store information such as records of vehicles’ entrance and exit, time of entrance and exit.

We have a broad marketing network in China, and have established cooperative relationships with 28 regional dealers who provide marketing and promotion services nationwide. The extensive dealer licensing channels reduce our overall operating costs. The dealers facilitate the cooperation between us and our partners to in the operation and management of parking lots and parking spaces. The dealers also promote and publicize our intelligent parking management system and our national network parking platform.

With the rapid development of urbanization in China and the improvement of resident awareness of safety precautions, the demand for intelligent parking management system products in commercial and residential buildings has increased. This translates into a huge market for the intelligent parking lots. Based on our grasp of the market and investment in the intelligent parking industry, we were awarded the honors of “China’s most influential brand in the intelligent parking industry in 2020” and “China’s most valuable intelligent parking platform for investment and cooperation in 2020”  by China Brand Influence Evaluation Committee, a well-recognized organization in China.

As we gradually deepen our understanding of different vertical industries such as the transportation industry, property management industry, and urban planning industry, our goal is to combine the digital and intelligent development needs of each vertical industry to develop and provide more comprehensive intelligent parking solutions. We believe that our intelligent parking management system will enhance the sustainability of our business. Through our VIE, we also plan to collaborate with the merchants on our national network parking platform, which may lead to more business cooperation opportunities.

Our revenues consist of (i) dealer licensing fee; (ii) parking space rental fee; and (iii) advertising revenue. Our net revenues were $2,795,500 For the six months ended June 30, 2021 as compared to $1,619,245 for the same period in 2020, an increase of $1,176,255, or 72.64%. Our net revenues were $2,786,853 for the years ended December 31, 2020 as compared to $92,428 for the same period in 2019, an increase of $2,694,425, or 2915.16%.

Our net income increased by $353,532 or 67.10%, to $526,907 for the six months ended June 30, 2021, from $880,438 for the six months ended June 30, 2020. Our net income increased by $432,904 or 914.73%, to $480,230 for the year ended December 31, 2020, from $47,326 for the year ended December 31, 2019.

Impact of COVID-19

The ongoing outbreak of a novel strain of coronavirus (“COVID-19”) has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities globally for the past year. In March 2020, the World Health Organization declared COVID-19 as a pandemic. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of our business operations and our workforce are concentrated in China, we believe there is a risk that our business, results of operations, and financial condition will be adversely affected. Potential impact to our results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of COVID-19 and the actions taken by government authorities and other entities to contain COVID-19 or mitigate its impact, almost all of which are beyond our control.

The impact of COVID-19 on our business, financial conditions and operating results includes, but is not limited to the following:

●	According to the requirements of relevant Chinese regulatory authorities, from the end of January 2020 to March 2020, our employees and dealers were temporarily prohibited from going out in accordance with Nanjing local government policies. Our business reopened in April 2020.

●	In the first half of 2020, we suspended all on-site marketing and advertising activities. We transferred these activities online during the pandemic. As of June 2020, we have resumed on-site marketing and advertising activities.

●	Our business performance was negatively affected in the first half of 2020. However, due to the effective control of the pandemic in China in the second half of 2020, business performance has rebounded. In addition, we have also received interest from investors who are interested in the smart parking industry and want to join us as dealers.

Because of the uncertainty surrounding the COVID-19 outbreak, business disruption and its related financial impact related to the outbreak of and response to COVID-19 cannot be reasonably estimated at this time. We believe that our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for the next 12 months. We may, however, need additional capital in the future to fund our continuing operations. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. In addition, the COVID-19 outbreak was declared to be a pandemic by the World Health Organization on March 10, 2020. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate it are expected to continue to have an adverse impact on our planned operations. Such events could result in the complete or partial closure of our offices which could impact our operations. In addition, it could impact economies and financial markets, resulting in an economic downturn that could impact our ability to raise capital or slow down potential business opportunities. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

●

Integrated national network parking platform: With an integrated national network parking platform and through the coordination and combination of different functional systems, we provide a city-level intelligent parking full-process services, in which the information of parking lot management, operation, maintenance, and charging is transmitted digitally and electronically through the national network parking platform. It can quickly meet the increasingly diversified, complex and personalized needs of customers with lower operating costs in the market competition.

●	Convenient payment services: If the vehicle owner uses the parking lot, the owner can pay the parking fee by scanning the QR code of the parking lot or through our national network parking platform. Our system is quickly connected to mobile payment options, including WeChat, Alipay, UnionPay, and ETC.

●	Marketing network advantages: Our dealers in 28 cities have established cooperative relationships with us and are responsible for providing nationwide marketing and promotion services. The dealers provide promotion and publicity, facilitate us and potential partners, i.e. parking lots’ owners, to reach cooperation in the operation of parking lots through installing our intelligent parking management system and parking lot gates and using our national network parking platform.

Our Growth Strategies

Our business model and competitive strengths provide us with multiple avenues for growth. We intend to execute the following key strategies:

●

We actively participate in the digitalization and intellectualization of parking lot management and focus on the development of intelligent parking solutions: We believe that our ability to provide one-stop parking solutions for vehicle owners enables us to take full advantage of the opportunities from the digital industrialization of the parking lot management. Intelligent parking solutions are expected to become our core business and play an increasingly important role in our business. We plan to extend the application of our intelligent parking solutions to more industries and sectors, including intelligent cities and intelligent communities.

●	We develop online technology platforms and marketing channels: We continue to improve and optimize our national network parking platform, which provides vehicle owners with functions such as parking space search, navigation guidance, touchless payment, membership discounts, and owner’s car search. Such parking platform strives to meet the diverse needs of vehicle owners and provides them with digital parking information and convenient parking experiences.

●	We reduce the overall operation costs: Considering the intense competition in the intelligent parking industry and the COVID-19 outbreak, we intend to reduce our overall costs through dealer licensing to strengthen our short-term cash flow. The dealers facilitate us and potential partners to achieve operation and management cooperation of parking lot and parking space, and promote and publicize our intelligent parking management system and our national network parking platform.

Corporate Structure

The following diagram illustrates the corporate structure of Yi Po International Holdings Limited and its Affiliated Entities as of the date of this prospectus:

Our Subsidiaries and Business Functions

Yi Po Holdings is a Cayman Islands exempted company incorporated on March 19, 2020. We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operations of our own, we conduct our business in China through our Affiliated Entities. The consolidation of our Company and our Affiliated Entities has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. As a result of our indirect ownership in the WFOE and the VIE Agreements, we are regarded as the primary beneficiary of our VIE for accounting purposes. We have consolidated the financial results of the VIE in our consolidated financial statements in accordance with U.S. GAAP. The VIE structure provides contractual exposure to foreign investment in Chinese-based companies where Chinese law prohibits direct foreign investment in the operating companies and investors directly holding equity interests in the Chinese operating entities. However, as of the date of this prospectus, the VIE agreements have not been tested in a court of law.

Yi Po HK was incorporated on April 28, 2020 under the law of Hong Kong SAR. Yi Po HK is our wholly-owned subsidiary and is currently not engaging in any active business and merely acting as a holding company.

Yi Po WFOE was incorporated on March 16, 2021 under the laws of the People’s Republic of China. It is a wholly-owned subsidiary of Yi Po HK and a wholly foreign-owned entity under the PRC laws. Yi Po WFOE had entered into VIE Agreements with Jiangsu Easy Parking and its shareholders.

Jiangsu Easy Parking was incorporated on August 22, 2018 under the laws of the People’s Republic of China. Its registered business scope includes intelligent technology, smart parking technology research and development, computer software development, technical services and consulting, parking lot management service, etc. Jiangsu Easy Parking is our operating company.

Contractual Arrangements between Yi Po WFOE and Jiangsu Easy Parking

Due to PRC legal restrictions on foreign ownership, neither we nor our subsidiaries own any direct equity interest in Jiangsu Easy Parking. Instead, we control and receive the economic benefits of Jiangsu Easy Parking’s business operation through a series of contractual arrangements. Yi Po WFOE, Jiangsu Easy Parking and Jiangsu Easy Parking Shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on August 24, 2021. Weiming Jin and Xin Jin are the shareholders of Jiangsu Easy Parking, our VIE. Weiming Jin owns 51% of the shares and Xin Jin owns 49% of the shares.

The VIE agreements are designed to provide Yi Po WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Jiangsu Easy Parking, including absolute control rights and the rights to the assets, property and revenue of Jiangsu Easy Parking. If Jiangsu Easy Parking or the Jiangsu Easy Parking Shareholders fail to perform their respective obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements that give us effective control over Jiangsu Easy Parking. Furthermore, if we are unable to maintain effective control, we would not be able to continue to consolidate the financial results of our variable interest entity in our financial statements.

Each of the VIE Agreements is described in detail below:

Exclusive Option Agreement

Under the Exclusive Option Agreement, the Jiangsu Easy Parking Shareholders irrevocably granted Yi Po WFOE (or its designee) an exclusive right to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, a portion or whole of the equity interests or assets in Jiangsu Easy Parking held by the Jiangsu Easy Parking Shareholders. The purchase price is RMB 10 and subject to any appraisal or restrictions required by applicable PRC laws and regulations.

The agreement takes effect upon parties signing the agreement, and remains effective for 10 years, extendable upon Yi Po WFOE or its designee’s discretion.

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Jiangsu Easy Parking and Yi Po WFOE, Yi Po WFOE provides Jiangsu Easy Parking with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, business management and information. For services rendered to Jiangsu Easy Parking by Yi Po WFOE under this agreement, Yi Po WFOE is entitled to collect a service fee that shall be calculated based upon service hours and multiple hourly rates provided by Yi Po WFOE. The service fee should be approximately equal to Jiangsu Easy Parking’s net profit.

The Exclusive Business Cooperation Agreement shall remain in effect for ten years unless earlier terminated upon written confirmation from both Yi Po WFOE and Jiangsu Easy Parking before expiration. Otherwise, this agreement can only be extended by Yi Po WFOE and Jiangsu Easy Parking does not have the right to terminate the agreement unilaterally.

Share Pledge Agreement

Under the Share Pledge Agreement between Yi Po WFOE and certain shareholders of Jiangsu Easy Parking together holding 100% of the equity interests, of Jiangsu Easy Parking (“Jiangsu Easy Parking Shareholders”), the Jiangsu Easy Parking Shareholders pledged all of their equity interests in Jiangsu Easy Parking to Yi Po WFOE to guarantee the performance of Jiangsu Easy Parking’s obligations under the Exclusive Business Cooperation Agreement. Under the terms of the Share Pledge Agreement, in the event that Jiangsu Easy Parking breaches its contractual obligations under the Exclusive Business Cooperation Agreement, Yi Po WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to dispose of dividends generated by the pledged equity interests. The Jiangsu Easy Parking Shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, Yi Po WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The Jiangsu Easy Parking Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice Yi Po WFOE’s interest.

The Share Pledge Agreement shall be effective until the full payment of the service fees under the Business Cooperation Agreement has been made and upon termination of Jiangsu Easy Parking’s obligations under the Business Cooperation Agreement.

The purposes of the Share Pledge Agreement are to (1) guarantee the performance of Jiangsu Easy Parking’s obligations under the Exclusive Business Cooperation Agreement, (2) ensure the Jiangsu Easy Parking Shareholders do not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice Yi Po WFOE’s interests without Yi Po WFOE’s prior written consent and (3) provide Yi Po WFOE control over Jiangsu Easy Parking.

Although we took every precaution available to effectively enforce the contractual and corporate relationship above, these contractual arrangements may still be less effective than direct ownership and that the Company may incur substantial costs to enforce the terms of the arrangements. For example, our VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of our VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current VIE Agreements, we rely on the performance by our VIE and Jiangsu Easy Parking Shareholders   of their obligations under the contracts to exercise control over our VIE. Jiangsu Easy Parking Shareholders may not act in the best interests of our company or may not perform their obligations under these contracts. In addition, failure of our VIE shareholders to perform certain obligations could compel the Company to rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our VIE and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. For a detailed description of the certainties of the VIE arrangements, see “Risk Factors – Risks Relating to Our Corporate Structure.”

Transfers of Cash to and from Our VIE

Yi Po Holdings is a holding company with no operations of its own. We conduct our operations in China primarily through our subsidiaries established in the PRC and our VIE. We may rely on dividends to be paid by our VIE to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If our PRC VIE incur debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Yi Po Holdings is permitted under the laws of Cayman Islands to provide funding to our subsidiaries in Hong Kong and PRC through loans or capital contributions without restrictions on the amount of the funds, subject to satisfaction of applicable government registration, approval and filing requirements. Yi Po HK is also permitted under the laws of Hong Kong to provide funding to Yi Po Holdings through dividend distribution without restrictions on the amount of the funds.

As of the date of this prospectus, there has been no distribution of dividends or assets between our Company and our subsidiary, and the VIE has not distributed any earnings or settled any amounts owed under the VIE Agreements.   If the Company, our subsidiaries and the our VIE plan to transfer cash in the future, we expect such transfer to be through cash deposit or wire transfer.

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Subject to the Companies Act (As Revised) of Cayman Islands, which we refer to as the “Companies Act” below, and our memorandum and articles of association, as amended and restated from time to time, our board of directors has discretion as to whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. The laws and regulations of the PRC do not currently have any material impact on transfer of cash from Yi Po Holdings to Yi PO HK or from Yi Po HK to Yi Po Holdings. There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong or across borders and to U.S investors.

Current PRC regulations permit Yi Po WFOE to pay dividends to Yi Po HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, Yi Po WFOE is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Yi Po WFOE is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if Yi Po WFOE incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from Jiangsu Easy Parking to Yi Po WFOE, pursuant to VIE Agreements between them, and the distribution of such payments to Yi Po HK as dividends from Yi Po WFOE. Certain payments from Jiangsu Easy Parking to Yi Po WFOE are subject to PRC taxes, including business taxes and VAT. As of the date of this prospectus, our PRC subsidiary   has not made any transfers or distributions.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Yi Po HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Yi Po HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to Yi Po HK. See “Risk Factors – Risks Relating to Our Corporate Structure – We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Ordinary Shares.” “Risk Factors – Risks Relating to Doing Business in China – We are a holding company and we rely on our subsidiaries for funding dividend payments, which are subject to restrictions under PRC laws.”

Regulatory Permissions

Our PRC subsidiaries currently have obtained all material permissions and approvals required for our operations in compliance with the relevant PRC laws and regulations in the PRC, including the business license. The business license is a permit issued by Market Supervision and Administration that allows the company to conduct specific business within the government’s geographical jurisdiction. Our VIE in China does not need specific licenses for our parking lot management business. However, applicable laws and regulations may be tightened, and new laws or regulations may be introduced to impose additional government approval, license and permit requirements. If we inadvertently conclude that such approval is not required, fail to obtain and maintain such approvals, licenses or permits required for our business or respond to changes in the regulatory environment, we could be subject to liabilities, penalties and operational disruption, which may materially and adversely affect our business, operating results, financial condition and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

As of the date of this prospectus, none of our Company, subsidiaries or VIE has applied for, received or been denied approval from any Chinese authorities to list on the Nasdaq Stock Market, nor has our Company, our subsidiaries or VIE received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the China Securities Regulatory Commission, or the CSRC, or any other PRC governmental authorities. We believe that we, our subsidiaries and VIE are not required to obtain permission from Chinese authorities to issue these securities to foreign investors based on the PRC laws, regulations and rules currently in effect. However, if we are subsequently advised by any Chinese authorities that permission for this offering and/or listing on the Nasdaq Stock Market was required, we may not be able to obtain such permission in a timely manner, if at all. If this risk occurs, our ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and be worthless.

On August 8, 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the Chinese laws and regulations in effect at the time of this prospectus, we will not be required to submit an application to the CSRC for its approval of this offering and the listing and trading of our Ordinary Shares on the Nasdaq under the M&A Rules. However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented, and the opinions of our PRC counsel summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant Chinese government agencies, including the CSRC, would reach the same conclusion.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, which were made available to the public on July 6, 2021. The Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-based overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. It is still uncertain how PRC governmental authorities will regulate overseas listing in general and whether we are required to obtain any specific regulatory approvals. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”)on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (” Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. Therefore, the proposed offering would be deemed an Indirect Overseas Issuance and Listing under the Draft Overseas Listing Regulations. As such, the Company would be required to complete the filing procedures of and submit the relevant information to CSRC after the Draft Overseas Listing Regulations become effective.

On December 28, 2021, the Cyberspace Administration of China jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which will take effect on February 15, 2022 and replace the former Measures for Cybersecurity Review (2020). Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operator (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country. Since we are not an Operator, nor do we control more than one million users’ personal information, we would not be required to apply for a cybersecurity review under the Measures for Cybersecurity Review (2021).

Our PRC counsel has advised us that neither the holding company, our subsidiaries nor our VIE are currently required to obtain approval from Chinese authorities, including the CSRC, or the CAC, to list on U.S exchanges or issue securities to foreign investors, given that: (i) our PRC subsidiary was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners; (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules.

However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and the opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel does, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, restrict or prohibit the payments or remittance of dividends by our PRC subsidiaries, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of the shares. It is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded.

The PRC government may intervene or influence our operations at any time, which could result in a material change in our operations. For example, the PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding any industry that could adversely affect the business, financial condition and results of operations of our company. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As confirmed by our PRC counsel, we currently are not subject to cybersecurity review with the CAC, to conduct business operations in China, given that: (i) we do not possess a large amount of personal information in our business operations; and (ii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. In addition, as confirmed by our PRC counsel, we are not subject to merger control review by China’s anti-monopoly enforcement agency due to the level of our revenues which provided from us and audited by our auditor WWC, P.C., and the fact that we currently do not expect to propose or implement any acquisition of control of, or decisive influence over, any company with revenues within China of more than RMB 400 million.

Although we are currently not required to obtain permission from any of the PRC governmental agencies to obtain such permission and has not received any denial to list on the U.S. exchange or conduct our daily business operation, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list our securities on an U.S. or other foreign exchange. For more detailed information, see “Risk Factors – Risks Relating to Doing Business in China – The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.” and “We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers.”

Risk Factors Summary

Investing in our Ordinary Shares involves a high degree of risk. Below is a summary of material factors that make an investment in our Ordinary Shares speculative or risky. Importantly, this summary does not address all of the risks that we face. Please refer to the information contained in and incorporated by reference under the heading “Risk Factors” of this prospectus for additional discussion of the risks summarized in this risk factor summary as well as other risks that we face. These risks include, but are not limited to, the following:

Risks Relating to Our Business and Industry

Risks and uncertainties relating to our business and industry, beginning on page 8 of this prospectus, include but not limited to the following:

●	We have a limited operating history in a competitive and rapidly evolving industry; it may be difficult to evaluate our prospects, and we may not be able to effectively manage our growth.

●	If the market for our products develop more slowly than we expect, our operating results would be adversely affected.

●	If we are not able to continue to innovate or if we fail to adapt to changes in our industry, our business, financial condition and results of operations would be materially and adversely affected.

●	Our results of operations may be affected by the number of vehicle ownership in China.

●	Our licensing agreements obligate us to make future commissions to the dealers, and if we do not have the funds necessary to make such payments, our business and operations may be affected.

●	Our business is substantially dependent on our collaboration with our major suppliers. Changes or difficulties in our relationships with our suppliers may harm our business and financial results.

●	Our business is dependent on certain major customers and changes or difficulties in our relationships with our major customers may harm our business and financial results.

●	If we fail to protect our intellectual property rights, it could harm our business and competitive position.

●	If we fail to promote and maintain our brand in an effective and cost-efficient way, our business and results of operations may be harmed.

Risks Relating to Our Corporate Structure

Risks and uncertainties relating to our corporate structure, beginning on page 9 of this prospectus, include but not limited to the following:

●	We are a holding company with no material operations of our own, we conduct a substantial majority of our operations through our subsidiaries established and the VIE in the PRC. We do not have direct ownership of our VIE. We control and receive the economic benefits of our VIE’s business operations through certain contractual arrangements. Our Ordinary Shares offered in this offering are shares of our offshore holding company instead of shares of our VIE in China.

●	If the PRC government deems that the VIE Agreements in relation to our VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we may have difficulty in enforcing any rights we may have under the VIE Agreements in PRC, we could be subject to severe penalties or be forced to relinquish our interests in those operations, and our Ordinary Shares may decline in value dramatically or even become worthless.

●	Any failure by our consolidated variable interest entity, or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business and our Ordinary Shares may decline in value dramatically or even become worthless.

●	Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.

●	Contractual arrangements in relation to our variable interest entity may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC variable interest entity owe additional taxes, which could negatively affect our results of operations and the value of your investment.

Risks Relating to Doing Business in the PRC

Risks and uncertainties relating to doing business in PRC, beginning on page 9 of this prospectus, include but not limited to the following:

●	Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could adversely affect us and limit the legal protections available to you and us.

●	The PRC government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which could result in a material change in our operations and the value of our Ordinary Shares.

●	Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in the prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

●	Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on our business and operations.

●	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our VIE or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange and the value of our Ordinary Shares may significantly decline or become worthless, which would materially affect the interest of the investors.

●	Recent joint statements by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

●	We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers.

●	The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

●	The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

Risks Relating to this Offering

Risks and uncertainties relating to this offering, beginning on page 10 of this prospectus, include but not limited to the following:

●	The trading price may be volatile, and you may incur losses.

●	You may experience immediate and substantial dilution in the net tangible book value of shares of common stock purchased.

●	You may not be able to receive dividends for the foreseeable future.

Holding Foreign Company Accountable Act

U.S. laws and regulations, including the Holding Foreign Companies Accountable Act, or HFCAA, may restrict or eliminate our ability to complete a business combination with certain companies, particularly those acquisition candidates with substantial operations in China.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. In June 2021, the Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if signed into law, would reduce the time period for the delisting of foreign companies under the HFCAA to two consecutive years instead of three years. If our auditor cannot be inspected by the Public Company Accounting Oversight Board, or the PCAOB, for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

As of the date of the prospectus, WWC, P.C., our auditor, is not subject to the determinations as to inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021. It is based in San Mateo, California and has been inspected by the PCAOB on a regular basis, with the last inspection in 2020, and therefore not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our ordinary shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our ordinary shares and trading in our ordinary shares could be prohibited. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the period of time for foreign companies to comply with PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.

However, these recent developments would add uncertainties to our offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Related to Doing Business in China – The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 37.

Implications of Being an “Emerging Growth Company”

As a company with less than US$1.07 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A”;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Implications of Being a Controlled Company

Controlled companies are exempt from the majority of independent director requirements. Controlled companies are subject to an exemption from Nasdaq standards requiring that the board of a listed company consist of a majority of independent directors within one year of the listing date.

Public Companies that qualify as a “Controlled Company” with securities listed on the Nasdaq Stock Market (Nasdaq), must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards.  Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon the completion of this offering, our Controlling Shareholder will beneficially own of our total issued and outstanding Ordinary Shares, representing % of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or of our total issued and outstanding Ordinary Shares, representing % of the total voting power, assuming that the over-allotment option is exercised in full. As a result, we will be a “controlled company” as defined under Nasdaq Listing Rule 5615(c) because our Controlling Shareholder will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering.

Corporate Information

Our principal executive offices are located at 320~324, Building C4, No. 5 Jinxiu Street, Yuhuatai District, Nanjing City, Jiangsu Province, People’s Republic of China. Our telephone number at this address is +86-4008280910. Our registered office in the Cayman Islands is located at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor New York, NY 10168. Investors should contact us for any inquiries through the address and telephone number of our principal executive offices.

THE OFFERING

Below is a summary of the terms of the offering:

Issuer	Yi Po International Holdings Limited

Securities offered by us	Ordinary Shares, par value US$0.000156 per share.

Offering price	We currently estimate that the initial public offering price will be per Ordinary Share.

Ordinary Shares outstanding prior to the offering	320,000,000 Ordinary Shares.

Over-allotment option	We have granted the underwriter an option for a period of 45 days to purchase up to additional Ordinary Shares, if any.

Ordinary Shares to be outstanding after this offering	shares (or shares if the underwriters exercise their option to purchase additional Ordinary Shares in full).

Representative’s Warrants

Warrants to purchase    of our Ordinary Shares (or     Ordinary Shares if the Representative exercises its option to purchase such additional Warrants in full). The warrants will be exercised at any time, and from time to time, in whole or in part, commencing from the closing of the offering and expiring five (5) years from the effectiveness of the offering. The warrants are exercisable at a per share price of the offering price of the Ordinary Shares offered hereby. The warrants shall not be callable or cancellable.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately US$ or approximately US$ if the underwriters exercise their over-allotment option to purchase additional Ordinary Shares in full, assuming an offering price of US$ per share, after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering primarily for general corporate purposes, including working capital. See “Use of Proceeds” for additional information.

Proposed Nasdaq Trading Symbol and Listing

We plan to apply to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “YBZN.” This offering is contingent upon us listing our Ordinary Shares on Nasdaq Capital Market or another national exchange. No assurance can be given that such listing will be approved or that a liquid trading market will develop for our Ordinary Shares.

Lock-up

Our directors, executive officers, and shareholder who own 5% or more of the outstanding Ordinary Shares have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Ordinary Shares or securities convertible into Ordinary Shares for a period of 6 months  commencing on the date of this prospectus. The Company is also prohibited from conducting offerings during this period and from re-pricing or changing the terms of existing options and warrants. See “Underwriting” for additional information.

Transfer Agent

Risk factors	See “Risk Factors” for a discussion of risks you should carefully consider before investing in our Ordinary Shares.

Unless we specifically state otherwise, the information in this prospectus assumes no exercise by the underwriters of the over-allotment option.

SUMMARY OF FINANCIAL POSITION AND CASH FLOWS OF YI PO INTERNATIONAL HOLDINGS LIMITED, SUBSIDIARIES, AND THE VIE

The consolidated financial statements included in this prospectus reflect financial position and cash flows of the registrant, Cayman Islands incorporated parent company, Yi Po International Holdings Limited, together with those of its subsidiaries, on a consolidated basis. The tables below are condensed consolidating schedules summarizing separately the financial position and cash flows of the registrant, Cayman Islands incorporated parent company, Yi Po International Holdings Limited (“Parent Company” in the tables below), and its subsidiaries (“Non-VIE subsidiaries” in the tables below), together with eliminating adjustments:

Consolidated Statements of Operations Information

	For the six months ended June 30, 2021
	Parent	Non-VIE subsidiaries	VIE	Elimination	Consolidated
Revenues	$—	$—	$2,795,500	$—	$2,795,500
Share of loss from non- VIE subsidiaries	$—	$—	$—	$—	$—
Share of loss from VIEs	$—	$—	$—	$—	$—
Net Income	$—	$—	$880,438	$—	$880,438
Comprehensive income	$—	$—	$891,662	$—	$891,662

	For the six months ended June 30, 2020
	Parent	Non-VIE subsidiaries	VIE	Elimination	Consolidated
Revenues	$—	$—	$1,619,245	$—	$1,619,245
Share of loss from non-VIE subsidiaries	$—	—	$—	$—	$—
Share of loss from VIEs	$—	—	$—	$—	$—
Net Income	$—	—	$702,543	$—	$702,543
Comprehensive income	$—	$—	$698,658	$—	$698,658

Consolidated Balance Sheets Information

		As of June 30, 2021
	Parent	Non-VIE subsidiaries	VIE	Elimination		Consolidated
Current assets	$—	$—	$10,676,367		$—	$10,676,367
Investments in non-VIE subsidiaries	$—	$—	$—		$—	$—
Equity in VIEs through VIE agreements	$—	$—	$—		$—	$—
Non-current assets	$—	$—	$3,009,742		$—	$3,009,742
Total liabilities	$—	$—	$11,636,154		$—	$11,636,154
Shareholders’ equity	$-	$—	$1,755,860	$	(-)	$1,755,860

	As of December 31, 2020
	Parent	Non-VIE subsidiaries	VIE	Elimination	Consolidated
Current assets	$—	$—	$6,946,935	$—	$6,946,935
Investments in non-VIE subsidiaries	$—	$—	$—	$—	$—
Equity in VIEs through VIE agreements	$—	$—	$—	$—	$—
Non-current assets	$—	$—	$3,780,078	$—	$3,780,078
Total liabilities	$—	$—	$9,862,815	$—	$9,862,815
Shareholders’ equity	$-	$—	$864,198	$—	$864,198

Consolidated Cash Flows Information

	For the six months ended June 30, 2021
	Parent	Non-VIE subsidiaries	VIE	Elimination	Consolidated
Net cash provided by operating activities	$—	$—	$2,876,950	$—	$2,876,950
Net cash used in investing activities	$—	$—	$(10,537)	—	$(10,537)
Net cash used in financing activities	$—	$—	$69,612	$—	$69,612

	For the six months ended June 30, 2020
	Parent	Non-VIE subsidiaries	VIE	Elimination	Consolidated
Net cash used in operating activities	$—	$—	$764,060	$—	$764,060
Net cash used in investing activities	$—	$—	$(124,924)	$—	$(124,924)
Net cash provided by financing activities	$—	$—	$(25,330)	$—	$(25,330)

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment.

Risks Relating to Our Business and Industry

We have a limited operating history in a competitive and rapidly evolving industry; it may be difficult to evaluate our prospects, and we may not be able to effectively manage our growth.

Founded in August 2018, we have a limited operating history in the intellectual parking industry, which is competitive and rapidly evolving. We may have limited insight into trends that may develop and affect our business, and we may make errors in predicting and reacting to industry trends and evolving needs of our customers.

100% and 97% of our revenues are derived from the dealer licensing fee during the fiscal year ended December 31, 2020 and 2019, respectively.

Our historical results and growth may not be indicative of our future performance, and we may fail to continue our growth or maintain our historical growth rates. If our products and services   such as intellectual parking system does not develop as we expect, or if we fail to continue to address the needs of our users, our business and financial conditions may be materially adversely affected.

In addition, we may not be able to effectively manage our growth. Our business expansion may increase the complexity of our operations and place a significant strain on our managerial, operational, financial and human resources. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are not able to manage our growth effectively, our business and prospects may be materially and adversely affected.

If the market for our products develop more slowly than we expect, our operating results would be adversely affected.

Our success will depend to a substantial extent on the widespread adoption of intelligent parking system in general, but we cannot be certain that the trend of adoption of intellectual parking system will continue in the future. It is difficult to predict customer adoption rates and demand for our products, the future growth rate and size of intellectual parking system market. If our products do not continue to achieve market acceptance, or there is a reduction in demand caused by a lack of customer acceptance, technological challenges, weakening economic conditions, data security or privacy concerns, governmental regulation, competing technologies and solutions or decreases in information technology spending, it would result in decreased revenues and our business would be adversely affected.

If we are not able to continue to innovate or if we fail to adapt to changes in our industry, our business, financial condition and results of operations would be materially and adversely affected.

The increasing development of high-tech products in the intelligent parking system industry echoes the ever-changing customers’ demands.    Similarly, our competitors are also constantly innovating to enhance user experience. We continue to invest significant resources in developing and enhancing our existing products as well as to introduce new services that will attract more participants to our services. The changes and developments taking place in our industry may also require us to re-evaluate our business model and adopt significant changes to our long-term strategies and business plan. Our failure to innovate and adapt to these changes would have a material adverse effect on our business, financial condition, and results of operations.

Our results of operations may be affected by the number of vehicle ownership in China.

The important function of our intelligent parking system, national network parking platform, and parking lot gates products is to control and manage the flow of vehicles. Only when the vehicle ownership in a town or a specific area reaches a certain level and in order to control and manage vehicles or traffic flow, the market will have demand for our products and services. With the increasing number of cars in the market, the demand for our products has also increased. If Chinese government’s policy on development of the automobile industry or encouragement of household vehicle ownership changes, it will affect the number of cars, especially the increase or decrease in the number of private cars, which will affect the market’s demand for our products and/or services.

We may require substantial additional funding in the future. There is no assurance that additional financing will be available to us.

We have been dependent upon proceeds received from shareholders’ equity contributions to meet our capital requirements in the past. We cannot assure you that we will be able to obtain capital in the future to meet our capital requirements to maintain operations and improve financial performance. If we were unable to meet our future funding requirements for working capital and for general business purposes, we could experience operating losses and limit our marketing efforts as well as decrease or eliminate capital expenditures. If so, our operating results, our business results and our financial position would be adversely affected. If adequate additional financing is not available on reasonable terms, we may not be able to undertake our expansion plan or purchase additional equipment for our operations, and we would have to modify our business plans accordingly.

Our licensing agreements obligate us to make future commissions to the dealers, and if we do not have the funds necessary to make such payments, our business and operations may be affected.

Through our VIE in China, we signed separate dealer licensing agreements with each dealer. The term of a dealer licensing agreement is usually 3 years. The agreement will be renewed automatically unless either party gives written notice to the other party prior to the expiration of the current agreement. We received income based on these agreements, and in return, the dealer will receive commissions from us. The commissions for the dealer are calculated based on 20% of the five-year net income of all referred parking lot projects in the dealer’s exclusive region, payable on a yearly basis. We will first pay the commissions to our dealers in April 2022. We are obligated to pay such commissions to dealers under the dealer licensing agreements and these future obligations may add risks to our business and operations. There can be no assurance that we will have the funds necessary to make such payments, or be able to raise such funds when needed. If we are unable to raise additional funds or maintain sufficient liquidity to make our payment obligations if and when they become due, we may be in material breach of our dealers licensing agreements and our counterparties may seek legal action or remedies against us, which would harm our business, financial condition, results of operations and prospects. As of the date of this prospectus, the amount of commissions we are obligated to pay based on the income received is 0.

Our business is substantially dependent on our collaboration with our major suppliers. Changes or difficulties in our relationships with our suppliers may harm our business and financial results.

Our business is substantially dependent on our collaboration with our major suppliers. We consider major suppliers in each period to be those suppliers that accounted for more than 10% of overall purchases in such period. For the year ended December 31, 2020, Jiangsu Easy Parking had one major supplier whose purchases represented approximately 25% of the Company’s total purchases. For the year ended December 31, 2019, Jiangsu Easy Parking had one major supplier whose purchases represented approximately 100% of the Company’s total purchases. As of December 31, 2020, the supplier accounted for 20% of the Company’s accounts payable. As of December 31, 2019, the supplier accounted for 100% of the Company’s accounts payable. For the six months ended June 30, 2021, Jiangsu Easy Parking had one supplier accounted for over 10% of the Company’s accounts payable. For the six months ended June 30, 2020, Jiangsu Easy Parking had no supplier accounted for over 10% of the Company’s accounts payable.

Our suppliers may fail to meet their contractual obligations, which may adversely affect our business. Jiangsu Easy Parking generally enters into cooperation agreements with them without imposing any contractual obligations requiring them to maintain their relationships with us. Accordingly, there is no assurance that Jiangsu Easy Parking can maintain stable and long-term business relationships with any supplier. Failure to maintain existing relationships with the suppliers or to establish new relationships in the future could negatively affect the Company’s ability to obtain goods sold to customers in a price advantage and timely manner. If the Company is unable to obtain ample supply of goods from existing suppliers or alternative sources of supply, the Company may be unable to satisfy the orders from its customers, which could materially and adversely affect our business, results of operations and financial condition.

Our business is dependent on certain major customers and changes or difficulties in our relationships with our major customers may harm our business and financial results.

Jiangsu Easy Parking had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows: For the year ended December 31, 2020, one customer accounted for 46% of the Company’s revenues. For the year ended December 31, 2019, one customer accounted for 97% of the Company’s revenues. As of December 31, 2020, no customer accounted for more than 10% of the Company’s accounts receivable. As of December 31, 2019, one customer accounted for 100% of the Company’s accounts receivable.

For the six months ended June 30, 2021, Jiangsu Easy Parking had two customers each accounted for 60% and 15% of the Company’s revenues, respectively. For the six months ended June 30, 2020, Jiangsu Easy Parking had no customer accounted for more than 10% of the Company’s revenues. For the six months ended June 30, 2021, Jiangsu Easy Parking had 1 customer, Changzhou Railway Station Parking Lot, which accounted for 60% of the Company’s accounts receivable. For the six months ended June 30, 2020, we had 3 customers, Nanjing Anhuai East Road parking lot, Changzhou Guanghua Road parking lot, and Changsha hunan parking lot, each accounting for 29%, 30%, 39%, of the Company’s accounts receivable, respectively. If Jiangsu Easy Parking cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could have an adverse effect on our business, financial condition and results of operations.

Rapid expansion could significantly strain our resources, management and operational infrastructure, which could impair our ability to meet increased demand for our products and hurt our business results.

To accommodate our anticipated growth, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking system. Such measures will require us to dedicate additional financial resources and personnel to optimize our operational infrastructure and to recruit more personnel to train and manage our growing employee base. If we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products and/or services, which will impair our revenue growth and hurt our overall financial performance.

We cannot assure you that our growth strategy will be successful, which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

Our growth strategies may encounter many obstacles, including, but not limited to, increased competition from similar businesses, unexpected costs, and costs associated with marketing efforts and government regulation. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products and/or services in any additional markets. Our inability to implement this internal growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

Our business depends on the continued efforts of our senior management. If one or more of our key executives is/are unable or unwilling to continue in his/ their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives is/are unable or unwilling to continue in his/their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel.

Our directors, management and shareholders have been and may from time to time be subject to negative publicity or claims, controversies, lawsuits, other legal and administrative proceedings and fines, which could have a material adverse effect on our business, results of operations, financial condition and reputation.

Our directors, management and shareholders have been and may from time to time be subject to litigation, regulatory investigations, proceedings and/or negative publicity or otherwise face potential liability and expense in relation to commercial, securities or other matters.

Moreover, we cannot guarantee that additional enforcement measures relating to or arising out of lawsuits would not be threatened or brought against us, other shareholders, directors and officers in the future. We do not have control or have limited control over the actions of these parties, and any misbehavior or misconduct by these parties could bring us negative publicity, which would harm our brand and reputation. In addition, the claims and lawsuits may require us to incur additional resources, which could in turn harm our business.

If we fail to protect our intellectual property rights, it could harm our business and competitive position.

Our intellectual property rights are important to our business. As of the date of this prospectus, we have 16 registered software copyrights in China.

We enter into confidentiality agreements with some of our employees and consultants, and control access to and distribution of our documentation and other licensed information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, or to develop similar technology independently. Since the Chinese legal system in general, and the intellectual property regime in particular, is relatively weak, it is often difficult to enforce intellectual property rights in China. In addition, confidentiality agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China or elsewhere. In addition, policing any unauthorized use of our intellectual property is difficult, time-consuming and costly and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

If we fail to promote and maintain our brand in an effective and cost-efficient way, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing clients. Successful promotion of our brand and our ability to attract clients depend largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our products. Currently, we promote our brand through word of mouth, dealers, and internet promotions. It is likely that our future marketing efforts will require us to incur significant additional expenses to include print media and video advertising. These efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote and maintain our brand while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

We have been and may continue to be subject to complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings from time to time. If the outcome of these complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings is adverse to us, it could have a material adverse effect on our business, results of operations, financial condition, liquidity, cash flows and reputation.

We have been and may from time to time continue to be subject to or involved in various complaints, claims, controversies, regulatory actions, arbitration, and legal proceedings. Such allegations, claims and proceedings may be asserted against us by third parties, including vehicle owners, suppliers, employees, business partners, governmental or regulatory bodies, competitors or other third parties, in administrative, civil or criminal investigations and proceedings.

As we entered into contractual relationship with various dealers and parking lots’ owners, we may be involved in legal proceedings arising from contract disputes. In addition, we have been and may from time to time be involved in labor and employment related disputes with and subject to such claims by employees. Complaints, claims, arbitration, lawsuits, and litigations are subject to inherent uncertainties, and we are uncertain whether the foregoing claims would develop into lawsuits or regulatory penalties and other disciplinary actions.

There may also be negative publicity associated with litigation that could decrease clients’ acceptance of our services offerings, regardless of whether the allegations are valid or whether we are ultimately found liable. Lawsuits, litigations, arbitration and regulatory actions may cause us to incur substantial costs or fines, freezing of our assets, utilize a significant portion of our resources and divert management’s attention from our day-to-day operations, or materially modify or suspend our business operations, any of which could materially and adversely affect our financial condition, results of operations and business prospects.

After we become a publicly listed company, we may face additional exposure to claims and lawsuits. These claims could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, we may elect or be forced to pay substantial damages if we are unsuccessful in our efforts to defend against these claims, which could harm our business, financial condition and results of operations.

From time to time, we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances to further increase the value of our products and better serve our clients. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our products;

●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

●	difficulties in retaining relationships with clients, employees and suppliers of the acquired business;

●

regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

●	failure to successfully further develop the acquired technology;

●

liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

●	potential disruptions to our ongoing businesses.

We may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced products and/or services or that any new or enhanced products, if developed, will achieve market acceptance or prove to be profitable.

A lack of insurance could expose us to significant costs and business disruption.

None of the holding company, our subsidiary, or VIE maintains any insurance to cover assets, property and potential liability of our business. The lack of insurance could leave our business inadequately protected from loss. If we were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption, our results of operations could be materially and adversely affected.

Our financial and operating performance may be adversely affected by epidemics, natural disasters and other catastrophes.

Our business and financial and operating performance could be materially and adversely affected by the outbreak of epidemics including but not limited to the novel coronavirus (COVID-19), swine influenza, avian influenza, middle east respiratory syndrome (MERS-CoV) and severe acute respiratory syndrome (SARS-CoV).  As a result of the on-going COVID-19 pandemic, we have experienced and may continue to experience slowdown and temporary suspension in operations. Our business could be materially and adversely affected in the event that the slowdown or suspension carries for a long period of time. During such epidemic outbreak, China may adopt certain hygiene measures, including quarantining visitors from places where any of the contagious diseases are rampant. Those restrictive measures may adversely affect and slow down the national economic development during that period. Any prolonged restrictive measures in order to control the contagious disease or other adverse public health developments in China or our targeted markets may have a material and adverse effect on our business operations.

Similarly, natural disasters, wars (including the potential of war), terrorist activity (including threats of terrorist activity), social unrest and heightened travel security measures instituted in response, and travel-related accidents, as well as geopolitical uncertainty and international conflict, will affect overall economic environment and may in turn have a material adverse effect on our business and results of operations. In addition, we may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result, our operational continuity may be adversely and materially affected, which in turn may harm our reputation.

Risks Relating to Our Corporate Structure

If the PRC government deems that the VIE Agreements in relation to Jiangsu Easy Parking, our consolidated variable interest entity, do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations and our Ordinary Shares may decline in value dramatically or even become worthless.

We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct all of our operations through our subsidiary and VIE established in PRC. We control and receive the economic benefits of our VIE’s business operations through the VIE Agreements. Our Ordinary Shares offered in this offering are shares of our offshore holding company instead of shares of our VIE in China. For a description of the VIE contractual arrangements, see “Corporate Structure—Contractual Arrangements.”

The VIE accounts for 100% of the Company’s consolidated results of operations and cash flows for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, the VIE accounted for 100% of the consolidated total assets and total liabilities of the Company.

We rely on and expect to continue to rely on Yi Po WFOE’s contractual arrangements with Jiangsu Easy Parking and Jiangsu Easy Parking Shareholders to operate our business. These contractual arrangements may not be as effective in providing us with control over Jiangsu Easy Parking as ownership of controlling equity interests would be in providing us with control over, or enabling us to derive economic benefits from the operations of Jiangsu Easy Parking. Under the current contractual arrangements, as a legal matter, if Jiangsu Easy Parking or any of its shareholders executing the VIE Agreements fails to perform its, his or her respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective. For example, if shareholders of a variable interest entity were to refuse to transfer their equity interests in such variable interest entity to us or our designated persons when we exercise the purchase option pursuant to these contractual arrangements, we may have to take a legal action to compel them to fulfill their contractual obligations.

If (i) the applicable PRC authorities invalidate the VIE Agreements for violation of PRC laws, rules and regulations, (ii) any variable interest entity or its shareholders terminate the contractual arrangements (iii) any variable interest entity or its shareholders fail to perform its/his/her obligations under these contractual arrangements, or (iv) if these regulations change or are interpreted differently in the future, our business operations in China would be materially and adversely affected, and the value of your shares would substantially decrease or even become worthless. Further, if we fail to renew these contractual arrangements upon their expiration, we would not be able to continue our business operations unless the then current PRC law allows us to directly operate businesses in China.

In addition, if any variable interest entity or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of the variable interest entities undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business and our ability to generate revenues.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations. Additionally, our Ordinary Shares may decline in value dramatically or even become worthless should we become unable to assert our contractual rights over the assets of our VIE that conducts all or substantially our operations.

These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIE. For example, our VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of our VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our VIE and its shareholders of their obligations under the contracts to exercise control over our VIE. The shareholders of our consolidated VIE may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the contractual arrangements with our VIE.

If our VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. For example, if the shareholders of our VIE refuse to transfer their equity interest in our VIE to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders’ equity interests in our VIE, our ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these or other disputes between the shareholders of our VIE and third parties were to impair our control over our VIE, our ability to consolidate the financial results of our VIE would be affected, which would in turn result in a material adverse effect on our business, operations and financial condition.

In the opinion our PRC legal counsel, each of VIE Agreements among our Yi Po WFOE, our VIE and Jiangsu Easy Parking Shareholders governed by PRC laws is valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may ultimately take a view that is contrary to the opinion of our PRC legal counsel. In addition, it is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. PRC government authorities may deem that foreign ownership is directly or indirectly involved in our VIE’s shareholding structure. If our corporate structure and contractual arrangements are deemed by the Ministry of Industry and Information Technology (“MIIT”) or the Beijing Ministry of Commerce (“MOFCOM”) or other regulators having competent authority to be illegal, either in whole or in part, we may lose control of our consolidated VIE and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our VATS business. Furthermore, if we or our VIE is/are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including, without limitation:

●	revoking the business license and/or operating licenses of Yi Po WFOE or our VIE;

●	discontinuing or placing restrictions or onerous conditions on our operations through any transactions among Yi Po WFOE, our VIE and its subsidiaries;

●	imposing fines, confiscating the income from Yi Po WFOE, our VIE or its subsidiaries, or imposing other requirements with which we or our VIE may not be able to comply;

●	placing restrictions on our right to collect revenues;

●	shutting down our servers or blocking our app/websites;

●	requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIE and deregistering the equity pledges of our VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our VIE; or

●	restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

●	taking other regulatory or enforcement actions against us that could be harmful to our business.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business, thus causing the value of our Ordinary Shares to significantly decline or be worthless, which would materially affect the interest of the investors. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of our VIE in our consolidated financial statements, if the PRC government authorities were to find our corporate structure and contractual arrangements to be in violation of PRC laws and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of our VIE or our right to receive substantially all the economic benefits and residual returns from our VIE and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of our VIE in our consolidated financial statements. Either of these results, or any other significant penalties that might be imposed on us in this event, would have a material adverse effect on our financial condition and results of operations.

Our PRC counsel, Guantao Law Firm, has rendered   an opinion that the ownership structure of the PRC entities does not violate PRC laws or regulations currently in effect, and that the contractual arrangements are valid, binding and enforceable, and do not result in any violation of PRC laws or regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws, and there can be no assurance that the PRC government will ultimately take a view that is consistent with such opinion.

If (i) the applicable PRC authorities invalidate these contractual arrangements for violation of PRC laws, rules and regulations, (ii) any variable interest entity or its shareholders terminate the contractual arrangements or (iii) any variable interest entity or its shareholders fail to perform its/his/her obligations under these contractual arrangements, our business operations in China would be materially and adversely affected, and the value of your shares would substantially decrease. Further, if we fail to renew these contractual arrangements upon their expiration, we would not be able to continue our business operations unless the then current PRC law allows us to directly operate businesses in China.

In addition, if any variable interest entity or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of the variable interest entities undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business and our ability to generate revenues.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations. In such case, the value of our ordinary shares may significantly decline or even become worthless, which would materially affect the interest of the investors.

We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of Yi Po WFOE to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Ordinary Shares.

We are a holding company and conduct substantially all of our business through our PRC subsidiary, which is a limited liability company established in China. We may rely on dividends to be paid by our PRC subsidiary to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Neither any of our subsidiary or the VIE has made any dividends or other distributions to our holding company or any U.S. investors as of the date of this prospectus.

Under PRC laws and regulations, our PRC subsidiary, which is a wholly foreign-owned enterprise in China, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital.

Our PRC subsidiary generates primarily all of its revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC subsidiary to use its Renminbi revenues to pay dividends to us. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by State Administration of Foreign Exchange (the “SAFE”) for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiary to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Jiangsu Easy Parking Shareholders may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The equity interests of Jiangsu Easy Parking are held by a total of five shareholders. Their interests may differ from the interests of our Company as a whole. They may breach, or cause Jiangsu Easy Parking to breach, or refuse to renew the existing VIE Agreements Yi Po WFOE has with Jiangsu Easy Parking, which would have a material adverse effect on our ability to effectively control Jiangsu Easy Parking and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with Jiangsu Easy Parking to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our Company or such conflicts will be resolved in our favor.

Currently, we do not have arrangements to address potential conflicts of interest the shareholders of our consolidated VIE may encounter, on one hand, and as a beneficial owner of our Company, on the other hand. We, however, could, at all times, exercise our option under the Exclusive Option Agreement to cause them to transfer all of their equity ownership in the VIE to a PRC entity or individual designated by us as permitted by the then applicable PRC laws. In addition, if such conflicts of interest arise, we could also, in the capacity of attorney-in-fact of the then existing shareholders of our consolidated VIE as provided under the power of attorney, directly appoint new directors of our consolidated VIE. We rely Jiangsu Easy Parking Shareholders to comply with PRC laws and regulations, which protect contracts and provide that directors and executive officers owe a duty of loyalty to our Company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains, and the laws of the Cayman Islands, which provide that the directors have a duty of care and a duty of loyalty to act honestly in good faith with a view to our best interests. However, the legal frameworks of China and the Cayman Islands do not provide guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our consolidated VIE, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings. As a result, our Ordinary Shares may decline in value dramatically or even become worthless should we become unable to assert our contractual rights over the assets of our VIE that conducts all or substantially our operations.

Contractual arrangements in relation to our VIE may be subject to scrutiny by the PRC tax authorities and they may determine that we or our VIE owe/owes additional taxes, which could negatively affect our results of operations and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The PRC enterprise income tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between our WFOE, our variable interest entity Jiangsu Easy Parking and the shareholders of Jiangsu Easy Parking were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust Jiangsu Easy Parking’s income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by Jiangsu Easy Parking for PRC tax purposes, which could, in turn, increase their tax liabilities without reducing Yi Po WFOE’s tax expenses. In addition, if Yi Po WFOE requests the Jiangsu Easy Parking Shareholders to transfer their equity interests in Jiangsu Easy Parking at nominal or no value pursuant to these contractual arrangements, such transfer could be viewed as a gift and subject Yi Po WFOE to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on Jiangsu Easy Parking for the adjusted but unpaid taxes according to the applicable regulations. Our results of operations could be materially and adversely affected if Jiangsu Easy Parking’s tax liabilities increase or if they are required to pay late payment fees and other penalties.

If we exercise the option to acquire equity ownership of Jiangsu Easy Parking, the ownership transfer may subject us to certain limitation and substantial costs.

Pursuant to the VIE Agreements, Yi Po WFOE has the exclusive right to purchase all or any part of the equity interests in Jiangsu Easy Parking from Jiangsu Easy Parking Shareholders   for a nominal price, unless the relevant government authorities or then applicable PRC laws request that a minimum price amount be used as the purchase price, in such case the purchase price shall be the lowest amount under such request. The Jiangsu Easy Parking Shareholders will be subject to PRC individual income tax on the difference between the equity transfer price and the then current registered capital of Jiangsu Easy Parking. Additionally, if such a transfer takes place, the competent tax authority may require Yi Po WFOE to pay enterprise income tax for ownership transfer income with reference to the market value, in which case the amount of tax could be substantial.

Risks Relating to Doing Business in China

There are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities.

We conduct substantially all of our business operations in China, and a majority of our directors and senior management are based in China, which is an emerging market. The SEC, U.S. Department of Justice and other authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies and non-U.S. persons, including company directors and officers, in certain emerging markets, including China. Additionally, our public shareholders may have limited rights and few practical remedies in emerging markets where we operate, as shareholder claims that are common in the United States, including class action securities law and fraud claims, generally are difficult to pursue as a matter of law or practicality in many emerging markets, including China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, the regulatory cooperation with the securities regulatory authorities in the Unities States has not been efficient in the absence of a mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no foreign securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to foreign securities regulators.

As a result, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaces the previous SAFE Circular 75. SAFE Circular 37 requires PRC residents, including PRC individuals and PRC corporate entities, to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we may make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, are required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV, is required to update its registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE to reflect any material change. If any PRC resident shareholder of such SPV fails to make the required registration or to update the registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiaries in China. In February, 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound direct investments, including those required under SAFE Circular 37, must be filed with qualified banks instead of SAFE. Qualified banks should examine the applications and accept registrations under the supervision of SAFE. We have used our best efforts to notify PRC residents or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents to complete the foreign exchange registrations. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. We cannot assure you that all other shareholders or beneficial owners of ours who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, and limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, as these foreign exchange and outbound investment related regulations are relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border investments and transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. We cannot assure you that we have complied or will be able to comply with all applicable foreign exchange and outbound investment related regulations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

As an offshore holding company with PRC subsidiaries, we may transfer funds to our Affiliate Entities or finance our operating entity by means of loans or capital contributions. Any capital contributions or loans that we, as an offshore entity, make to our Company’s PRC subsidiaries, including from the proceeds of this offering, are subject to the above PRC regulations. We may not be able to obtain necessary government registrations or approvals on a timely basis, if at all. If we fail to obtain such approvals or make such registration, our ability to make equity contributions or provide loans to our Company’s PRC subsidiaries or to fund their operations may be negatively affected, which may adversely affect their liquidity and ability to fund their working capital and expansion projects and meet their obligations and commitments. As a result, our liquidity and our ability to fund and expand our business may be negatively affected.

We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take several months to complete.

The process for sending the proceeds from this offering back to China may take as long as six months after the closing of this offering. In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating subsidiaries, we may make loans to our Affiliated Entities, or we may make additional capital contributions to our Affiliate Entities. Any loans to our Affiliated Entities are subject to PRC regulations. For example, loans by us to our subsidiaries in China, which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits and must be registered with SAFE.

To remit the proceeds of the offering, we must take the following steps:

●

First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to SAFE certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments of the domestic residents, and foreign exchange registration certificate of the invested company. As of the date of this prospectus, we have already opened a special foreign exchange account for capital account transactions.

●	Second, we will remit the offering proceeds into this special foreign exchange account.

●

Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary significantly. Ordinarily the process takes several months but is required by law to be accomplished within 180 days of application.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be approved by MOFCOM or its local counterpart. We cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our subsidiaries. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our Chinese operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our Chinese operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies to PRC entities may delay or prevent us from making loans or additional capital contributions to our PRC operating subsidiaries.

As an offshore holding company of Yi Po WFOE, we may make loans to Yi Po WFOE, our VIE and the VIE’s subsidiaries, or may make additional capital contributions to Yi Po WFOE, subject to satisfaction of applicable governmental registration and approval requirements.

Any loans we extend to Yi Po WFOE, which is treated as a foreign-invested enterprise under PRC law, cannot exceed the statutory limit and must be registered with the local counterpart of the SAFE.

We may also decide to finance Yi Po WFOE by means of capital contributions. According to the relevant PRC regulations on foreign-invested enterprises in China, these capital contributions are subject to registration with or approval by the MOFCOM or its local counterparts. In addition, the PRC government also restricts the convertibility of foreign currencies into Renminbi and use of the proceeds. On March 30, 2015, SAFE promulgated Circular 19, which took effect and replaced certain previous SAFE regulations from June 1, 2015. SAFE further promulgated Circular 16, effective on June 9, 2016, which, among other things, amend certain provisions of Circular 19. According to SAFE Circular 19 and SAFE Circular 16, the flow and use of the Renminbi capital converted from foreign currency denominated registered capital of a foreign-invested company is regulated such that Renminbi capital may not be used for business beyond its business scope or to provide loans to persons other than affiliates unless otherwise permitted under its business scope. Violations of the applicable circulars and rules may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Regulations. If our VIE requires financial support from us or Yi Po WFOE in the future and we find it necessary to use foreign currency-denominated capital to provide such financial support, our ability to fund our VIE’s operations will be subject to statutory limits and restrictions, including those described above. These circulars may limit our ability to transfer the net proceeds from this offering to our VIE and Yi Po WFOE, and we may not be able to convert the net proceeds from this offering into Renminbi to invest in or acquire any other PRC companies in China. Despite the restrictions under these SAFE circulars, Yi Po WFOE may use its income in Renminbi generated from their operations to finance the VIE through entrustment loans to the VIE or loans to the VIE’s shareholders for the purpose of making capital contributions to the VIE. In addition, our PRC subsidiary can use Renminbi funds converted from foreign currency registered capital to carry out any activities within their normal course of business and business scope, including to purchase or lease servers and other relevant equipment and fund other operational needs in connection with their provision of services to the relevant VIE under the applicable exclusive technical support agreements.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to Yi Po WFOE or our VIE or future capital contributions by us to Yi Po WFOE. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and services and materially and adversely affect our competitive position.

Substantially all of our business operations are conducted in China. Accordingly, our business, results of operations, financial condition and prospects are subject to economic, political and legal developments in China. Although the Chinese economy is no longer a planned economy, the PRC government continues to exercise significant control over China’s economic growth through direct allocation of resources, monetary and tax policies, and a host of other government policies such as those that encourage or restrict investment in certain industries by foreign investors, control the exchange between RMB and foreign currencies, and regulate the growth of the general or specific market.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and results of operations.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations.

These government involvements have been instrumental in China’s significant growth in the past 30 years. In response to the recent global and Chinese economic downturn, the PRC government has adopted policy measures aimed at stimulating the economic growth in China. If the PRC government’s current or future policies fail to help the Chinese economy achieve further growth or if any aspect of the PRC government’s policies limits the growth of our industry or otherwise negatively affects our business, our growth rate or strategy, our results of operations could be adversely affected as a result.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations.

All of our operations are located in China. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, and since 2012, China’s economic growth has slowed down. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed the Enterprise Income Tax Law, or the EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation of China issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation to offshore entities controlled by a Chinese enterprise or group. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate stamps, board and stockholder minutes are kept in China; and (iv) all of its directors with voting rights or senior management reside in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC stockholders. Because substantially all of our operations and senior management are located within the PRC and are expected to remain so for the foreseeable future, we may be considered a PRC resident enterprise for enterprise income tax purposes and therefore subject to the PRC enterprise income tax at the rate of 25% on its worldwide income. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise controlled by a Chinese natural person. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Currently, we do not have any non-China source income, as we conduct our sales in China. However, under the EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would be deemed as “qualified investment income between resident enterprises” and therefore qualify as “tax-exempt income” pursuant to clause 26 of the EIT Law. Second, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which the dividends we pay with respect to our Ordinary Shares, or the gain our non-PRC shareholders may realize from the transfer of our Ordinary Shares, may be treated as PRC-sourced income and may therefore be subject to a 10% PRC withholding tax. The EIT Law and its implementing regulations are, however, relatively new and ambiguities exist with respect to the interpretation and identification of PRC-sourced income, and the application and assessment of withholding taxes. If we are required under the EIT Law and its implementing regulations to withhold PRC income tax on dividends payable to our non-PRC shareholders, or if non-PRC stockholders are required to pay PRC income tax on gains on the transfer of their Ordinary Shares, our business could be negatively impacted and the value of your investment may be materially reduced. Further, if we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both China and such countries in which we have taxable income, and our PRC tax may not be creditable against such other taxes.

We must comply with the Foreign Corrupt Practices Act and Chinese anti-corruption laws.

We are required to comply with the United States Foreign Corrupt Practices Act, or FCPA, which prohibits US companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. The PRC also strictly prohibits bribery of government officials. Certain of our suppliers are owned by the PRC government and our dealings with them are likely to be considered to be with government officials for these purposes. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in China. It is our policy to prohibit our employees, and to discourage our agents, representatives and consultants, from engaging in such practices. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Our employees, agents, representatives and consultants may not always be subject to our control. If any of them violates FCPA or other anti-corruption law, we might be held responsible. We could suffer severe penalties in that event. In addition, the US government may seek to hold us liable for successor liability FCPA violations committed by companies in which we invest or which we acquire.

Uncertainties with respect to the PRC legal system, including those regarding the enforcement of laws, and sudden or unexpected changes, with little advance notice, in laws and regulations in China could adversely affect us and limit the legal protections available to you and us.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement could be unpredictable, with little advance notice. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

We conduct all of our business through our subsidiary and VIE in China. Our operations in China are governed by PRC laws and regulations. Our PRC subsidiary and VIE are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to assert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries.

Any loans to our PRC subsidiaries are subject to PRC regulations. For example, loans by us to Yi WFOE, which is a foreign invested entity (“FIE”), to finance its activities cannot exceed statutory limits and must be registered with SAFE. On March 30, 2015, SAFE promulgated Hui Fa [2015] No.19, a notice regulating the conversion by a foreign-invested company of foreign currency into RMB. The foreign exchange capital, for which the monetary contribution has been confirmed by the foreign exchange authorities (or for which the monetary contribution has been registered for account entry) in the capital account of a foreign-invested enterprise may be settled at a bank as required by the enterprise’s actual management needs. Foreign-invested enterprises with investment as their main business (including foreign-oriented companies, foreign-invested venture capital enterprises and foreign-invested equity investment enterprises) are allowed to, under the premise of authenticity and compliance of their domestic investment projects, carry out based on their actual investment scales direct settlement of foreign exchange capital or transfer the RMB funds in the foreign exchange settlement account for pending payment to the invested enterprises’ accounts.

On May 10, 2013, SAFE released Circular 21, which came into effect on May 13, 2013. According to Circular 21, SAFE has simplified the foreign exchange administration procedures with respect to the registration, account openings and conversions, settlements of FDI-related foreign exchange, as well as fund remittances.

Circular 21 may significantly limit our ability to convert, transfer and use the net proceeds from this offering and any offering of additional equity securities in China, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be approved by MOFCOM or its local counterpart, which usually takes no more than 30 working days to complete. We may not be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our PRC subsidiaries. If we fail to receive such approvals, we will not be able to capitalize our PRC operations, which could adversely affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our income is primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our security-holders.

Our business may be materially and adversely affected if any of our PRC subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding.

The Enterprise Bankruptcy Law of the PRC, or the Bankruptcy Law, came into effect on June 1, 2007. The Bankruptcy Law provides that an enterprise will be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably, insufficient to clear such debts.

Our VIE holds certain assets that are important to our business operations. If our PRC subsidiary undergoes a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

According to SAFE’s Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, effective on 17 December 2012, and the Provisions for Administration of Foreign Exchange Relating to Inbound Direct Investment by Foreign Investors, effective May 13, 2013, if any of our PRC subsidiaries undergoes a voluntary or involuntary liquidation proceeding, prior approval from SAFE for remittance of foreign exchange to our shareholders abroad is no longer required, but we still need to conduct a registration process with the SAFE local branch. It is not clear whether “registration” is a mere formality or involves the kind of substantive review process undertaken by SAFE and its relevant branches in the past.

Substantial uncertainties exist with respect to the interpretation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

The Ministry of Commerce published a discussion draft of the proposed Foreign Investment Law in January 2015, or the 2015 FIL Draft, which expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. Under the 2015 FIL Draft, VIEs that are controlled via contractual arrangement would also be deemed as foreign invested enterprises, if they are ultimately “controlled” by foreign investors.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law of the PRC, or the FIL, which will come into effect on January 1, 2020, repealing simultaneously the Law of the PRC on Sino-foreign Equity Joint Ventures, the Law of the PRC on Wholly Foreign-owned Enterprises and the Law of the PRC on Sino-foreign Cooperative Joint Ventures, together with their implementation rules and ancillary regulations. Pursuant to the FIL, foreign investment refers to any investment activity directly or indirectly carried out by foreign natural persons, enterprises, or other organizations, including investment in new construction project, establishment of foreign funded enterprise or increase of investment, merger and acquisition, and investment in any other way stipulated under laws, administrative regulations, or provisions of the State Council. Although the FIL has deleted the particular reference to the concept of “actual control” and contractual arrangements compared to the 2015 FIL Draft, there is still uncertainty regarding whether our VIE would be identified as a FIE in the future.

Even if our VIE were to be identified as a FIE in the future, we believe that our current business would not be adversely affected. However, if we were to engage in any business conduct involving third parties identified as prohibited or restricted on the Negative List, our VIE as well as its subsidiary may be subject to laws and regulations on foreign investment. In addition, our shareholders would also be prohibited or restricted to invest in certain sectors on the Negative List. However, even if our VIE were to be identified as a FIE, the validity of our contractual arrangements with Jiangsu Easy Parking and its shareholders as well as our corporate structure would not be adversely affected. We would still be able to receive benefits from our VIE in accordance with the contractual agreements. In addition, as the Chinese government has been updating the Negative List in recent years and reducing the sectors prohibited or restricted for foreign investment, it is probable in the future that, even if our VIE is identified as a FIE, it is still allowed to acquire or hold equity of enterprises in sectors currently prohibited or restricted for foreign investment.

Furthermore, the PRC Foreign Investment Law provides that foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementing of the PRC Foreign Investment Law.

In addition, the PRC Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that a foreign investor may freely transfer into or out of China, in Renminbi or a foreign currency, its contributions, profits, capital gains, income from disposition of assets, royalties of intellectual property rights, indemnity or compensation lawfully acquired, and income from liquidation, among others, within China; local governments shall abide by their commitments to the foreign investors; governments at all levels and their departments shall enact local normative documents concerning foreign investment in compliance with laws and regulations and shall not impair legitimate rights and interests, impose additional obligations onto FIEs, set market access restrictions and exit conditions, or intervene with the normal production and operation activities of FIEs; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; and mandatory technology transfer is prohibited.

Notwithstanding the above, the PRC Foreign Investment Law stipulates that foreign investment includes “foreign investors invest through any other methods under laws, administrative regulations or provisions prescribed by the State Council”. Therefore, there are possibilities that future laws, administrative regulations or provisions prescribed by the State Council may regard contractual arrangements as a form of foreign investment, and then whether our contractual arrangement will be recognized as foreign investment, whether our contractual arrangement will be deemed to be in violation of the foreign investment access requirements and how the above-mentioned contractual arrangement will be handled are uncertain.

The Chinese government asserts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our VIE or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange and the value of our Ordinary Shares may significantly decline or become worthless, which would materially affect the interest of the investors.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Under the current government leadership, the government of the PRC has been pursuing reform policies which have adversely affected China-based operating companies whose securities are listed in the United States, with significant policies changes being made from time to time without notice. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with borrowers in the event of the imposition of statutory liens, bankruptcy or criminal proceedings. Our ability to operate through our VIE in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Given recent statements by the Chinese government indicating an intent to assert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies. As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions from PRC government authorities in connection with the Opinions.

On June 10, 2021, the Standing Committee of the National People’s Congress of China, or the SCNPC, promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States. The Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. On July 5, 2021, the Chinese cybersecurity regulator launched the same investigation on two other Internet platforms, China’s Full Truck Alliance of Full Truck Alliance Co. Ltd. (NYSE: YMM) and Boss of KANZHUN LIMITED (Nasdaq: BZ). On July 24, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly released the Guidelines for Further Easing the Burden of Excessive Homework and Off-campus Tutoring for Students at the Stage of Compulsory Education, pursuant to which foreign investment in such firms via mergers and acquisitions, franchise development, and variable interest entities are banned from this sector.

On August 17, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect on September 1, 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Review Measures. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which took effect on November 1, 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court.

On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”)on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (” Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. Therefore, the proposed offering would be deemed an Indirect Overseas Issuance and Listing under the Draft Overseas Listing Regulations. As such, the Company would be required to complete the filing procedures of and submit the relevant information to CSRC after the Draft Overseas Listing Regulations become effective.

As such, the Company’s business segments may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Chinese government may intervene or influence our operations at any time with little advance notice, which could result in a material change in our operations and in the value of our Ordinary Shares. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Furthermore, it is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. As a result, our Ordinary Shares may decline in value dramatically or even become worthless should we become subject to new requirement to obtain permission from the PRC government to list on U.S. exchange in the future.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Changes in the value of the RMB against the U.S. dollar, Euro and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on our shares in U.S. dollar terms. For example, to the extent that we need to convert U.S. dollars we receive from our public offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of paying dividends on our Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations of the RMB against other currencies may increase or decrease the cost of imports and exports, and thus affect the price-competitiveness of our products against products of foreign manufacturers or products relying on foreign inputs.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The currently effective PRC Labor Contract Law, or the Labor Contract Law was first adopted on June 29, 2007 and later amended on December 28, 2012. The PRC Labor Contract Law has reinforced the protection of employees who, under the Labor Contract Law, have the right, among others, to have written employment contracts, to enter into employment contracts with no fixed term under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. Furthermore, the Labor Contract Law sets forth additional restrictions and increases the costs involved with dismissing employees. To the extent that we need to significantly reduce our workforce, the Labor Contract Law could adversely affect our ability to do so in a timely and cost-effective manner, and our results of operations could be adversely affected. In addition, for employees whose employment contracts include noncompetition terms, the Labor Contract Law requires us to pay monthly compensation after such employment is terminated, which will increase our operating expenses.

We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our vehicle buyers by increasing the prices of our products and services, our financial condition and results of operations would be materially and adversely affected.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiary’s ability to increase its registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

In July 2014, the State Administration of Foreign Exchange promulgated the Circular on Issues Concerning Foreign Exchange Administration over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents via Special Purpose Vehicles, or “Circular 37”. According to Circular 37, prior registration with the local SAFE branch is required for Chinese residents to contribute domestic assets or interests to offshore companies, known as Special Purpose Vehicles (“SPVs”). Circular 37 further requires amendment to a PRC resident’s registration in the event of any significant changes with respect to the SPV, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division, or other material event. Further, foreign investment enterprises established by way of round-tripping shall complete the relevant foreign exchange registration formalities pursuant to the prevailing foreign exchange control provisions for direct investments by foreign investors, and disclose the relevant information such as actual controlling party of the shareholders truthfully.

Currently, all of our shareholders who directly or indirectly hold shares in Yi Po International Holdings Limited and who are known to us as being PRC residents have completed the foreign exchange registrations required in connection with our recent corporate restructuring. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit Yi Po WFOE’s ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

We expect to obtain information about various aspects of our operations as well as regarding our employees and third parties. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017.

Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides main legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the Cyberspace Administration of China, MIIT, and the Ministry of Public Security have been increasingly focused on regulation in the areas of data security and data protection.

The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various regulatory bodies in China, including the Cyberspace Administration of China, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. In April 2020, the Cyberspace Administration of China and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures, which became effective in June 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments (“Draft Measures”), which required that, in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The Cyberspace Administration of China has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments,” The cybersecurity review will also investigate the potential national security risks from overseas IPOs. We do not know what regulations will be adopted or how such regulations will affect us and our listing on Nasdaq. In the event that the Cyberspace Administration of China determines that we are subject to these regulations, we may be required to delist from Nasdaq and we may be subject to fines and penalties. On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which took effect on September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of our products and services and could have an adverse impact on our business. Further, if the enacted version of the Measures for Cybersecurity Review mandates clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all.

On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments (the “Review Measures”), and on December 28, 2021, the Cyberspace Administration of China jointly with the relevant authorities published Measures for Cybersecurity Review (2021) which will take effect on February 15, 2022 and replace the Review Measures, which required that, operators of critical information infrastructure purchasing network products and services, and data processors (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

Under the Data Security Law enacted on September 1, 2021 and the Measures for Cybersecurity Review (2021) to be implemented on February 15, 2022, since we are not an Operator, nor do we control more than one million users’ personal information, we would not be required to apply for a cybersecurity review by the CAC.  However, if the CSRC, CAC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals and we may face sanctions by the CSRC, CAC or other PRC regulatory agencies for failure to seek their approval which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors and the securities currently being offered may substantially decline in value and be worthless.

On August 17, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect on September 1, 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Review Measures. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the Standing Committee of the NPC approved the Personal Information Protection Law (“PIPL”), which became effective on November 1, 2021. The PIPL regulates collection of personal identifiable information and seeks to address the issue of algorithmic discrimination. Companies in violation of the PIPL may be subject to warnings and admonishments, forced corrections, confiscation of corresponding income, suspension of related services, and fines. We had not collected identifiable or sensitive personal information of individual end-users, such as ID card numbers and real names, which means our potential access or exposure to customers’ personal information is limited. However, in the event we inadvertently access or become exposed to customers’ personal identifiable information, then we may face heightened exposure to the PIPL.

We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we face uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties, which could materially and adversely affect our business, financial condition, and results of operations.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, this offering and our reputation and could result in a loss of your investment in our Ordinary Shares, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our Company, our business and this offering. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our Company and business operations will be severely hampered and your investment in our Ordinary Shares could be rendered worthless.

You may face difficulties in protecting your interests and exercising your rights as a stockholder since we conduct substantially all of our operations in China, and almost all of our officers and directors reside outside the U.S.

Although we are incorporated in the Cayman Islands, we conduct substantially all of our operations in China. All of our current officers and almost all of our directors reside outside the U.S. and substantially all of the assets of those persons are located outside of the U.S. It may be difficult for you to conduct due diligence on the Company or such directors in your election of the directors and attend shareholders meeting if the meeting is held in China. We plan to have one shareholder meeting each year at a location to be determined, potentially in China. As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation doing business entirely or predominantly within the U.S.

The impact of COVID-19 on our business, financial condition, and results of operations includes, but are not limited to, the following:

●	According to the requirements of relevant Chinese regulatory authorities, from the end of January 2020 to March 2020, Company’s employees and dealers are temporarily prohibited from going out in accordance with local government policies. Our marketing business reopened in April 2020.

●	In the first half of 2020, we suspended all on-site marketing and advertising activities. We transferred these activities online during the pandemic. As of June 2020, we have resumed on-site marketing and advertising activities.

●	Our business performance was negatively affected in the first half of 2020, however, due to the effective control of the pandemic in China in the second half of 2020, business performance has rebounded. In addition, we have also received increasing interest from investors who are interested in the smart parking industry and want to join us as dealers.

Because of the uncertainty surrounding the COVID-19 outbreak, the business disruption and the related financial impact related to the outbreak of and response to the coronavirus cannot be reasonably estimated at this time.

We believe that our current cash and cash equivalents, proceeds from additional equity and debt financing and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for the next 12 months. We may, however, need additional capital in the future to fund our continuing operations. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. In addition, the COVID-19 outbreak was declared to be a pandemic by the World Health Organization on March 10, 2020. Actions taken around the world to help mitigate the spread of the COVID-19 include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 and actions taken to mitigate it are expected to continue to have an adverse impact on our planned operations. Such events could result in the complete or partial closure of our offices or the operations of our franchisees which could impact our operations. In addition, it could impact economies and financial markets, resulting in an economic downturn that could impact our ability to raise capital or slow down potential business opportunities. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange or in the over the counter trading market in the U.S. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if signed into law, would reduce the time period for the delisting of foreign companies under the HFCAA to two consecutive years instead of three years.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions (“Commission-Identified Issuer”). The final amendments are effective on January 10, 2022. The SEC will begin to identify and list Commission-Identified Issuers on its website shortly after registrants begin filing their annual reports for 2021.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, WWC, P.C., the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in San Mateo, California and is subject to inspection by the PCAOB on a regular basis with the last inspection in 2020.  If it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, trading in our securities could be prohibited under the Holding Foreign Companies Accountable Act and as a result an exchange may determine to delist your securities.

These recent developments could add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

Our shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021 because of a position taken by an authority in a foreign jurisdiction. The delisting of our shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such shares from being traded on a national securities exchange or in the over the counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

Despite that we have a U.S. based auditor that is registered with the PCAOB and subject to PCAOB inspection, there are still risks to the company and investors if it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction. Such risks include but not limited to that trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act and as a result an exchange may determine to delist our securities.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, the Anti-Monopoly Law promulgated by the SCNPC effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds (i.e., during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeds RMB10 billion and at least two of these operators each had a turnover of more than RMB400 million within China, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB 2 billion, and at least two of these operators each had a turnover of more than RMB 400 million within China) must be cleared by MOFCOM before they can be completed.

Moreover, the Anti-Monopoly Law requires that the MOC shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOC that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

Our PRC counsel has advised us based on their understanding of the current PRC laws, rules and regulations that the CSRC’s approval is not required for the listing and trading of our Ordinary Shares on Nasdaq in the context of this offering, given that: (i)   Yi Po WFOE was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners; (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules.

However, our PRC counsel has further advised us that there remain some uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Ordinary Shares. Furthermore, the CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the Ordinary Shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the Ordinary Shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

Risks Relating to this Offering

There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Ordinary Shares. We have applied to list our Ordinary Shares on the Nasdaq Capital Market. However, an active public market for our Ordinary Shares may not develop or be sustained after the offering, in which case the market price and liquidity of our Ordinary Shares will be materially and adversely affected. Our Ordinary Shares will not be listed on any exchange or quoted for trading on any over-the-counter system.

The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Ordinary Shares will be determined by negotiations between us and the underwriters, and does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to file a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

The presence of material weaknesses in internal control over financial reporting could result in financial statement errors which, in turn, could lead to errors in our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the Ordinary Shares could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, the Ordinary Shares may not be able to remain listed on Nasdaq.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal, accounting, and financial compliance costs and investor relations and public relations costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual   and current reports with respect to our business and operating results as well as proxy statements.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We have not paid dividends to our shareholders.

We have never declared or paid any cash dividends on our Ordinary Shares. We have been retaining funds for our business operation and expansion. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Our ability to pay dividends will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the   board may deem relevant. As a result, you may only receive a return on your investment in our Ordinary Shares if we are successfully listed and the market price of our Ordinary Shares increases.

The price of the Ordinary Shares and other terms of this offering have been determined by us along with our Underwriter.

If you purchase our Ordinary Shares in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was determined by us along with the Representative.   The offering price for our Ordinary Shares may bear no relationship to our assets, book value, historical results of operations or any other established criterion of value. The trading price, if any, of the Ordinary Shares that may prevail in any market that may develop in the future, for which there can be no assurance, may be higher or lower than the price you paid for our Ordinary Shares.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a public company in the United States. As a public company, we will be required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our Company and shareholders. Although we may be able to attain confidential treatment of some of our developments, in some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S. public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public company status could affect our results of operations.

Shares eligible for future sale may adversely affect the market price of our Ordinary Shares if the shares are successfully listed on NASDAQ or other stock markets, as the future sale of a substantial amount of outstanding Ordinary Shares in the public marketplace could reduce the price of our Ordinary Shares.

The market price of our Ordinary Shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Ordinary Shares. All of the Ordinary Shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining Ordinary Shares will be “restricted securities” as defined in Rule 144. These Ordinary Shares may be sold without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

If you purchase our Ordinary Shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing our Ordinary Shares in this offering will pay a price per share that substantially exceeds the pro forma as adjusted net tangible book value per share. As a result, investors purchasing Ordinary Shares in this offering will incur immediate dilution of $      per share, representing the difference between our initial public offering price of $ per share and our pro forma as adjusted net tangible book value per share as of December 31, 2020. For more information on the dilution you may experience as a result of investing in this offering, see the section of this prospectus entitled “Dilution.”

A sale or perceived sale of a substantial number of shares of our Ordinary Shares may cause the price of our Ordinary Shares to decline.

All of our executive officers and directors and all of our shareholders have agreed not to sell shares of our Ordinary Shares for a period of six months following this offering, subject to extension under specified circumstances. See “Lock-Up Agreements.” Ordinary Shares subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act of 1933, as amended. If our shareholders sell substantial amounts of our Ordinary Shares in the public market, the market price of our Ordinary Shares could fall. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their Ordinary Shares and investors to short our Ordinary Shares. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the Ordinary Shares and trading volume could decline.

The trading market for the Ordinary Shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades the Ordinary Shares or publishes inaccurate or unfavorable research about our business, the market price for Ordinary Shares would likely decline. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the Ordinary Shares to decline.

Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering and in ways that do not necessarily improve our results of operations or enhance the value of our Ordinary Shares. Accordingly, you will be relying on the judgment of our management with regard to the use of any proceeds from the exercise of warrants on a cash basis in this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The proceeds could be invested in a way that does not yield a favorable, or any, return for you.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a half year basis   as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K.

However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination with respect to our status will be made on June 30, 2022. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms beginning on December 31, 2022, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act.

In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the NASDAQ listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

There can be no assurance we will not be a passive foreign investment company (“PFIC”), for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our Ordinary Shares or Warrants.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% (by value) of the stock.

Based upon the manner in which we currently operate our business through our VIE, the expected composition of our income and assets and the value of our assets, we do not expect to be a PFIC for the current taxable year or in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year, and the application of the PFIC rules is subject to uncertainty in several respects. The value of our assets for purposes of the PFIC determination will generally be determined by reference to the market price of our Ordinary Shares, which could fluctuate significantly. In addition, our PFIC status will depend on the manner we operate our workspace business (and the extent to which our income from workspace membership continues to qualify as active for PFIC purposes). Furthermore, it is not entirely clear how the contractual arrangements between us, our VIE and its nominal shareholders will be treated for purposes of the PFIC rules, and we may be or become a PFIC if our VIE is not treated as owned by us. Because of these uncertainties, there can be no assurance we will not be a PFIC for the current taxable year, or will not be a PFIC in the future.

If we were a PFIC for any taxable year during which a U.S. investor owns our Ordinary Shares or Warrants, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Taxation — Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company.”

We are a “controlled company” within the meaning of the Nasdaq listing requirements and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

We are a “controlled company” as defined under the rules of the Nasdaq since our directors and officers beneficially own, when combined, more than 50% of our total voting power. For so long as we remain a controlled company under this definition, we are permitted to elect to rely on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we currently do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules, we could elect to rely on those exemptions in the future. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

The Financial Action Task Force’s Increased Monitoring of the Cayman Islands.

In February 2021, the Cayman Islands was added to the Financial Action Task Force (“FATF”) list of jurisdictions whose anti-money laundering practices are under increased monitoring, commonly referred to as the “FATF grey list.” When the FATF places a jurisdiction under increased monitoring, it means the country has committed to resolve swiftly the identified strategic deficiencies within agreed timeframes and is subject to increased monitoring during that timeframe. It is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for the Company.

Compensation of Directors and Officers.

Under Cayman Islands law, the Company is not required to disclose compensation paid to our senior management on an individual basis and the Company has not otherwise publicly disclosed this information elsewhere. The executive officers, directors and management of the Company receive fixed and variable compensation. They also receive benefits in line with market practice. The fixed component of their compensation is set on market terms and adjusted annually. The variable component consists of cash bonuses and awards of shares (or the cash equivalent). Cash bonuses are paid to executive officers and members of management based on previously agreed targets for the business. Shares (or the cash equivalent) are awarded under share options.

USE OF PROCEEDS

Based upon an assumed initial public offering price of US$ per Ordinary Shares, we estimate that we will receive net proceeds from this offering, after deducting the underwriting discounts and the estimated offering expenses payable by us, of approximately US$ assuming the underwriters do not exercise its over-allotment option.

We plan to use the net proceeds we receive from this offering for the following purposes:

Description of Use	Estimated Amount of Net Proceeds (US $)%
Development and upgrade of parking lot intelligent system	$15%
Increase and acquire parking lots	$45%
Place more parking lot gates with advertisements	$20%
Working capital and general corporate matters	$20%
Total	$100%

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have some flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not imminently used for the above purposes, we intend to invest in short-term, interest-bearing bank deposits or debt instruments.

The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the offering proceeds in China until remittance is completed. See “Risk Factors” for further information.

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business. We do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will depend on receipt of funds from our Hong Kong subsidiary, Yi Po HK.

Current PRC regulations permit Yi Po WFOE to pay dividends to Yi Po HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, Yi Po WFOE is   required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our ordinary shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. Yi Po HK may be considered a non-resident enterprise for tax purposes, so that any dividends Yi Po WFOE pays to Yi Po HK may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Taxation—People’s Republic of China Enterprise Taxation.”

In order for us to pay dividends to our shareholders, we will rely on payments made from Jiangsu Easy Parking to Yi Po WFOE, pursuant to the VIE Agreements between them, and the distribution of such payments to Yi Po HK as dividends from WFOE. Certain payments from Jiangsu Easy Parking to Yi Po WFOE are subject to PRC taxes, including VAT, urban maintenance and construction tax, educational surcharges. In addition, if Jiangsu Easy Parking incurs debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2020

●	on an actual basis; and

●

on an as adjusted basis to reflect the issuance and sale of the Ordinary Shares by us in this offering at the initial public offering price of US$ per Ordinary Share, after deducting the estimated discounts and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

As of December 31, 2020
	Actual (Audited)		Pro forma(1)
Short term bank loans	$
Shareholder’s Equity:
Ordinary shares, US$0.000156 par value per share
Additional paid-in capital(2)
Subscription receivable		)		)
Statutory reserve
Retained earnings
Accumulated other comprehensive loss		)		)
Total shareholders’ equity
Total capitalization	$

(1)	Gives effect to the sale of Ordinary Shares in this offering at an assumed initial public offering price of $ per share and reflects the application of the proceeds after deducting the underwriting discounts, non-accountable expense allowance and our estimated offering expenses.

(2)	Pro forma adjusted additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting discounts and non-accountable expense allowance, and other expenses. We expect to receive net proceeds of approximately $ ($ offering, less underwriting discounts of $ , non-accountable expense allowance of $ , accountable expenses of $ and offering expenses of $ ).

Each $1.00 increase (decrease) in the assumed initial public offering price of $ per Ordinary Share would increase (decrease) the pro forma as adjusted amount of total capitalization by $ million, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. An increase (decrease) of one million in the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by $ million, assuming no change in the assumed initial public offering price per Ordinary Share as set forth on the cover page of this prospectus.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Ordinary Share and the pro forma net tangible book value per Ordinary Share after the offering. Dilution results from the fact that the offering price per Ordinary Share is substantially in excess of the book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares. Our net tangible book value attributable to shareholders on December 31, 2020 was $ or approximately $ per Ordinary Share. Net tangible book value per Ordinary Share as of December 31, 2020 represents the amount of total assets less intangible assets and total liabilities, divided by the number of Ordinary Shares outstanding.

We will have Ordinary Shares issued and outstanding upon completion of the offering or Ordinary Shares assuming the full exercise of over-allotment option. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after December 31, 2020, will be $ or approximately $ per Ordinary Share. This would result in dilution to investors in this offering of approximately $ per Ordinary Share or approximately % from the assumed offering price of $ per Ordinary Share. Net tangible book value per Ordinary Share would increase to the benefit of present shareholders by $ per share attributable to the purchase of the Ordinary Shares by investors in this offering.

The following table sets forth the estimated net tangible book value per Ordinary Share after the offering and the dilution to persons purchasing Ordinary Shares based on the foregoing firm commitment offering assumptions. The number of our Ordinary Shares had been adjusted retrospectively to reflect the increasing of share capital. See “Description of Share Capital” for more details.

		Offering Without Over- Allotment		Offering With Over- Allotment
Assumed offering price per Ordinary Share	$		$
Net tangible book value per Ordinary Share before the offering	$		$
Increase per Ordinary Share attributable to payments by new investors	$		$
Pro forma net tangible book value per Ordinary Share after the offering	$		$
Dilution per Ordinary Share to new investors	$		$

Each $1.00 increase (decrease) in the assumed initial public offering price of $ per Ordinary Share would increase (decrease) our pro forma as adjusted net tangible book value as of December 31, 2020 after this offering by approximately $ per Ordinary Share, and would increase (decrease) dilution to new investors by $ per Ordinary Share, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. An increase (decrease) of 1 million in the number of Ordinary Shares we are offering would increase (decrease) our pro forma as adjusted net tangible book value as of December 31, 2020 after this offering by approximately $ per Ordinary Share, and would decrease (increase) dilution to new investors by approximately $ per ordinary share, assuming the assumed initial public offering price per Ordinary Share, as set forth on the cover page of this prospectus remains the same, and after deducting the estimate underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriter exercises its over-allotment option in full, the pro forma as adjusted net tangible book value per Ordinary Share after the offering would be $ , the increase in net tangible book value per Ordinary Share to existing shareholders would be $ , and the immediate dilution in net tangible book value per Ordinary Share to new investors in this offering would be $ .

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2020, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated discounts to the underwriters, non-accountable expense allowance and the estimated offering expenses payable by us.

	Ordinary Shares purchased			Total consideration			Average price per Ordinary
	Number	Percent		Amount	Percent		Share
Existing shareholders			%	$		%	$
New investors (1)			%	$		%	$
Total		100%		$	100.00%		$

(1)	Not including over-allotment shares.

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at the pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Yi Po Holdings is a holding company that was incorporated under the laws of the Cayman Islands on March 19, 2020. As a holding company with no material operations of our own, we conduct our operations in China through our VIE. The Company, through its subsidiaries and VIE, specializes in intelligent parking industry, including providing intelligent parking management system and intelligent parking lot gate products in the PRC.

We, through our VIE in China, entered into the intelligent parking industry in 2018. At present, we have installed our intelligent parking management system in approximately 42 parking lots across 18 cities in China, including 6 parking lots self-operated by us.

Our revenues consist of: (i) dealer licensing fee; (ii) Parking management system fee; (iii) parking space rental fee; and (iv) advertising revenue.

Through our VIE in China, our intelligent parking management system is widely-used in the self-operated parking lots business and the cooperatively operated parking lots business, which is an electronic network system with automatic vehicle login, entrance and exit authentication, monitoring, and charging management functionalities. Through our VIE, we launched a national network parking platform that provides vehicle owners with diverse services such as parking space search, navigation guidance, touchless payment, membership discounts, and owner’s car search, to provide convenient parking experiences to vehicle owners. We also provide intelligent parking lot gate products, which combine our intelligent parking software system with electromechanical products (i.e. ordinary parking lot gate). Our vehicle access efficiency is manifested by the intelligent management system installed in the parking lot gate products, which save and store information such as records of vehicles’ entrance and exit, time of entrance and exit.

We have a broad marketing network in China, and have established cooperative relationships with 33 regional dealers who provide marketing and promotion services nationwide. The extensive dealer licensing channels reduce our overall operating costs. The dealers facilitate the cooperation between us and our partners to in the operation and management of parking lots and parking spaces. The dealers also promote and publicize our intelligent parking management system and our national network parking platform.

With the rapid development of urbanization in China and the improvement of resident awareness of safety precautions, the demand for intelligent parking management system products in commercial and residential buildings has increased. This translates into a huge market for the intelligent parking lots. Based on our grasp of the market and investment in the intelligent parking industry, through our VIE in China, we won the honors of “China’s most influential brand in the intelligent parking industry in 2020” and “China’s most valuable intelligent parking platform for investment and cooperation in 2020.”

As we gradually deepen our understanding of different vertical industries such as the transportation industry, property management industry, and urban planning industry, our goal is to combine the digital and intelligent development needs of each vertical industry to develop and provide more comprehensive intelligent parking solutions. We believe that our intelligent parking management system will enhance the sustainability of our business. Through our VIE, we also plan to collaborate with the merchants on our national network parking platform, which may lead to more business cooperation opportunities.

Impact of COVID-19

The ongoing outbreak of a novel strain of coronavirus (“COVID-19”) has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities globally for the past year. In March 2020, the World Health Organization declared COVID-19 as a pandemic. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of our business operations and our workforce are concentrated in China, we believe there is a risk that our business, results of operations, and financial condition will be adversely affected. Potential impact to our results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of COVID-19 and the actions taken by government authorities and other entities to contain COVID-19 or mitigate its impact, almost all of which are beyond our control.

The impact of COVID-19 on our business, financial conditions and operating results includes, but is not limited to the following:

●	According to the requirements of relevant Chinese regulatory authorities, from the end of January 2020 to March 2020, our employees and dealers were temporarily prohibited from going out in accordance with Nanjing local government policies. Our business reopened in April 2020.

●	In the first half of 2020, we suspended all on-site marketing and advertising activities. We transferred these activities online during the pandemic. As of June 2020, we have resumed on-site marketing and advertising activities.

●	Our business performance was negatively affected in the first half of 2020. However, due to the effective control of the pandemic in China in the second half of 2020, business performance has rebounded. In addition, we have also received interest from investors who are interested in the smart parking industry and want to join us as dealers.

Because of the uncertainty surrounding the COVID-19 outbreak, business disruption and its related financial impact related to the outbreak of and response to COVID-19 cannot be reasonably estimated at this time. We believe that our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for the next 12 months. We may, however, need additional capital in the future to fund our continuing operations. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. In addition, the COVID-19 outbreak was declared to be a pandemic by the World Health Organization on March 10, 2020. Actions taken around the world to help mitigate the spread of the COVID-19 include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate it are expected to continue to have an adverse impact on our planned operations. Such events could result in the complete or partial closure of our offices which could impact our operations. In addition, it could impact economies and financial markets, resulting in an economic downturn that could impact our ability to raise capital or slow down potential business opportunities. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Results of Operations

For the six months ended June 30, 2021 and 2020

The following table sets forth a summary of the Company’s consolidated results of operations For the six months ended June 30, 2021 and 2020. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

	For the six months ended
	June 30,		Changes
	2021	2020	Amount	%
Net revenue	$2,795,500	$1,619,245	$1,176,255	72.64%
Cost of revenue	723,056	578,216	144,840	25.05%
Gross profit	2,072,444	1,041,029	1,031,415	99.08%
Selling, general and administrative expenses	920,635	338,861	581,774	171.69%
Income from operations	1,151,809	702,168	449,641	64.04%
Interest income (expense), net	22,110	164	21,946	13,381.71%
Total other income (loss) and expenses	22,110	375	21,735	5,796.00%
Income before income tax provision	1,173,919	702,543	471,376	67.10%
Provision for income taxes	293,480	175,636	117,844	67.10%
Net income	880,438	526,907	353,532	67.10%

Net Revenue

The following table lists the calculation methods of gross profit and gross profit margin of each type of revenue:

	For the six months ended June 30,		Changes
	2021	2020	Amount	%
Dealer licensing fee
Net revenue	$1,568,255	1,618,997	(50,742)	(3.13)%
Cost of revenue	308,356	573,291	(264,935)	(46.21)%
Gross profit	$1,259,899	1,045,706	214,193	20.48%
Gross profit margin	80.34%	64.59%	15.75%	24.38%

Parking management system
Net revenue	$1,051,716	0	1,051,716	-
Cost of revenue	211,429	0	211,429	-
Gross profit	$840,287	0	840,287	-
Gross profit margin	79.90%	-%	-%	-

Parking space rental fee
Net revenue	$175,268	248	175,020	70572.58%
Cost of revenue	203,271	4,925	198,346	4027.33%
Gross profit	$(28,003)	(4,677)	(23,326)	498.74%
Gross profit margin	(15.98)%	(1885.89)%	1869.91%	(99.15)%

Advertising revenue
Net revenue	$261	0	261	-
Cost of revenue	0	0	0	-
Gross profit	$261	0	261	-
Gross profit margin	100.00%	0%	100.00%	-

Total
Net revenue	$2,795,500	1,619,245	1,176,255	72.64%
Cost of revenue	723,056	578,216	144,840	25.05%
Gross profit	$2,072,444	1,041,029	1,031,415	99.08%
Gross profit margin	74.14%	64.29%	9.84%	15.31%

Our net revenues were $2,795,500 For the six months ended June 30, 2021 as compared to $1,619,245 for the same period in 2020, an increase of $1,176,255, or 72.64%. The increase was mostly due to the increase in dealer licensing fees and the parking management system fees.

Dealer licensing fees

Dealer licensing fee revenue slightly decreased by $50,742 or 3.13%, from $1,618,997 for the six months ended June 30, 2020 to $1,568,255 for the six months ended June 30, 2021. This decrease was primarily attributable to our VIE, Jiangsu Easy Parking, focusing more on developing its parking management business and reducing its investment in dealer licensing business, which resulted in a decrease in dealer licensing fees .

Cost of revenue was $308,356 for the six months ended June 30, 2021, a decrease of $264,935 or 46.21%, from $573,291 for the six months ended June 30, 2020. The decrease of revenue cost was due to our VIE focusing more on developing its parking management business and reducing its investment in dealer licensing business.

Gross profit and gross profit margin were $1,259,899 and 80.34%, respectively, for the six months ended June 30, 2021 as compared to $1,045,706 and 64.59%, for the same period in 2020. Gross margins for license fees are increased because of a corresponding decrease in its costs.

Parking management system

Parking management system was the new business in 2021.. For the six months ended June 30, 2021, our parking management system’s gross profit was $840,287.

Parking space rental fees

For the six months ended June 30, 2021, net revenue from parking space rental fees was $175,268 and the cost of revenue was $203,271, compared to $248 and $4,925 for the same period in 2020. Our parking space fee gross loss was $28,003 for the six months ended June 30, 2021. This was because we, through our VIE in China, incurred costs in expanding this segment of our business and our expenses exceeded revenue in 2020. Currently the market has gradually improved, and we expect that most of our parking spaces will achieve profitability by the end of 2021.

Advertising revenue

Through our VIE in China, we   lease advertising space on our parking lot gates. For the six months ended June 30, 2021, our advertising gross profit was only $261. There was no advertising revenue in 2020 because we did not lease advertising space in 2020.

Selling, General and Administrative Expenses

We, through our VIE in China, incurred selling, general and administrative expenses of $920,635 for the six months ended June 30, 2021, as compared to $338,861 for the six months ended June 30, 2020, an increase of $581,774 or 171.69%. The increase was mainly due to the expansion of parking space rental business. The salary of professionals and related office costs have increased correspondingly. In addition, service costs of counsels and agents for preparation of initial public offering in the US have increased.

Interest Expenses

Interest charges and bank charges are mainly from bank transfer charges offset by deposit interest. Interest income as for the six months ended June 30, 2021 and 2020 was approximately $22,110 and $164, respectively.

Provision for Income Taxes

Provision for income tax was $293,480 for the six months ended June 30, 2021,as compared to $175,636 for the six months ended June 30, 2020.Under the Income Tax Laws of the PRC, companies are generally subject to income tax at a rate of 25%. The increase in provision for income taxes was mainly due to the increase in the income before income tax provision as of June 30, 2021 and 2020 was approximately $1,173,919 and $702,543, respectively.

Net Income

Our net income increased by $353,532 or 67.10%, to $526,907 for the six months ended June 30, 2021, from $880,438 for the six months ended June 30, 2020.

For the years ended December 31, 2020 and 2019

The following table sets forth a summary of the Company’s consolidated results of operations for the years ended December 31, 2020 and 2019. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

	For the years ended
	December 31,		Changes
	2020	2019	Amount	%
Net revenue	$2,786,853	$92,428	$2,694,425	2915.16%
Cost of revenue	689,501	18,307	671,194	3666.32%
Gross profit	2,097,352	74,121	2,023,231	2729.63%
Selling, general and administrative expenses	1,444,469	11,309	1,433,160	12672.74%
Income from operations	652,883	62,812	590,071	939.42%
Interest income (expense), net	6,299	2	6,297	314850%
Total other income (loss) and expenses	(11,207)	290	(11,497)	(3964.48)%
Income before income tax provision	641,676	63,102	578,574	916.89%
Provision for income taxes	161,446	15,776	145,670	923.36%
Net income	480,230	47,326	432,904	914.73%

Net Revenue

The following table lists the calculation methods of gross profit and gross profit margin of each type of revenue:

	For the years ended December 31,		Changes
	2020	2019	Amount	%
Dealer licensing fee
Net revenue	$2,700,101	92,428	2,607,673	2821.30%
Cost of revenue	466,145	18,307	447,838	2446.27%
Gross profit	$2,233,956	74,121	2,159,835	2913.93%
Gross profit margin	82.74%	80.19%	2.54%	3.17%

Parking space rental fee
Net revenue	$86,697	-	-	-%
Cost of revenue	223,356	-	-	-%
Gross profit	$(136,659)	-	-	-%
Gross profit margin	(157.63%)	-	-	-%

Advertising revenue
Net revenue	$55	-	-	-
Cost of revenue	-	-	-	-
Gross profit	$55	-	-	-
Gross profit margin	100.00%	-	-	-

Total
Net revenue	$2,786,853	92,428	2,694,425	2915.16%
Cost of revenue	689,501	18,307	671,194	3666.32%
Gross profit	$2,097,352	74,121	2,023,231	2729.63%
Gross profit margin	75.26%	80.19%	(4.93%)	(6.15%)

Our net revenues were $2,786,853 for the years ended December 31, 2020 as compared to $92,428 for the same period in 2019, an increase of $2,694,425, or 2915.16%. The increase was mostly due to the increase of dealer licensing fees.

Dealer licensing fees

Dealer licensing fee revenue increased by $2,607,673 or 2821.30%, from $92,428 for the year ended December 31, 2019 to $2,700,101 for the year ended December 31, 2020. This increase was primarily attributable to an increase in the number of dealers that began to adopt our products, and the opportunities afforded to them as our authorized dealers; accordingly, we, through our VIE in China, experienced an increase in dealers entered into licensing agreements and the related recognition of revenue for those license agreements from 2019 to 2020.

Cost of revenue was $466,145 for the year ended December 31, 2020, an increase of $447,838 or 2,446.27%, from $18,307 for the year ended December 31, 2019. The increase of revenue cost was a result of the increase in marketing and training expenses from recruiting more dealers during the year. Increases in costs are correlated with the increase in dealer licensing fees.

Gross profit and gross profit margin were $2,233,956 and 82.74%, respectively for the year ended December 31, 2020 as compared to $74,121 and 80.19%, respectively for the same period in 2019. Gross margins for license fees are consistent because we make our best efforts to control our costs in accordance to revenues.

Parking space rental fees

For the year ended December 31, 2020, net revenue from parking space rental fees was $86,697 and the cost of revenue was $223,356, compared to $nil and $nil for the same period in 2019. Our parking space fee gross loss was $136,659. This was because we, through our VIE in China, incurred costs in expanding this segment of our business and our expenses were exceeded revenue in 2020. Currently the market has gradually improved, and we expect that most of our parking spaces will achieve profitability by the end of 2021. As of December 31, 2019, we did not generate any revenue in this segment.

Advertising revenue

We, through our VIE in China, lease advertising space on our parking lot gates. For the year ended December 31, 2020, our advertising gross profit was only $55. There was no advertising revenue in 2019 because we did not lease advertising space in 2019.

Selling, General and Administrative Expenses

We, through our VIE in China, incurred selling, general and administrative expenses of $1,444,469 for the year ended December 31, 2020, as compared to $11,309 for the year ended December 31, 2019, an increase of $1,433,160, or 12,672.74%. The increase was mainly due to increased promoting and advertising expenses. In addition, we recruited more employees. Our selling, general and administrative expenses include advertising expenses, delivery expenses for parking lot gates delivery, employees’ salaries, office expenses, and amortization of long term deferred expenses.

Interest Expenses

Interest charges and bank charges are mainly from bank transfer charges and deposit interest offset. Interest expense as of December 31, 2020 and 2019 was approximately$3,382 and -$96, respectively.

Provision for Income Taxes

Provision for income tax was $161,446 during the year ended December 31, 2020, an increase of $145,670 or 923.36%, as compared to $15,776 for the year ended December 31, 2019. Under the Income Tax Laws of the PRC, companies are generally subject to income tax at a rate of 25%. The increase in provision for income taxes was mainly due to the increase in income before income tax provision, which was $641,676 for the year ended December 31, 2020, as compared to $ 63,102 for the year ended December 31, 2019.

Net Income

Our net income increased by $432,904 or 914.73%, to $480,230 for the year ended December 31, 2020, from $47,326 for the year ended December 31, 2019.

Liquidity and Capital Resources

For the six months ended June 30, 2021 and 2020

As of June 30, 2021, we had $3,211,672  in cash. The Company’s working capital and other capital needs mainly come from shareholders’ equity contribution and operating cash flow. Cash is needed to pay for inventory, wages, sales expenses, rent, income taxes, other operating expenses, and purchases to service debts.

Although the Company’s management believes that cash generated from operations will be sufficient to meet the Company’s normal working capital requirements, its ability to service its current debt will depend on its future realization of its current assets for at least the next 12 months. Management took into account historical experience, the economy, trends in the automotive industry, the collectability of accounts receivable as of June 30, 2021, and the realization of inventory. Based on these considerations, the management believes that the Company has sufficient funds to meet its working capital requirements and debt obligations, as they will be due at least 12 months from the date of financial reporting. However, there is no guarantee that management’s plan will succeed. There are a number of factors that can arise and cause the Company’s plans to fall short, such as the overall number of vehicles in China, economic conditions, competitive pricing in the industry, and the continued support of our dealers and suppliers. If future cash flow from operations and other capital resources are insufficient to meet its liquidity needs, the Company may be forced to reduce or delay its anticipated expanding plans, sell assets, acquire additional debt or equity capital, or refinance all or part of its debt.

The following table summarizes the company’s cash flow data as of June 30, 2021 and June 30, 2020:

	For the six months ended June 30,
	2021	2020
Net cash provided by (used in) operating activities	$2,876,951	$764,060
Net cash used in investing activities	(10,537)	(124,924)
Net cash provided by financing activities	69,612	(25,330)
Effect of exchange rate on cash	9,048	(2,801)
Net decrease in cash and cash equivalents	$2,945,074	$611,005

Operating Activities

Net cash provided by operating activities consists primarily of net income adjusted for non-cash items, including depreciation and amortization, accounts receivable and contractual liabilities, and is adjusted for the impact of changes in working capital. Net cash generated in operating activities for the year June 30, 2021 was $2,876,950, representing an increase of $2,112,890 or 276.53% compared to net cash used in operating activities of $764,060 For the six months ended June 30, 2020. The increase in net cash provided by operating activities was due to growth in our business.

Investing Activities

Net cash used in investing activities was $(10,537) For the six months ended June 30, 2021, an increase of $114,387, or (91.57)%, as compared to net cash provided by $(124,924) For the six months ended June 30, 2020. The increase in cash used was because the Company has purchased more fixed and other long-term assets.

Financing Activities

Net cash provided by financing activities was $69,612 For the six months ended June 30, 2021, an increase of $94,942 , or (374.82)%, as compared to net cash provided by $(25,330) For the six months ended June 30, 2020. The increase in cash used was due to contributions of capital by shareholders.

For the years ended December 31, 2020 and 2019

As of December 31, 2020, we had $266,598 in cash. The Company’s working capital and other capital needs mainly come from shareholders’ equity contribution and operating cash flow. Cash is needed to pay for inventory, wages, sales expenses, rent, income taxes, other operating expenses, and purchases to service debts.

Although the Company’s management believes that cash generated from operations will be sufficient to meet the Company’s normal working capital requirements, its ability to service its current debt will depend on its future realization of its current assets for at least the next 12 months. Management took into account historical experience, the economy, trends in the automotive industry, the collectability of accounts receivable as of December 31, 2020, and the realization of inventory. Based on these considerations, the management believes that the Company has sufficient funds to meet its working capital requirements and debt obligations, as they will be due at least 12 months from the date of financial reporting. However, there is no guarantee that management’s plan will succeed. There are a number of factors that can arise and cause the Company’s plans to fall short, such as the overall number of vehicles in China, economic conditions, competitive pricing in the industry, and the continued support of our dealers and suppliers. If future cash flow from operations and other capital resources are insufficient to meet its liquidity needs, the Company may be forced to reduce or delay its anticipated expanding plans, sell assets, acquire additional debt or equity capital, or refinance all or part of its debt.

The following table summarizes the company’s cash flow data as of December 31, 2020 and December 31, 2019:

	For the years ended December 31,
	2020	2019
Net cash provided by (used in) operating activities	$52,592	$(25,724)
Net cash used in investing activities	(252,953)	-
Net cash provided by financing activities	452,426	25,790
Effect of exchange rate on cash	14,467	-
Net decrease in cash and cash equivalents	$252,065	$66

Operating Activities

Net cash provided by operating activities consists primarily of net income adjusted for non-cash items, including depreciation and amortization, accounts receivable and contractual liabilities, and is adjusted for the impact of changes in working capital. Net cash generated in operating activities for the year December 31, 2020 was $52,592, representing an increase of $78,316, compared to net cash used in operating activities of $25,724 for the year ended December 31, 2019. The increase in net cash provided by operating activities was due to growth in our business.

Investing Activities

Net cash used in investing activities was $252,953 for the year ended December 31, 2020. This was mainly due to the Company purchasing fixed and other long-term assets. We did not have any investments in fixed assets in 2019.

Financing Activities

Net cash provided by financing activities was approximately $452,426 for the year ended December 31, 2020, an increase of $426,636, or 1654.27%, as compared to net cash provided by $25,790 for the year ended December 31, 2019. The increase in cash used was due to contributions of capital by shareholders.

Contractual Obligations

For the six months ended June 30, 2021 and 2020

The Company has one operating lease for its office space and six operating leases for its parking lots.

Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The discount rate used to calculate present value is incremental borrowing rate or, if available, the rate implicit in the lease. The Company determines the incremental borrowing rate for each lease based primarily on its lease term in PRC which is approximately 4.75%.

Operating lease expenses were $42,497 and $212,617 for the years ended June 30, 2021 and December 31, 2020, respectively.

The undiscounted future minimum lease payment schedule as follows:

For the years ending June 30,
2022	419,839
2023	357,522
2024	372,709
2025	176,704
2026	56,251
Total	1,383,025

For the years ended December 31, 2020 and 2019

The Company has various operating leases for its office space and parking lots.

Operating lease expenses were $212,617 and $15,221 for the years ended December 31, 2020 and 2019, respectively.

The undiscounted future minimum lease payment schedule as follows:

For the years ending December 31,
2021	342,742
2022	366,294
2023	364,453
2024	276,389
2025	55,656
Total	1,405,533

Off-Balance Sheet Arrangements

Other than as disclosed elsewhere in this prospectus, we, through our VIE in China, have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Critical Accounting Policies

The discussion and analysis of the Company’s financial condition and results of operations are based upon its financial statements, which have been prepared in accordance with GAAP. These principles require the Company’s management to make estimates and judgments that affect the reported amounts of assets, liabilities, sales and expenses, cash flow and related disclosure of contingent assets and liabilities. The estimates include, but are not limited to, accounts receivable, revenue recognition, inventory realization, impairment of long-lived assets and income taxes. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and the actual results, future financial statements will be affected.

The Company’s management believes that among their significant accounting policies, which are described in Note 2 to the audited consolidated financial statements of the Company included in this Registration Statement, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, the Company’s management believes these are the most critical to fully understand and evaluate its financial condition and results of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions. In particular, the novel coronavirus (“COVID-19”) pandemic and the resulting adverse impacts to global economic conditions, as well as our operations, may impact future estimates including, but not limited to, our allowance for loan losses, inventory valuations, fair value measurements, asset impairment charges and discount rate assumptions. Certain prior year amounts have been reclassified to conform to the current year’s presentation. Amounts and percentages may not total due to rounding.

Accounts Receivable

Accounts receivable are recorded at the net value less estimates for expected credit losses. Management regularly reviews outstanding accounts and provides an allowance for doubtful accounts. When collection of the original invoice amounts is no longer probable, the Company will either partially or fully write-off the balance against the allowance for doubtful accounts.

Revenue Recognition

In 2014, the FASB issued guidance on revenue recognition (“ASC 606”), with final amendments issued in 2016. The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients. The Company has concluded that the new guidance did not require any significant change to its revenue recognition processes.

The Company generate revenues from dealer licensing fee, parking space rental fee, vehicle owners’ membership fees.

Dealer licensing fee is recognized as performance obligations are satisfied over time, usually, recognized on an average over the life of dealer licensing as indicated in agreement. Payments received in advance from agents are recorded as “contract liabilities”. Contract liabilities are recognized as revenue over the passage of time. Such advance payment received are non-refundable.

Parking space rental fee is recognized as performance obligations are satisfied at a point in time when the Company provides parking space to customers where fees are calculated by the parking management system, or over time on an average over the duration of rental period as indicated in agreement.

Vehicle owners’ membership fees is recognized as performance obligations are satisfied over time on an average over the life of membership. Payments received in advance from members are recorded as “accruals and other payables”. Accruals and other payables are recognized as revenue over the passage of time. Such advance payment received are non-refundable.

Income Taxes

Income taxes are provided in accordance with ASC No. 740, Accounting for Income Taxes.  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry-forwards. Deferred tax expense (benefit) results from the net change during the years of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

A tax benefit from an uncertain tax position may be recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities. The determination is based on the technical merits of the position and presumes that the relevant taxing authority that has full knowledge of all relevant information will examine each uncertain tax position. Although the Company believes the estimates are reasonable, no assurance can be given that the final outcome of these matters will not be different than what is reflected in the historical income tax provisions and accruals.

Property and Equipment & Depreciation

Property and equipment are stated at historical cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Property and equipment are depreciated on a straight-line basis over the following periods:

Building	20 years
Office equipment	5 years

Impairment of Long-lived assets

The Company accounts for impairment of property and equipment and amortizable intangible assets in accordance with ASC 360, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

New Accounting Pronouncements

In July 2021, the FASB issued ASU 2021-5, Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments. The amendments in this Update amend Topic 842, which has different effective dates for public business entities and most entities other than public business entities. The amendments are effective for fiscal years beginning after December 15, 2021, for all entities, and interim periods within those fiscal years for public business entities and interim periods within fiscal years beginning after December 15, 2022, for all other entities. The amendments in this Update address stakeholders’ concerns by amending the lease classification requirements for lessors to align them with practice under Topic 840. Lessors should classify and account for a lease with variable lease payments that do not depend on a reference index or a rate as an operating lease if both of the following criteria are met: 1) The lease would have been classified as a sales-type lease or a direct financing lease in accordance with the classification criteria in paragraphs 842-10-25-2 through 25-3; 2) The lessor would have otherwise recognized a day-one loss.

In May 2021, the FASB issued ASU 2021-4, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the amendments prospectively to modifications or exchanges occurring on or after the effective date of the amendments. Early adoption is permitted for all entities, including adoption in an interim period. If an entity elects to early adopt the amendments in this Update in an interim period, the guidance should be applied as of the beginning of the fiscal year that includes that interim period. The FASB is issuing this Update to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange.

In February of 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02) “Leases (Topic 842)”. ASU 2016-02 requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. ASU 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted.

For finance leases, a lessee is required to do the following:

●	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position

●	Recognize interest on the lease liability separately from amortization of the right-of-use asset in the statement of comprehensive income

●	Classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows.

For operating leases, a lessee is required to do the following:

●	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position

●	Recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis

●	Classify all cash payments within operating activities in the statement of cash flows.

In July 2018, the FASB issued Accounting Standards Update No. 2018-11 (ASU 2018-11), which amends ASC 842 so that entities may elect not to recast their comparative periods in transition (the “Comparatives Under 840 Option”). ASU 2018-11 allows entities to change their date of initial application to the beginning of the period of adoption. In doing so, entities would:

●	Apply ASC 840 in the comparative periods.

●	Provide the disclosures required by ASC 840 for all periods that continue to be presented in accordance with ASC 840.

●	Recognize the effects of applying ASC 842 as a cumulative-effect adjustment to retained earnings for the period of adoption.

In addition, the FASB also issued a series of amendments to ASU 2016-02 that address the transition methods available and clarify the guidance for lessor costs and other aspects of the new lease standard.

The management will review the accounting pronouncements and plan to adopt the new standard on November 1, 2019 using the modified retrospective method of adoption. The transition method expedient which allows entities to initially apply the requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. As a result of electing this transition method, prior periods will not be restated. The adoption of this ASU will result in the recording of additional lease assets and liabilities each with no effect to opening balance of retained earnings as the Company.

The management is currently evaluating the impact of this update to the consolidated financial statements. Management will evaluate if the current design for the allowance for loan loss methodology would comply with these new requirements.

Quantitative and Qualitative Disclosures about Market Risk

Credit risk

Cash deposits with banks are held in financial institutions in China, which deposits are not federally insured. Accordingly, the Company has a concentration of credit risk related to the uninsured part of bank deposits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk.

Risks Related to Doing Business in China

The recent state government interference into business activities on U.S. listed Chinese companies may negatively impact our operations.

Recently, the Chinese government announced that it would step up supervision of Chinese firms listed offshore. Under the new measures, China will improve regulation of cross-border data flows and security, crack down on illegal activity in the securities market and punish fraudulent securities issuance, market manipulation and insider trading, China will also check sources of funding for securities investment and control leverage ratios. The Cyberspace Administration of China (“CAC”) has also opened a cybersecurity probe into several U.S.-listed tech giants focusing on anti-monopoly, financial technology regulation and more recently, with the passage of the Data Security Law, how companies collect, store, process and transfer data. Our operations and business interests are in Taiwan and mainland China. If the Chinese government’s interference expands and by proxy, our business interests are affected, our operations may be negatively impacted although presently, there is no discernible immediate impact.

If our public accounting firm does not permit the Public Company Accounting Oversight Board (“PCAOB”) to inspect it within three years pursuant to the Holding Foreign Companies Accountable Act, we may be delisted.

The Holding Foreign Companies Accountable Act requires that the Public Company Accounting Oversight Board (“PCAOB”) be permitted to inspect our public accounting firm within three years. If our public accounting firm does not permit or the PCAOB is unable to conduct such an inspection, it may result in our delisting. Our current auditor and previous auditor are both PCAOB-registered. We are not aware of any reasons to believe or conclude that either one would not permit an inspection by PCAOB or that either one may not be subject to such inspection.

Risks of variable interest entity structure

In the opinion of management, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the VIE Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of WFOE and the VIE are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the VIE Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the VIE Arrangements is remote based on current facts and circumstances.

Concentration

For the six months ended June 30, 2021 and 2020

The Company has a concentration risk related to suppliers and customers. Failure to maintain existing relationships with the suppliers or customers to establish new relationships in the future could negatively affect the Company’s ability to obtain goods sold to customers in a price advantage and timely manner. If the Company is unable to obtain ample supply of goods from existing suppliers or alternative sources of supply, the Company may be unable to satisfy the orders from its customers, which could materially and adversely affect revenues.

The concentration on sales revenues generated by customer type comprised the following:

	As of
	June 30, 2021	June 30, 2020
Percentage of the Company’s sales
Customer A	60%	0%
Customer B	15%	0%

The table sets above information as to the revenue derived from those customers that accounted for more than 10% of our revenue for the six months ended June 30, 2021. The sales accounted from Customer A and B for the six months ended June 30, 2020 has no more than 10%.

	As of
	June 30, 2021	June 30, 2020
Percentage of the Company’s accounts receivable
Customer A	0%	0%

The table above shows the account receivable accounted from Customer A for the six months ended June 30, 2021 and 2020 has no more than 10%.

	As of
	June 30, 2021	June 30, 2020
Percentage of the Company’s Prepayment
Customer A	46%	50%

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s total Account payables:

	As of
	June 30, 2021	June 30, 2020
Percentage of the Company’s Account payable
Supplier A	8%	0%
Supplier B	10%	0%

The table above shows the account payable accounted from Supplier A and B for the six months ended June 30, 202 2020 has no more than 10%.

For the years ended December 31, 2020 and 2019

The Company has a concentration risk related to suppliers and customers. Failure to maintain existing relationships with the suppliers or customers to establish new relationships in the future could negatively affect the Company’s ability to obtain goods sold to customers in a price advantage and timely manner. If the Company is unable to obtain ample supply of goods from existing suppliers or alternative sources of supply, the Company may be unable to satisfy the orders from its customers, which could materially and adversely affect revenues.

The concentration on sales revenues generated by customers type comprised of the following:

	As of
	December 31,
	2020	2019
Percentage of the Company’s sales
Customer A	46%	97%

	As of
	December 31,
	2020	2019
Percentage of the Company’s accounts receivables
Customer A	0%	100%

	As of
	December 31,
	2020	2019
Percentage of the Company’s prepayments
Customer A	45%	100%

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s total Account payables:

	As of
	December 31,
	2020	2019
Percentage of the Company’s accounts payables
Supplier A	20%	100%

BUSINESS

Overview

Yi Po Holdings is a holding company that was incorporated under the laws of the Cayman Islands on March 19, 2020. As a holding company with no material operations of our own, we conduct our operations in China through our VIE. The Company, through its subsidiaries and VIE, specializes in intelligent parking industry, including providing intelligent parking management system and intelligent parking lot gate products in the PRC.

We, through our VIE in China, entered into the intelligent parking industry in 2018 and combine our products with technologies. At present, we have installed our intelligent parking management system in approximately 42 parking lots across 18 cities in China, including 6 parking lots self-operated by us.

Through our VIE in China, our intelligent parking management system is widely-used in the self-operated parking lots business and the cooperatively operated parking lots business, which is an electronic network system with automatic vehicle login, entrance and exit authentication, monitoring, and charging management functionalities. Through our VIE, we launched a national network parking platform that provides vehicle owners with diverse services such as parking space search, navigation guidance, touchless payment, membership discounts, and owner’s car search, to provide convenient parking experiences to vehicle owners. We also provide intelligent parking lot gate products, which combine our intelligent parking software system with electromechanical products (i.e. ordinary parking lot gate). Our vehicle access efficiency is manifested by the intelligent management system installed in the parking lot gate products, which save and store information such as records of vehicles’ entrance and exit, time of entrance and exit.

We have a broad marketing network in China, and have established cooperative relationships with 28 regional dealers who provide marketing and promotion services nationwide. The extensive dealer licensing channels reduce our overall operating costs. The dealers facilitate the cooperation between us and our partners to in the operation and management of parking lots and parking spaces. The dealers also promote and publicize our intelligent parking management system and our national network parking platform.

With the rapid development of urbanization in China and the improvement of resident awareness of safety precautions, the demand for intelligent parking management system products in commercial and residential buildings has increased. This translates into a huge market for the intelligent parking lots. Based on our grasp of the market and investment in the intelligent parking industry, we, through our VIE in China, won the honors of “China’s most influential brand in the intelligent parking industry in 2020” and “China’s most valuable intelligent parking platform for investment and cooperation in 2020.”

As we gradually deepen our understanding of different vertical industries such as the transportation industry, property management industry, and urban planning industry, our goal is to combine the digital and intelligent development needs of each vertical industry to develop and provide more comprehensive intelligent parking solutions. We believe that our intelligent parking management system will enhance the sustainability of our business. Through our VIE, we also plan to collaborate with the merchants on our national network parking platform, which may lead to more business cooperation opportunities.

Corporate Structure

The following diagram illustrates the corporate structure of Yi Po International Holdings Limited its subsidiaries, and VIE as of the date of this prospectus:

Our Subsidiaries and Business Functions

Yi Po Holdings is a Cayman Islands exempted company incorporated on March 19, 2020. We conduct our business in China through our Affiliated Entities. The consolidation of our Company and our Affiliated Entities has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Yi Po HK was incorporated on April 28, 2020 under the law of Hong Kong SAR. Yi Po HK is our wholly-owned subsidiary and is currently not engaging in any active business and merely acting as a holding company.

Yi Po WFOE was incorporated on March 16, 2021 under the laws of the People’s Republic of China. It is a wholly-owned subsidiary of Yi Po HK and a wholly foreign-owned entity under the PRC laws. Yi Po WFOE had entered into VIE Agreements with Jiangsu Easy Parking and Jiangsu Easy Parking Shareholders.

Jiangsu Easy Parking was incorporated on August 22, 2018 under the laws of the People’s Republic of China. Its registered business scope includes intelligent technology, smart parking technology research and development, computer software development, technical services and consulting, parking lot management service, etc. Jiangsu Easy Parking is our operating company.

VIE Agreements between Yi Po WFOE and Jiangsu Easy Parking

Due to PRC legal restrictions on foreign ownership, neither we nor our subsidiaries own any direct equity interest in Jiangsu Easy Parking. Instead, we control and receive the economic benefits of Jiangsu Easy Parking’s business operation through a series of contractual arrangements. Yi Po WFOE, Jiangsu Easy Parking and Jiangsu Easy Parking Shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on August 24, 2021. Weiming Jin and Xin Jin are the shareholders of Jiangsu Easy Parking, our VIE. Weiming Jin owns 51% of the shares and Xin Jin owns 49% of the shares.

The VIE agreements are designed to provide Yi Po WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Jiangsu Easy Parking, including absolute control rights and the rights to the assets, property and revenue of Jiangsu Easy Parking. If Jiangsu Easy Parking or the Jiangsu Easy Parking Shareholders fail to perform their respective obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements that give us effective control over Jiangsu Easy Parking. Furthermore, if we are unable to maintain effective control, we would not be able to continue to consolidate the financial results of our variable interest entity in our financial statements.

Each of the VIE Agreements is described in detail below:

Exclusive Option Agreement

Under the Exclusive Option Agreement, the Jiangsu Easy Parking Shareholders irrevocably granted Yi Po WFOE (or its designee) an exclusive right to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, a portion or whole of the equity interests or assets in Jiangsu Easy Parking held by the Jiangsu Easy Parking Shareholders. The purchase price is RMB 10 and subject to any appraisal or restrictions required by applicable PRC laws and regulations.

The agreement takes effect upon parties signing the agreement, and remains effective for 10 years, extendable upon Yi Po WFOE or its designee’s discretion.

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Jiangsu Easy Parking and Yi Po WFOE, Yi Po WFOE provides Jiangsu Easy Parking with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, business management and information. For services rendered to Jiangsu Easy Parking by Yi Po WFOE under this agreement, Yi Po WFOE is entitled to collect a service fee that shall be calculated based upon service hours and multiple hourly rates provided by Yi Po WFOE. The service fee should approximately equal to Jiangsu Easy Parking’s net profit.

The Exclusive Business Cooperation Agreement shall remain in effect for ten years unless earlier terminated upon written confirmation from both Yi Po WFOE and Jiangsu Easy Parking before expiration. Otherwise, this agreement can only be extended by Yi Po WFOE and Jiangsu Easy Parking does not have the right to terminate the agreement unilaterally.

Share Pledge Agreement

Under the Share Pledge Agreement between Yi Po WFOE and certain shareholders of Jiangsu Easy Parking together holding 100% of the equity interests, of Jiangsu Easy Parking (“Jiangsu Easy Parking Shareholders”), the Jiangsu Easy Parking Shareholders pledged all of their equity interests in Jiangsu Easy Parking to Yi Po WFOE to guarantee the performance of Jiangsu Easy Parking’s obligations under the Exclusive Business Cooperation Agreement. Under the terms of the Share Pledge Agreement, in the event that Jiangsu Easy Parking breaches its contractual obligations under the Exclusive Business Cooperation Agreement, Yi Po WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to dispose of dividends generated by the pledged equity interests. The Jiangsu Easy Parking Shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, Yi Po WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The Jiangsu Easy Parking Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice Yi Po WFOE’s interest.

The Share Pledge Agreement shall be effective until the full payment of the service fees under the Business Cooperation Agreement has been made and upon termination of Jiangsu Easy Parking’s obligations under the Business Cooperation Agreement.

The purposes of the Share Pledge Agreement are to (1) guarantee the performance of Jiangsu Easy Parking’s obligations under the Exclusive Business Cooperation Agreement, (2) ensure the shareholders of Jiangsu Easy Parking do not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice Yi Po WFOE’s interests without Yi Po WFOE’s prior written consent and (3) provide Yi Po WFOE control over Jiangsu Easy Parking.

Although we took every precaution available to effectively enforce the contractual and corporate relationship above, these contractual arrangements may still be less effective than direct ownership and that the Company may incur substantial costs to enforce the terms of the arrangements. For example, our VIE and Jiangsu Easy Parking Shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of our VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our VIE and Jiangsu Easy Parking Shareholders of their obligations under the contracts to exercise control over our VIE. Jiangsu Easy Parking Shareholders may not act in the best interests of our company or may not perform their obligations under these contracts. In addition, failure of our VIE shareholders to perform certain obligations could compel the Company to rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. For a detailed description of the certainties of the VIE arrangements, see “Risk Factors – Risks Relating to Our Corporate Structure.”

Our Products and Services

Through our VIE in China, we mainly provide the following four types of products and services: (1) the parking lots service, (2) the intelligent parking management system, (3) parking lot gates, and (4) national network parking platform. A vehicle’s entering and exiting the parking lot will be identified in high-definition quality and monitored by the intelligent parking management system. The information of parking management, operation, maintenance, and charging will be digitally and electronically recorded within the national network parking platform.

1.	Parking lots service

We, through our VIE, provide parking lots for vehicle owners through our six (6) self-operated parking lots. Through our VIE, we lease the parking lots, independently operate the parking lots, and provide the public with short-term and long-term parking services. The size of the parking lots ranges from 20,000 sq ft to 160,000 sq ft. We operate the parking lots through our intelligent parking management system (as described below), which is installed and maintained by us. Our revenue from self-operated parking lots is derived mainly from parking space rental fees from short-term parking vehicles and long-term parking vehicles.

Through our VIE in China, we also work with third-party operated parking lots, where we install our intelligent parking management system and parking lot gates (as described below). We refer to these parking lots as cooperatively operated parking lots. We look for suitable partners who provide us with the right to install intelligent parking management system, parking lot gates, and other parking equipment in their parking lots. We can solicit advertisers to publish their commercial advertisements on the parking lot gates. Our revenue from cooperatively operated parking lots is derived mainly from the advertisement fees on parking lot gates and intelligent parking management system maintenance fees. All parking space rental fees from vehicle owners are allocated to the cooperative partners.

2.	Intelligent parking management system

The intelligent parking management system is an automated electronic network system with automatic vehicle login, entrance and exit authentication, monitoring, and billing functionalities, which entail scanning, information transmission, monitoring, central management unit, data management unit, and command execution. Such system adopts the technologies of computer control, information identification, data storage and processing, and communication transmission, to realize automatic control to entrance and exit management, site safety management, and implements automatic charging based on the pre-set charging standards.

The intelligent parking management system is used for both our self-operated parking lots and cooperatively operated parking lots. For self-operated parking lots, our revenue is derived mainly from parking space rental fees while for cooperatively operated parking lots, our revenue is derived from intelligent parking management system maintenance fees. The system maintenance fee is usually charged from 1% to 25% of the total parking space rental fees depending on the parking lot vehicle flow.

3.	Parking lot gates

The parking lot gate is comprised of an electromechanical railing in either horizontal blocking state or vertical release state to permit or prohibit real-time passage of vehicles through real-time prompts, accomplishing automatic control and management of traffic flow.

The parking lot gates are mainly used in places that need to control and manage vehicular access such as residential areas, enterprises and institutions, scenic spots, office buildings, and commercial shopping areas. The parking lot gates may be used alone or integrated with the intelligent parking management systems.

We, through our VIE, purchase the customized parking lot gates and related hardware equipment from third party suppliers, and install our intelligent parking management system on such hardware equipment. Meanwhile, we connect the data interfaces of hardware equipment with the national network parking platform to realize the combination of software and hardware, i.e. intelligent equipment. The intelligent equipment will be debugged and tested until all test results are correct and then officially put into use in the parking lot.

Our parking lot gate products include heavy parking lot gates, non-powered advertising parking lot gates, high-speed parking lot gates, and automatic returned high-speed parking lot gates.

Features of heavy parking lot gates:

The height of the heavy parking lot gate is approximately 1.77 meters. The opening distance of a single railing can reach 7 meters, and the opening distance of a pair of railings can reach 14 meters. There is a large advertising display area and LED lighting equipment in the heavy parking lot gate. According to our suppliers, such heavy parking lot gate is able to effectively resist typhoons below level 8 through its reinforced design.

Features of non-powered advertising parking lot gates:

The height of the unpowered advertisement parking lot gate is approximately 1.77 meters. The opening distance of a single railing can reach 7 meters. It can be operated remotely within 30 meters. The non-powered advertising parking lot gates are installed with multiple protection measures including wind protection, motor’s high-temperature protection, and anti-surge protection.

Features of automatic returned high-speed parking lot gates:

The height of the automatic returned high-speed parking lot gate is approximately 1.22 meters. The opening distance of a single railing can reach 3 meters. The direction of the railing to left or right can be adjusted. It can be operated remotely within a distance of 30 meters. The automatic returned high-speed parking lot gate has been improved its safety design, which is able to lift at high speeds and lower at slow speeds, and automatically return to the original position. The automatic returned high-speed parking lot gate is equipped with a high-speed servo motor and traffic light display screen.

4.	National network parking platform

The national network parking platform is a software application that vehicle owners can download with their mobile phones. The platform is used for both our self-operated parking lots and cooperatively operated parking lots. The national network parking platform provides vehicle owners with functions such as parking space search, navigation guidance, touchless payment, membership discount, and owner’s car search. The Company believes that such parking platform meets the diverse needs of vehicle owners and provides them with digital parking information and convenient parking experience.

Parking space search function

Our parking platform obtains the number of empty parking spaces nearby through GPS positioning. The vehicle owners are able to search for empty parking spaces through our parking platform.

Navigation guidance function

If the vehicle owner finds a suitable parking lot or parking space through our parking platform, the owner can further use the navigation function, in which the system will navigate to the target parking lot for the vehicle owner through one-click navigation.

Touchless payment function

When the vehicle owner enters and exits the parking lot, our parking platform will automatically charge the parking space rental fees based on the time spent in the parking lot through a mobile payment feature.

Membership discounts function

The vehicle owner may purchase a membership card on the national network parking platform. The vehicle owner can enjoy a discount from 5% to 50% on the parking space rental fees when the owner becomes a member of our national network parking platform. Members who join our parking platform at different times can enjoy different discounts.

Owner’s car search function

After entering the license plate number or parking space number, the owner’s car search function may help the owner find the parking address of the vehicle, navigate route to the parking space and the vehicle’s location.

Business Model and Revenue Sources

For the fiscal years ended December 31, 2020 and 2019, we, through our VIE in China, generated revenues mainly from dealer licensing fees, parking space rental fees, and advertising. At the end of 2020, we started to sell the intelligent parking management system and parking lot gates, which have already generated revenues including sales of the intelligent parking management system and parking lot gates, and the intelligent parking management system maintenance fees. Also, with more and more vehicle owners using our national network parking platform, vehicle ownership membership fees are anticipated to become one of our revenue sources. We expect that the percentage of dealer licensing revenue will decrease, while other revenues will increase in the future.

Dealer Licensing Fee

Through our VIE, we have adopted a dealer licensing model. Jiangsu Easy Parking, our VIE, has a broad marketing network in China and has established cooperative relationships with 28 regional dealers. Our dealer licensing fee was approximately RMB 0.6 million (approximately UD$87,000) and RMB 18.6 million (approximately US$2.7 million) for the years ended in 2020 and 2019, respectively, accounting for 97% and 100% of total revenue.

The dealer builds its own team and provides promotion and publicity services for us within the dealer’s exclusive region, which is usually a city in China. The dealer facilitates the cooperation between us and potential partners, i.e. parking lots’ owners, to achieve operation and management of the parking lots through installing our intelligent parking management system and parking lot gates and using our national network parking platform.

Through our VIE in China, we sign separate dealer licensing agreements with each dealer. The term of a dealer licensing agreement is usually 3 years. The agreement will be renewed automatically unless either party gives written notice to the other party prior to the expiration of the current agreement. The amount of dealer licensing fees received by us from a single dealer is between RMB 2 million to RMB 4 million, or approximately US$290,000 to US$580,000, based on the level of such dealer licensing. The dealer may pay the dealer licensing fee in installments within a certain period as agreed to in the dealer licensing agreement. After our dealer pays the dealer licensing fee, we authorize the dealer to act as our business agent within the designated district, and to use our trademarks, trade names, logos, and software copyrights of national network parking system in business activities. In return, the dealer will receive commissions from us. The commissions for the dealer are calculated based on 20% of the five-year net income of all referred parking lot projects in the dealer’s exclusive region, payable on yearly basis. We will first pay the commissions to our dealers in April 2022. We are obligated to pay such commissions to dealers under the dealer licensing agreements and these future obligations may add risks to our business and operations. As of the date of this prospectus, the amount of commissions we are obligated to pay based on the income received is 0. See Risk Factors – Risks Relating to Our Business and Industry – “ Our licensing agreements obligate us to make future commissions to the dealers, and if we do not have the funds necessary to make such payments, our business and operations may be affected.”

We, through our VIE, provide dealers with business support such as market inspection and business training. We then provide support such as guidance on the operation of intelligent parking lot system, training on parking equipment knowledge, and guidance on parking equipment and system installation. We also provide corresponding support such as operation and maintenance on parking equipment and systems. Our obligations are specific services and deliverables that are set forth in an agreement, in which terms may vary slightly depending on the region within Mainland China.

In 2020 and 2019, with the increased demand for expansion of our marketing network, the dealer licensing fee accounted for a relatively high proportion of our revenue.

Other Revenues

In addition to the dealer licensing fee, our other revenue includes the parking space rental fee and advertising revenue for the fiscal years ended December 31, 2020 and 2019.

The parking space rental fee is the fee when we provide parking space to customers. We receive the fee based on a percentage of parking fees as agreed to by us and the partnering parking lots.

Advertising revenue is the fees received from leasing advertising spaces on the parking lot gates. In 2020, our parking space rental revenue was approximately US$86,697, and the parking lot gate advertising revenue was US$55.

At the end of 2020, we, through our VIE in China, started to sell the intelligent parking management system and parking lot gates, which has already generated revenues including sales of the intelligent parking management system and parking lot gates, and the intelligent parking management system maintenance fees. Also, with more and more vehicle owners using our national network parking platform, vehicle ownership membership fees are expected to become one of our revenue sources.

Vehicle owners’ membership fees are payments received in advance from members. Such advance payment received is non-refundable. The vehicle owner pays RMB 298, or approximately US$43, in a lump sum to purchase a membership card on the national network parking platform. The member will receive lifetime discounts on the parking fees on our parking platform, and bonus points when they refer new members to purchase the membership cards. Such bonus points may be used to pay for parking fees. As of December 31, 2020, we have sold 5,654 membership cards, which generate the revenue of RMB1,684,892 (approximately US$243,000). For the six months ended June 30, 2021, we have sold 571 membership cards, which generate the revenue of RMB170,158 (approximately US$24,000).

Our Industry

We, through our VIE, mainly operate our business in the intelligent parking industry, which is a sub-industry of the access control and management industry. The access control and management industry is a sub-industry of the safe guarding industry. The relationship among the intelligent parking industry, the parking industry, the access control and management industry and the safe guarding industry is as follows:

Overview of the Safe Guarding Industry

Safe guarding products refer to special equipment, software and systems used to prevent national, collective, personal property and personal safety from being infringed. The safe guarding industry is developed on the basis of development of technologies such as computer, multimedia, network communication, automatic control, electronic instrumentation, sensing, and mechatronics. The scope of the safe guarding industry is very broad, including surveillance, access control and management, anti-theft alarm, building intercom. The safe guarding products usually with the functions of anti-theft, anti-robbing, anti-robbing, and anti-accident, are commonly used in residential communities, intelligent buildings, prisons, government agencies, schools, road traffic, shopping malls, supermarkets, airports, customs, which includes intelligent parking management systems, closed-circuit video surveillance products, building intercom systems, security patrol systems, anti-theft alarm systems, anti-theft doors, anti-theft locks, and fire-fighting equipment. The safe guarding industry has been a sunrise industry in China that integrates product development, production, sales, engineering and system integration. There is a huge potential market of the safe guarding products, which combine public security and technical protection. The safe guarding industry is an important part to build the social security prevention system and maintain social stability.

Overview of the Access Control and Management Industry

The access control and management industry is one of the sub-industries of the safe guarding industry, which is used to control the behavior of people or vehicles entering and exiting a certain area or a building by using the verification devices or the identification methods. The main access control and management products include the intelligent parking management system, the intelligent access control management system, the intelligent access parking lot gate management system, the intelligent charging management system, the intelligent attendance management system, the intelligent patrol management system, the roadblock machines, and induction doors.

The access control and management industry has developed rapidly to enhance the over-all life quality in China and comply with the government’s requirements for public safety. Before the 1990s, China basically relied on the manual and mechanical parking lot gates to control and manage the flow of people and vehicles. With the rapid expansion of urban population and the rapid growth of China’s vehicle ownership, it is imperative to adopt scientific and advanced management methods to control and manage the flow of people and vehicles.

The main factors for the rapid development of China’s access control and management industry are as follows.

(1)	Increased vehicle ownership;

(2)	Higher standards of property management in residential communities and office buildings;

(3)	Acceleration of urbanization; and

(4)	Higher standards of public safety order.

Overview of China’s Parking Industry

The number of vehicles in China have maintained steady growth in the past five years and increased from approximately 190 million in 2016 to approximately 280 million in 2020, representing a CAGR of 8.1% during the period.

Source: https://www.djyanbao.com/report/detail?id=2524333&from=search_list

Driven by the rapid growth of the retain number of vehicles, there is a trend of rapid development of the industries in relation to automobile. However, the number of parking spaces is far lower than the number of vehicles, which results in difficulties in parking in most cities of China. In 2020, there were approximately 12.64 million new parking spaces in China, while the number of vehicles increased by more than 20 million. In 2020, the ratio of parking spaces to the retain number of vehicles in China and of the ideal international standards was 1:0.4 and 1:1.3, respectively. There is still room for a substantial increase in the number of parking spaces in China.

Source: https://www.djyanbao.com/report/detail?id=2524333&from=search_list

Overview of China’s Intelligent Parking Industry

With the rapid development of urbanization in China and the improvement of the residents’ awareness of safety precautions, the demands for the intelligent parking management system products in commercial and residential buildings have been increased, which maintains a growth rate of more than 20% in recent years. Driven by the construction of intelligent parking lots and the transformation of traditional parking lots, the overall intelligent parking market will reach RMB 1.4 trillion, or approximately US$0.203 trillion in 2025, representing a CAGR of 19% during the period from 2020 to 2025. The revenue of China’s intelligent parking market comes mainly from the sales revenue of intelligent parking lots system and the parking fees from operation of parking lots. The sales revenue of intelligent parking systems in the future is anticipated to only account for a small part. The most important source of income is from the operation of intelligent parking lots, which will greatly increase utilization ratio of parking lots and bring in a large amount of parking fees revenue.

Source: https://www.djyanbao.com/report/detail?id=2524333&from=search_list

Our Growth Strategies

We, through our VIE, entered into the intelligent parking industry in 2018. We have a broad marketing network in China and have retained 28 regional dealers across China. At present, through our VIE in China, we have installed our intelligent parking management system in the parking lots of 18 cities across China. Our business growth is supported by key products, leading technologies and operation model. Our growth strategies include:

We actively participate in the digitalization and intellectualization of parking management and focus on the development of intelligent parking solutions.

We, through our VIE in China, continue to actively participate in the digitalization and intellectualization of the parking management and focus on the development of intelligent parking solutions. We believe that our ability to provide one-stop parking solutions for vehicle owners enables us to take full advantage of the opportunities from the digital industrialization. Intelligent parking solutions will become our core business and play an increasingly important role in our business. We plan to extend the application of our intelligent parking solutions to more industries and sectors, including intelligent cities and intelligent communities.

Furthermore, as we gradually deepen our understanding of different vertical industries such as the transportation industry, property management, and urban planning, our goal is to combine the digital and intelligent development needs of each vertical industry to develop and provide more comprehensive intelligent parking solutions. We believe that our intelligent parking management system will enhance the sustainability of our business.

We develop online technology platforms and marketing channels.

Through our VIE in China, we continue to improve and optimize our national network parking platform, which provides vehicle owners with functions such as parking space search, navigation guidance, touchless payment, membership discounts, and owner’s car search. Such parking platform meets the diverse needs of vehicle owners and provides them with digital parking information and convenient parking experience.

The national network parking platform is critical to our long-term growth and customer retainment. We will further broaden the matrix of internet products in the forms of application programs and WeChat mini programs, which will expand our products and services to more comprehensive daily life scenarios and build a more competitive one-stop platform for content aggregation and data distribution.

In order to optimize user’s experience, we will increase investment in refining user management, which will increase users’ loyalty and retention and value contribution to our national network parking platform. We also plan to collaborate with the merchants on our national network parking system which may lead to more business cooperation opportunities.

We reduce the overall operation costs.

Considering the intense competition in the intelligent parking industry and the COVID-19 outbreak, we intend to reduce our overall costs through dealer licensing to strengthen our short-term cash flow. The dealers facilitate us and potential partners to achieve operation and management cooperation of parking lot and parking space, and promote and publicize our intelligent parking management system and our national network parking platform.

In addition to self-operated parking lots business, we also upgrade and optimize cooperatively operated parking lot businesses to improve capital efficiency. Through our VIE, we will assist partners to install our intelligent parking management system, parking lot gates and other parking equipment to build intelligent parking lots. We will reduce our self-operated parking lots business investments and focus on obtaining more cooperative parking business revenue sources.

Competitive Advantages

The intelligent parking industry is an emerging industry in China and the market is huge. We believe that our products and services have strong competitive advantages in the domestic market of the intelligent parking industry in China.

Integrated national network parking platform

We combine the Internet with traditional parking lots business, which create an advanced intelligent parking management system. Our intelligent parking management system aims to overcome parking information limitations and provide a high-quality parking experience.

With an integrated cloud platform and through the coordination and combination of different functionalities, we provide city-level intelligent parking full-process services, in which the information of parking management, operation, maintenance, and billing is transmitted digitally and electronically through the national network parking platform. It can quickly meet the increasingly diversified, complex and personalized needs of customers with lower operating costs.

Convenient payment services

We provide convenient payment services for vehicle owners. If the vehicle owner uses the parking lot, he can pay the parking fee by scanning the QR code of the parking lot or through our national network parking platform. Our system is quickly connected to mobile payment options like WeChat, Alipay, UnionPay, and ETC.

Compared with the traditional manual payment model, our payment methods are more convenient, which reduces the queue time of vehicles entering and exiting the parking lot and reduces the labor costs.

Marketing network advantages

We have established a nationwide marketing network in China. Our high-quality dealers from 28 cities have established cooperative relationships with us and are responsible for providing nationwide marketing and promotion services. The dealers provide promotion and publicity, facilitate us and potential partners, i.e. parking lots’ owners, to reach cooperation in the operation of parking lots through installing our intelligent parking management system and parking lot gates and using our national network parking platform. In return, we provide commissions as a business incentive mechanism for the dealers. A wide range of dealer licensing channels will reduce our overall costs and strengthen our short-term cash flow.

At present, through our VIE in China, we have installed intelligent parking management systems in approximately 42 parking lots in 18 cities across China, including 6 parking lots self-operated by us. The number of intelligent parking lots each year has maintained a steady growth.

Our Suppliers

Our products and services are mainly a combination of intelligent software and electromechanical products. The raw material purchased by us is the hardware equipment of the parking lot gates. Our business is substantially dependent on our collaboration with our major suppliers. We consider major suppliers in each period to be those suppliers that accounted for more than 10% of overall purchases in such period. For the year ended December 31, 2020, Jiangsu Easy Parking had one major supplier, Qingdao Jingkehuaxin Network Technology Co. LTD, whose purchases represented approximately 25% of the Company’s total purchases. For the year ended December 31, 2019, Jiangsu Easy Parking had one major supplier, Qingdao Jingkehuaxin Network Technology Co. LTD, whose purchases represented approximately 100% of the Company’s total purchases. Jiangsu Easy Parking usually enters sales and installation contracts with suppliers. The supplier is responsible for delivering hardware equipment, install the equipment system and confirming the system works smoothly. Jiangsu Easy Parking pays the total amount to the supplier according to the contract.

Our Customers and Sales

We generated revenues from dealer licensing fees, parking space rental fees, and advertising revenue. For the year ended December 31, 2020, one customer, Changzhou Buhuadong Hotel Co., LTD, accounted for 46% of the Company’s revenues. For the year ended December 31, 2019, one customer, Nanjing Civil Air Defense Office, accounted for 97% of the Company’s revenues. Jiangsu Easy Parking enters into agreements with its customers for three to four years depending on different customers. Pursuant to signed agreements, Jiangsu Easy Parking leases parking spaces from customers and receive parking space rental fees from vehicle owners as revenue. Parking space rental fee are recognized at a point in time when Jiangsu Easy Parking provides parking space to vehicle owners. The fees are calculated by the parking management system.

Competition

China’s intelligent parking industry is an emerging industry with broad market. We believe that more and more companies will enter into the intelligent parking industry in the future, and the market competition will become fierce. The current intelligent parking companies are mostly private small and medium-sized enterprises. In addition to competing in technologies and sales prices, such companies have clearly tended to compete in the scale and refinement of operational capabilities. Our main competitors include but are not limited to Beijing Yuechang Technology Co., Ltd., Shenzhen Jieshun Technology Industrial Co., Ltd., Jiangsu Wuyang Parking Industry Group Co., Ltd., and Xiamen Ketuo Communication Technology Co., Ltd.

Research and Development

We, through our VIE in China, will continue to strengthen our research and development capabilities and commit to the quality assurance of our products to maintain and enhance our market position. With an aim of enhancing our core technologies, and developing new products with consistent performance, we will devote more resources to enhance our research and development and quality assurance capabilities by improving our existing products and developing new features of products. Through internal training and external recruitment, we currently have an internal research and development (“R&D”) team of 7 persons, which accounts for approximately 37% of the total number of employees as of the date of this prospectus.

Our technology development is supported by our financial support of R&D investment, our R&D infrastructure and an experienced R&D team. Our research and development projects include intelligent parking management system, national network parking platform and parking lot charging system for electric vehicles and version upgrades of the aforesaid projects. In addition, we currently own 16 software copyrights. For further details, please refer to “Business-Intellectual Property” section of this prospectus.

Through our VIE, we plan to engage external technology companies to develop a parking application for iOS and Android, as well as to arrange internal secondary development of parking application for iOS and Android in the fourth quarter of 2021. At present, such projects are in the development stage.

Intellectual Property

We rely on our software copyrights to protect our domestic business interests and ensure our competitive position in our industry. Jiangsu Easy Parking, our VIE, owns 16 software copyrights with the effective protection period of 50 years respectively. After the expiration of the effective protection period, no application for renewal will be applied. The VIE holds the software copyrights as follows:

No.	Registration Number	Registration Approval Date	Issue Date	Title	Registration Place
1.	2020SR1862748	2020-12-21	2020-12-02	Easy Parking Security Settlement System V1.0	China
2.	2020SR1864764	2020-12-21	2020-09-28	Easy Parking Timeshare Leasing Platform V1.0	China
3.	2020SR1862747	2020-12-21	2020-10-23	Easy Parking Member Management System V1.0	China
4.	2020SR1864763	2020-12-21	2020-09-10	Easy Parking Space Trading Platform V1.0	China
5.	2020SR1852322	2020-12-18	2020-06-26	Easy Parking New Energy Charging System V1.0	China
6.	2020SR1854630	2020-12-18	2020-11-13	Easy Parking Member Intelligent Recommendation Advertising System V1.0	China
7.	2020SR1854629	2020-12-18	2020-07-25	Easy Parking Intelligent Passenger Flow Statistics System V1.0	China
8.	2020SR1854646	2020-12-18	2020-03-26	Easy Parking Franchise Parking Settlement System V1.0	China
9.	2020SR1852093	2020-12-18	2020-05-18	Easy Parking Indoor Intelligent Car Search System V1.0	China
10.	2020SR1854647	2020-12-18	2020-03-13	Easy Parking Member Mall Service System V1.0	China
11.	2020SR1847369	2020-12-17	2020-02-20	Easy Parking Big Data Platform V1.0	China
12.	2020SR1847384	2020-12-17	2020-03-18	Easy Parking Intelligent Parking Cloud System V1.0	China
13.	2020SR1847491	2020-12-17	2020-04-23	Easy Parking Unattended Parking Control Platform V1.0	China
14.	2020SR1847368	2020-12-17	2020-01-16	Easy Parking New Generation Intelligent Parking System V1.0	China
15.	2020SR1847493	2020-12-17	2020-08-25	Easy Parking Unionpay Settlement System V1.0	China
16.	2020SR1847364	2020-12-17	2020-07-16	Easy Parking Non-Inductive Payment System V1.0	China

Employees

As of September 30, 2021, we have 19 full-time employees. The number of employees in each department are as follows:

Department	As of September 2021
Chairman’s Office	2
Human Resources & Administration	6
Finance	3
Research & Development	7
Operation	1
Total	19

All of our total employees are employed in China. Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We believe that we maintain a good working relationship with our employees. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. As required by regulations in China, we participate in various employee social securities plans that are organized by local governments. We pay social insurance for some of our employees, covering all five types of social insurance, including pension, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance. We believe that we are in material compliance with the relevant PRC employment laws.

In addition to the full-time employees directly employed by us, we have also signed a labor outsourcing agreement with Jiangsu Linghang Service Outsourcing Co., Ltd. Jiangsu Linghang Service Outsourcing Co., Ltd. provides the outsourced personnel to us for the daily management and equipment maintenance of the parking lots. Jiangsu Linghang Service Outsourcing Co., Ltd. is responsible for signing labor contracts with the outsourced personnel and paying labor remuneration, social insurance and housing provident fund for the outsourced personnel. There are 6 persons being indirectly employed by us through this agreement.

Description of Property

Leased property

Jiangsu Easy Parking has one operating lease for its office space and six operating leases for its parking lots.

Jiangsu Easy Parking currently has a 30-month lease with Nanjing Shuang Chuang Enterprise Incubator Co., Ltd. which is granted by the property owner of Greenland Group Nanjing Baodi Real Estate Co., Ltd., to rent an office space at Room 320, Room 321, Room 322, Room 323 and Room 324 of No. 5, Jinxiu Street, Yuhuatai District, Nanjing for sales and marketing purpose, which is 521.94 square meters, starting April 1, 2020 till September 30, 2022. The monthly rent is RMB 46,230, or approximately US$6,700, paid semi-annually.

Jiangsu Easy Parking currently has six operating leases for its self-operated parking lots in five cities of China. Jiangsu Easy Parking obtain the right to use the parking lots, independently operates the parking lots, and provides the public with short-term and long-term parking services in our self-operated parking lots. The lessors of such parking lots include government agencies, property services companies, and other private companies.

Location	Numbers of parking lots	Rent	Terms
Anhuai East Road, Gulou District, Nanjing City, Jiangsu Province	227	RMB 249,000 (approximately USD 36,000)	August 1, 2019 to July 31, 2022
Gongyi Village Community, Yichang City, Hubei Province	373	RMB 654,166 (approximately USD 94,900), annually increased 4%	October 10, 2020 to October 9, 2025
Qiaotou Avenue, Qiaotou Town, Dongguan City, Guangdong Province	168	RMB 360,000 (approximately USD 52,000)	September 18, 2020 to September 30, 2026
Tianning District, Changzhou City, Jiangsu Province	52	RMB 30,000 (approximately USD 4,300)	December 1, 2019 to November 30, 2022
Area One, South Square, Railway Station, Guanhe East Road, Tianning District, Changzhou City	300	RMB 1,280,000 (approximately USD 183,000)	August 1, 2020 to July 31, 2024
Yuelu District, Changsha City, Hunan Province	50	RMB 125,000 (approximately USD 18,000)	January 10, 2020 to January 9, 2025

We believe that our office space is adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available on commercially reasonable terms to accommodate any expansion of our operations.

Legal Proceedings

From time to time, we are subject to legal proceedings, investigations and claims incidental to the conduct of our business. We record a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Currently, we have a labor dispute with a former employee who was our former CEO and president of operations. Based on the complaint dated July 20, 2020, the employee brought an action against Jiangsu Yi Po and demanded compensation in a total amount of approximately RMB 1.2 million (approximately $174,000). The trial court, Court of Jiangning Economic Development Zone, dismissed the case on December 20, 2020. The employee appealed on December 14, 2020 and the intermediate court, in a judgment issued on April 13, 2021, vacated the trial court judgment remanded for retrial. On October 12, 2021, as a result of the court mediation, Jiangsu Yi Po and the employee entered into a settlement agreement, which stipulates that Jiangsu Yi Po is to pay the employee in the amount of RMB 630,000 (approximately $98,000). Jiangsu Yi Po is able to fulfill the settlement amount in a timely manner.

As of the date of this prospectus, except for the labor proceedings as described aforesaid, we are not involved in any legal or administrative proceedings that may have a material adverse impact on our business, balance sheets or results of operations and cash flows, other than as described herein.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations.

Insurance

We provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees in compliance with applicable PRC laws. We do not maintain key man insurance. During the fiscal years 2020 and 2019, we did not make any material insurance claims in relation to our business.

REGULATION

Our operation in China is subject to a number of PRC laws and regulations. This section summarizes the most significant PRC laws and regulations relevant to our business and operations in China and the key provisions of such regulations.

As an electronic manufacturing company, we are regulated by various government authorities, including, among others:

●	the Ministry of Industry and Information Technology, or the MIIT, regulating the telecommunications and telecommunications-related activities, including, but not limited to, the internet information services and other value-added telecommunication services;

●	the People’s Bank of China, or the PBOC, as the central bank of China, regulating the formation and implementation of monetary policy, issuing the currency, supervising the commercial banks and assisting the administration of the financing;

●	the State Administration of Foreign Exchange, or the SAFE, promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37;

●	the PRC Ministry of Commerce, or the MOFCOM, published Foreign Investment Law; and

●	the Ministry of Finance and the State Administration of Taxation, promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax and further promulgated the Notice on Fully Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax.

Regulations on Corporation and Foreign Investment

The establishment, operation and management of corporate entities in the PRC is governed by the Company Law of the PRC, which was promulgated by the Standing Committee of the National People’s Congress of the PRC (the “SCNPC”) on December 29, 1993 and came into effect on July 1, 1994. The Company Law of the PRC was subsequently amended on December 25, 1999, August 28, 2004, October 27, 2005, December 28, 2013 and October 26, 2018 (the latest revision became effective on October 26, 2018). The Company Law of the PRC generally governs two types of companies, namely limited liability companies and joint stock limited companies. Both types of companies have the status of legal persons, and the liability of shareholders of a limited liability company or a joint stock limited company is limited to the amount of registered capital they have contributed. The Company Law of the PRC shall also apply to foreign-invested companies in form of limited liability company or joint stock limited company. Where laws on foreign investment have other stipulations, such stipulations shall apply.

On January 1, 2020, the Foreign Investment Law of the PRC (the “FIL”) and the Regulations on the Implementation of the Foreign Investment Law of the PRC became effective and simultaneously replaced the trio of prior laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law of the PRC, the Sino-foreign Cooperative Joint Venture Enterprise Law of the PRC and the Wholly Foreign-invested Enterprise Law of the PRC, together with their implementation rules and ancillary regulations. The FIL sets out the definition of foreign investment and the framework for promotion, protection and administration of foreign investment activities. According to the FIL, “foreign investment” refers to the investment activities conducted directly or indirectly by foreign individuals, enterprises or other entities in the PRC, including the following circumstances: (i) establishment of foreign-invested enterprises in the PRC by foreign investors solely or jointly with other investors, (ii) acquisition of shares, equity interests, property portions or other similar rights and interests of enterprises in the PRC by foreign investors, (iii) investment in new projects in the PRC by foreign investors solely or jointly with other investors, and (iv) investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. The FIL and its implementation regulations allow foreign-invested enterprises established prior to January 1, 2020 and having corporate structure and governance inconsistent with the Company Law of the PRC or the Partnership Enterprise Law of the PRC, as applicable, to maintain their corporate structure and governance within a five-year transition period, but require adjustment for compliance with such PRC laws, as applicable, shall be completed prior to the expiration of such transition period.

On December 30, 2019, the Ministry of Commerce of the PRC (the “MOFCOM”) and the State Administration for Market Regulation (the “SAMR”) jointly promulgated the Measures for Reporting of Information on Foreign Investment, which came into effect on January 1, 2020 and pursuant to which, foreign investors or foreign-invested enterprises shall report investment information to the MOFCOM and its local counterparts when foreign investors carry out investment activities directly or indirectly within China, for example, the establishment of the foreign-invested enterprises, including establishment through purchasing the equities of a domestic enterprise or subscribing to the increased capital of a domestic enterprise, and its subsequent changes are required to submit an initial or change report through the Enterprise Registration System.

Pursuant to the FIL, China has adopted a system of pre-establishment national treatment plus a negative list with respect to foreign investment administration. The negative list shall be issued by, amended or released upon approval by the State Council, from time to time. The negative list sets forth industries in which foreign investments are prohibited and industries in which foreign investments are restricted. Foreign investment in prohibited industries is not allowed, while foreign investment in restricted industries must satisfy certain conditions stipulated in the negative list. Foreign investments and domestic investments in industries outside of the negative list will be treated equally. The Special Administrative Measures (Negative List) for the Access of Foreign Investment (2020 Version), which was promulgated by the National Development and Reform Commission of the PRC (the “NDRC”) and the MOFCOM on June 23, 2020 and became effective on July 23, 2020, and the Catalogue of Industries for Encouraging Foreign Investment (2020 Version), which was promulgated by the NDRC and the MOFCOM on December 27, 2020 and became effective on January 27, 2021, replace previous negative list and encouraging catalogue and list the categories of encouraged, restricted, and prohibited industries.

Regulations on Parking Facilities Business

In May 7, 2021, the NDRC, the Ministry of Housing and Urban-Rural Development, the Ministry of Public Security, and the Ministry of Natural Resources, issued the Opinions on Promoting the Development of Urban Parking Facilities, pursuant to which, various market entities are encouraged to fully participate in parking facilities construction, equipment research and development, product supply, parking facilities maintenance, operation management, and information system construction. The entry standards for the construction and operation of parking facilities have been lowered. Small, medium and micro enterprises and individuals are allowed to apply for investment and operation of public parking facilities. In principle, there is no minimum number of parking spaces. The classification of parking facilities and equipment, and the approval management methods have been refined. Small parking facilities projects and parking facilities projects built on self-owned land will be implemented of the filing mechanism. The price of parking fees is mainly determined by the market. The parking fee standards shall be comprehensively considered various factors, such as the level of parking facilities, service conditions, supply-demand relationship and social affordability, and distinguished by different areas, locations, time periods, models and length of occupation. Such parking fee standards shall be scientifically formulated, differentiated and dynamically adjusted, which shall be disclosed to the public.

Regulations on Consumer Protection

The Consumer Protection Law of the PRC promulgated by SCNPC, which was latest amended on October 25, 2013 and effective on March 15, 2014, sets out the obligations of business operators and the rights and interests of the consumers in China. Pursuant to this law, business operators must guarantee that the commodities they sell satisfy the requirements for personal or property safety, provide consumers with authentic information about the commodities, and guarantee the quality, function, usage and term of validity of the commodities. Failure to comply with the Consumer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, replacement of commodities, repairing, ceasing damages, compensation, and restoring reputation, and even subject the business operators to criminal penalties. Where the operators of the online trading platforms are unable to provide the real names, addresses and valid contact details of the sellers or service providers, the consumers may also claim damages to the providers of the online trading platforms. Operators of online trading platforms that clearly knew or should have known that sellers or service providers use their platforms to infringe upon the legitimate rights and interests of consumers but fail to take necessary measures should bear joint and several liabilities with the sellers or service providers. Moreover, if business operators deceive consumers, they should not only compensate consumers for their losses, but also pay additional damages equal to three times the price of the goods or services on the demand of consumers. If business operators knowingly provide substandard or defective products or services, causing death or serious damage to the health of consumers or other victims, the victims shall have the right to require compensation for their losses and to claim punitive compensation of not more than two times the amount of losses incurred.

Regulations on Advertising

The Advertising Law of the PRC, which was promulgated by SCNPC on October 27, 1994 and recently amended on October 26, 2018, requires that advertisers, advertising operators and advertisement publishers shall ensure that contents of advertisements produced or spread by them are true and totally comply with applicable laws and regulations, and contents of advertisements shall not include, inter alia, information which (i) damages the national dignity or interest, or involves state secrets, (ii) contains such words as “national”, “highest level” and “the best”, and (iii) involves ethnic, racial, religious and gender discrimination. In addition, in providing advertising services, advertising operators and advertisement publishers must review the supporting documents provided by advertisers for advertisements and verify the content of the advertisements. Prior to distributing advertisements that are subject to government censorship and approval, advertising publishers are obligated to verify that such censorship has been performed and approval has been obtained. The release or delivery of advertisements through the Internet must not impair the normal use of the network by users. Particularly, advertisements distributed on Internet pages such as pop-up advertisements must be indicated with conspicuous mark for close to ensure the close of such advertisements by one click. Where Internet information service providers know or should have known that illegal advertisements are distributed using their services, they must prevent such advertisements from being distributed.

The Interim Measures for Administration of Internet Advertising (the “Internet Advertising Measures”) regulating the Internet-based advertising activities, were adopted by the SAIC on July 4, 2016. According to the Internet Advertising Measures, advertising operators and publishers of Internet advertisement must examine, verify and record identity information, such as name, address and contact information, of advertisers, and maintain an updated verification record on a regular basis. Moreover, advertising operators and publishers must examine supporting documents provided by advertisers and verify the contents of the advertisements before publishing. If the contents of advertisements are inconsistent with the supporting documents, or the supporting documents are incomplete, advertising operators and publishers must refrain from providing design, production, agency or publishing services. The Internet Advertising Measures also prohibits the following activities: (i) providing or using applications and hardware to intercept, filter, cover up or skip over lawful advertisements; (ii) using network access, network equipment and applications to disrupt the normal data transmission of lawful advertisements or tamper with, block lawful advertisements, or loading advertisements without authorization; and (iii) using fake statistics, dissemination effect or Internet media value to induce an erroneous offer for illegitimate benefits or damage to the interests of any other person.

Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In the case of serious violations, the SAMR or its local branches may force the violator to terminate its advertising operation or even revoke its business licenses. Furthermore, advertisers, advertising operators or advertisement publishers may be subject to civil liability if they infringe on the legal rights and interests of third parties.

Regulations on Cybersecurity, Information Security, Privacy and Data Protection

On May 28, 2020, the National People’s Congress of the PRC approved the Civil Code of the PRC (the “Civil Code”), which has come into effect on January 1, 2021. Pursuant to the Civil Code, the personal information of a natural person shall be protected by the law. Any organization or individual that need to obtain personal information of others shall obtain such information legally and ensure the security of such information, and shall not illegally collect, use, process or transmit personal information of others, or illegally purchase, sell, provide or make public personal information of others.

In addition to the Civil Code, the PRC government authorities have enacted other laws and regulations with respect to Internet information security and protection of personal information from any abuse or unauthorized disclosure, which includes the Decision of the SCNPC on Maintaining Internet Security promulgated by the SCNPC on December 28, 2000 and amended on August 27, 2009, the Provisions on the Technical Measures for Internet Security Protection promulgated by the Ministry of Public Security on December 13, 2005 and becoming effective on March 1, 2006, and the Decision of the SCNPC on Strengthening Network Information Protection promulgated by the SCNPC on December 28, 2012.

According to the National Security Law of the PRC issued by the SCNPC on February 22, 1993 and latest revised on July 1, 2015, the state shall establish systems and mechanisms for national security review and supervision, conduct national security review on key technology, network information technology products and services related to state security, so as to prevent and neutralize state security risks in an effective way. On November 7, 2016, the SCNPC promulgated the Cyber Security Law of the PRC (the “Cyber Security Law”), which became effective on June 1, 2017. The Cyber Security Law requires network operators to perform certain functions related to cyber security protection and strengthen the network information management. For instance, under the Cyber Security Law, network operator of key information infrastructure generally shall, during their operations in the PRC, store the personal information and important data collected and produced within the territory of the PRC. When collecting and using personal information, in accordance with the Cyber Security Law, network operator shall abide by the “lawful, justifiable and necessary” principles. Network operator shall collect and use personal information by announcing rules for collection and use, expressly notify the purpose, methods and scope of such collection and use, and obtain the consent of the person whose personal information is to be collected. Network operator shall not disclose, tamper with or destroy personal information that it has collected, or disclose such information to others without prior consent of the person whose personal information has been collected, unless such information has been processed to prevent specific person from being identified and such information from being restored. Each individual is entitled to require a network operator to delete his or her personal information if he or she finds that collection and use of such information by such operator violate the laws, administrative regulations or the agreement by and between such operator and such individual; and is entitled to require any network operator to make corrections if he or she finds errors in such information collected and stored by such operator. Such operator shall take measures to delete the information or correct the error.

At the end of 2019, the Cyberspace Administration of China (the “CAC”), issued the Provisions on the Management of Network Information Content Ecology, (the “CAC Order No.5”), which became effective on March 1, 2020, to further strengthen the regulation and management of network information content. Pursuant to the CAC Order No.5, each network information content service platform is required, among others, (i) not to disseminate any information prohibited by laws and regulations, such as information jeopardizing national security; (ii) to strengthen the examination of advertisements published on such network information content service platform; (iii) to promulgate management rules and platform convention, improve user agreement, clarify users’ rights and obligations and perform management responsibilities required by laws, regulations, rules and convention; (iv) to establish convenient channels for complaints and reports; and (v) to prepare annual work report regarding its management of network information content ecology. In addition, a network information content service platform must not, among others, (i) utilize new technologies and applications such as deep-learning and virtual reality to engage in activities prohibited by laws and regulations; (ii) engage in online traffic fraud, malicious traffic rerouting and other activities related to fraudulent account, illegal transaction account or maneuver of users’ account; and (iii) infringe a third party’s legitimate rights or seek illegal interests by way of interfering with information display.

Moreover, on April 13, 2020, CAC, NDRC and several other administrations jointly promulgated the Measures for Cybersecurity Review (the “Review Measures”), which became effective on June 1, 2020. The Review Measures establish the basic framework for national security reviews of purchasing network products and services by critical information infrastructure operators, and provide the principle provisions for undertaking cyber security reviews. According to the Review Measures, where the purchase of network products and services by an operator of critical information infrastructure influences or may influence state security, a cybersecurity review shall be conducted pursuant to the Review Measures. In addition, the relevant regulatory authorities are still entitled to impose security reviews on network products and services that are deemed capable of affecting national security. Critical information infrastructure operators may voluntarily file for a cybersecurity review with CAC prior to purchasing network products and services if they deem their behavior affects or may affect national security based on self-assessment and self-evaluation. Notwithstanding the voluntary filing, the relevant authorities are entitled to initiate cybersecurity reviews accordingly. Cybersecurity reviews focus on assessing the national security risks associated with purchasing network products and services, mainly taking the following factors into account: (i) the risk of illegal control, interference or destruction of critical information infrastructure and of its important data being stolen, leaked or destroyed, arising from the purchase and utilization of network products and services; (ii) the potential harm on the business continuity of critical information infrastructure incurring from a disruption of network products and services supply; (iii) the safety, openness, transparency, diversity of sources of network products and services; the reliability of suppliers; and the risk of supply disruption due to political, diplomatic, trade and other reasons; (iv) the level of compliance with PRC laws, administrative regulations and ministry rules of the suppliers of Network Products and Services; and (v) other factors that may harm critical information infrastructure and/or national security. Critical information infrastructure operators who use network products and services that have not been filed for or passed a cybersecurity review may receive the following penalties: (i) suspension of using such network products and services; (ii) a fine of more than one time and less than ten times the purchase price of such network products and services; (iii) a fine of more than RMB10,000 and less than RMB100,000 on the senior staff in and other staff directly responsible. On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, in addition to “operator of critical information infrastructure”, any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to the cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, other than those already provided in the Review Measures, including: (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country, and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. Specifically, such revised draft measures require that an “operator of critical information infrastructure” or a “data processor”, who has personal information of more than 1 million users and is going to list abroad, must report to the relevant cybersecurity review office for a cyber security review. Currently there is no further official explanation available on the exact scope of “going to list abroad” under such draft measures so we cannot rule out the possibility that such provision may apply to the listing in Hong Kong. Furthermore, on August 17, 2021, the State Council promulgated the Provisions on Protection of Critical Information Infrastructure Security, which will take effect on September 1, 2021 and provides that “critical information infrastructures”, or CII, refers to important network facilities and information systems involved in important industries and fields such as public communication and information services, energy, transportation, water conservancy, finance, public services, e-government, national defense related science and technology industry, as well as those which may seriously endanger national security, national economy and citizen’s livelihood and public interests if damaged, malfunctioned, or if any leakage of data in relation thereto occurs. Pursuant to these provisions, the relevant governmental authorities are responsible for formulating rules for the identification of CII and further organizing to identify such the CII in the related industries and fields, taking into account the factors set forth in the provisions. The relevant authorities shall also notify operators who are being identified as critical information infrastructure operators. However, as these provisions were newly issued and the governmental authorities may further enact detailed rules or explanations with respect to the interpretation and implementation of such provisions, including rules on identifying CII in different industries and fields, it remains unclear whether we or other operators we provide network products and services to may be identified as critical information infrastructure operators.

Pursuant to the Ninth Amendment to the Criminal Law of the PRC issued by the SCNPC on August 29, 2015 and becoming effective on November 1, 2015, any network service provider that fails to fulfil the obligations related to Internet information security administration as required by applicable laws and refuses to rectify upon orders, will be subject to criminal liability for causing (i) any dissemination of illegal information in large scale; (ii) any leakage of the users’ information with serious consequences; (iii) any loss of evidence of criminal activities with serious circumstances; or (iv) any other serious circumstances. In addition, any individual or entity that (i) sells or provides personal information to others unlawfully, or (ii) steals or illegally obtains any personal information, will be subject to criminal liability in serious circumstances.

On May 8, 2017, the Supreme People’s Court and the Supreme People’s Procuratorate released the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving Infringement of Citizens’ Personal Information, which became effective from June 1, 2017. The interpretations clarify several concepts regarding the crime of “infringement of citizens’ personal information” stipulated by Article 253A of the Criminal Law of the PRC, including “citizens’ personal information”, “violation of relevant national provisions”, “provision of citizens’ personal information” and “illegally obtaining any citizen’s personal information by other methods”. In addition, the interpretations specify the standards for determining “serious circumstances” and “particularly serious circumstances” of this crime. On October 21, 2019, the Supreme People’s Court and the Supreme People’s Procuratorate jointly issued the Interpretations on Certain Issues Regarding the Applicable of Law in the Handling of Criminal Case Involving Illegal Use of Information Networks and Assisting Committing Internet Crimes, which came into effect on November 1, 2019, and further clarifies the meaning of Internet service operators and the serious circumstance of the relevant crimes.

On June 10, 2021, the SCNPC promulgated the Data Security Law of the PRC (the “Data Security Law”), which will take effect in September 2021. The Data Security Law provides for data security and privacy obligations on entities and individuals carrying out data activities. The Data Security Law also introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used. The appropriate level of protection measures is required to be taken for each respective category of data. For example, a processor of important data shall designate the personnel and the management body responsible for data security, carry out risk assessments for its data processing activities and file the risk assessment reports with the competent authorities. In addition, the Data Security Law provides a national security review procedure for those data activities which may affect national security and imposes export restrictions on certain data and information.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law, which integrates the scattered rules with respect to personal information rights and privacy protection and will take effect in November 2021. The Personal Information Protection Law aims at protecting the personal information rights and interests, regulating the processing of personal information, ensuring the orderly and free flow of personal information in accordance with the law and promoting the reasonable use of personal information. Personal information, as defined in the Personal Information Protection Law, refers to information related to identified or identifiable natural persons and is recorded by electronic or other means but excluding the anonymized information. The Personal Information Protection Law applies to personal information processing activities within China, as well as certain personal information processing activities outside China, including those for provision of products and services to natural persons within China or for analyzing and assessing acts of natural persons within China. The Personal Information Protection Law provides the circumstances under which a personal information processor could process personal information, which include but not limited to, where the consent of the individual concerned is obtained and where it is necessary for the conclusion or performance of a contract to which the individual is a contractual party. It also stipulates certain specific rules with respect to the obligations of a personal information processor, such as to inform the purpose, the method of processing, the type of personal information processed and retention period to the individuals, and the obligation of the third party who has access to the personal information by way of co-processing or delegation etc. Processors processing personal information exceeding the threshold to be set by the relevant authorities and CIIOs are required to store, within the territory of the PRC, the personal information collected and produced within the PRC. Specifically, a personal information processor who use personal information to make automated decision-making shall ensure the transparency of decision-making and the fairness and impartiality of the results, and shall not impose unreasonable differential treatment on individuals in terms of pricing and other transaction conditions. The relevant governmental authorities shall organize assessment on mobile apps’ personal information protection and publicize the outcome. The mobile apps that are identified as not in compliance with personal information protection requirements under such law may be required to suspend or terminate the services and the operators may also be subject to penalties including confiscation of illegal revenues and fines. Furthermore, the Personal Information Protection Law also provides for the rights of natural persons whose personal information is processed, and takes special care of the personal information of children under 14 and sensitive personal information.

Failure to comply with the above laws and regulations regarding cybersecurity, information security, privacy and data protection may subject the internet service providers or data processors to administrative penalties including, without limitation, warnings, fines, suspension of business operation, shut-down of websites or apps, revocation of licenses and even criminal liabilities.

Regulations Relating to Foreign Exchange Control

Regulations on Foreign Currency Exchange

Pursuant to the Foreign Exchange Administrative Regulations of the PRC promulgated by the State Council on January 29, 1996, became effective on April 1, 1996 and last amended on August 5, 2008, Renminbi is freely convertible for payments of current account items such as trade and service-related foreign exchange transactions and dividend payments after the relevant financial institutions have reasonably examined the authenticity of the transactions and their consistency with foreign exchange receipts and payments, but are not freely convertible for capital expenditure items such as direct investment, loans or investments in securities outside the PRC unless the approval of the State Administration of Foreign Exchange of the PRC (the “SAFE”) or its local counterparts is obtained in advance.

On March 30, 2015, the SAFE promulgated Circular 19, which took into effect on June 1, 2015. The SAFE further promulgated Circular 16 on June 9, 2016, which, among other things, amended certain provisions of the Circular 19. According to the Circular 19 and the Circular 16, the flow and use of the Renminbi capital converted from foreign currency denominated registered capital of a foreign-invested company is regulated such that Renminbi capital may not be used for business beyond its business scope or to provide loans to persons other than affiliates unless otherwise permitted under its business scope. Violations of the Circular 19 or the Circular 16 could result in administrative penalties.

On January 18, 2017, the SAFE promulgated the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control (the “Circular 3”), which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to the Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

On October 23, 2019, the SAFE issued the Notice on Further Promoting Cross-border Trade and Investment Facilitation (the “Circular 28”), which expressly allows foreign-invested enterprises that do not have equity investments in their approved business scope to use their capital obtained from foreign exchange settlement to make domestic equity investments as long as the investments are real and in compliance with the foreign investment-related laws and regulations. In addition, Circular 28 stipulates that qualified enterprises in certain pilot areas may use their capital income from registered capital, foreign debt and overseas listing, for the purpose of domestic payments without providing authenticity certifications to the relevant banks in advance for those domestic payments.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

On July 4, 2014, the SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (the “SAFE Circular 37”) for the purpose of simplifying the approval process, and for the promotion of the cross-border investment. Under the SAFE Circular 37, (i) before the PRC residents or entities conducting investment in offshore special purpose vehicles with their legitimate onshore and offshore assets or equities, they must register with local SAFE branches with respect to their investments; and (ii) following the initial registration, they must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term, increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions).

The SAFE further promulgated the Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment on February 13, 2015, which came into effect on June 1, 2015 and allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. The qualified banks, under the supervision of SAFE, directly examine the applications and conduct the registration.

Failure to comply with the registration procedures set forth in the SAFE Circular 37 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations. PRC residents who control the company from time to time are required to register with the SAFE in connection with their investments in the company. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

Regulations on Intellectual Property

Trademarks

Trademarks are protected by the PRC Trademark Law, which was adopted on August 23, 1982 and subsequently amended in 1993, 2001, 2013, and 2019, respectively, as well as the Implementation Regulation of the PRC Trademark Law promulgated by the State Council on 3 August 2002 and amended on April 29, 2014. The Trademark Office of National Intellectual Property Administration (the “Trademark Office”) handles trademark registrations and grants a term of ten years to registered trademarks and another ten years if requested upon expiry of the first or any renewed ten-year term. Trademark registrant may license its registered trademark to another party by entering into a trademark license agreement. Trademark license agreements must be filed with the Trademark Office to be recorded, while the non-filing of the licensing of a trademark shall not be contested against a good faith third-party. The licensor shall supervise the quality of the commodities on which the trademark is used, and the licensee shall guarantee the quality of such commodities.

The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “certain degree of reputation” through such party’s use.

Domain Names

Internet domain name registration and related matters are primarily regulated by the Measures on Administration of Domain Names for the Chinese Internet promulgated by the Ministry of Industry and Information Technology (the “MIIT”) on November 5, 2004 and took into effect on December 20, 2004, which was superseded by the Measures on Administration of Internet Domain Names promulgated by the MIIT on August 24, 2017 and took into effect on November 1, 2017, and the Implementing Rules on Registration of National Top-level Domain Names promulgated by China Internet Network Information Centre and took into effect on June 18, 2019. Domain name owners are required to register their domain names and the MIIT is in charge of the administration of PRC Internet domain names. The domain name services follow a “first come, first file” principle. Applicants for registration of domain names shall provide their true, accurate and complete information of such domain names to and enter into registration agreements with domain name registration service institutions. The applicants will become the holders of such domain names upon the completion of the registration procedure.

Patents

According to the Patent Law of the PRC, which was promulgated by the SCNPC on March 12, 1984 and amended on September 4, 1992, August 25, 2000, December 27, 2008 and November 11, 2020 (the lasted version became effective on June 1, 2021), and the Implementation Rules of the Patent Law of the PRC, which was promulgated by the State Council on January 9, 2010 and took into effect on February 1, 2010, the National Intellectual Property Administration is responsible for administering patents in the PRC. The patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective jurisdictions. The Patent Law of the PRC and its implementation rules provide for three types of patents, namely, “invention”, “utility model” and “design”. Invention patents are valid for twenty years, while design patents and utility model patents are valid for ten years, from the date of application. The Chinese patent system adopts a “first-to-file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. To be patentable, invention or utility models must meet three criteria: novelty, inventiveness and practicability. A third party must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the use constitutes an infringement of the patent rights.

Copyright

Pursuant to the Copyright Law of the PRC promulgated by the SCNPC on September 7, 1990, implemented on June 1, 1991 and amended on October 27, 2001, February 26, 2010 and November 11, 2020 (the latest revision became effective on June 1, 2021) and the Implementing Regulations of the Copyright Law of the PRC promulgated by the State Council on August 2, 2002, amended on January 8, 2011 and January 30, 2013 (the latest revision became effective on March 1, 2013), the PRC nationals, legal persons, and other organizations shall, enjoy copyright in their works, whether published or not, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. The copyright owner enjoys various kinds of rights, including right of publication, right of authorship and right of reproduction.

Any work of a foreigner or stateless person which acquires copyright under an agreement concluded between the PRC and the country to which the author belongs or in which the author permanently resides, or under an international treaty to which both countries are parties, shall be protected by the Copyright Law of the PRC. Any work of a foreigner or stateless person published for the first time and within the territory of the PRC shall acquire copyright in accordance with the relevant rules.

Pursuant to the Computer Software Copyright Protection Regulations promulgated by the State Council on December 20, 2001 and amended on January 30, 2013, the software copyright owner may go through the registration formalities with a software registration authority recognized by the State Council’s copyright administrative department. The software copyright owner may authorize others to exercise that copyright and is entitled to receive remuneration.

Regulations on Taxation

Enterprise Income Tax

According to the Enterprise Income Tax Law of the PRC (the “EIT Law”), which was promulgated by the SCNPC on March 16, 2007 and became effective on January 1, 2008 and amended on February 24, 2017 and December 29, 2018, and the Enterprise Income Tax Implementation Regulations of the PRC (the “EITIR”), which was promulgated by the State Council on December 6, 2007, became effective on January 1, 2008 and was amended on April 23, 2019, the enterprise income tax of both domestic and foreign-invested enterprises is unified at 25%. According to the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises”. Pursuant to the EIT Law and the EITIR, PRC resident enterprises typically pay an enterprise income tax at the rate of 25% while non-PRC resident enterprises without any branches in the PRC should pay an enterprise income tax in connection with their income from the PRC at the tax rate of 10% and enterprises established under the laws of foreign countries or regions whose “de facto management bodies” are located in the PRC are considered as PRC resident enterprises, and will generally be subject to enterprise income tax at the rate of 25% of their global income. The EITIR defines “de facto management bodies” as “establishments that carry out substantial and overall management and control over production and operations, personnel, accounting, and properties” of the enterprise.

Pursuant to Notice of the State Administration of Taxation on Issues about the Determination of Chinese-Controlled Enterprises Registered Abroad as Resident Enterprises on the Basis of Their Body of Actual Management (the “SAT Circular 82”) issued by the State Administration of Taxation (the “SAT”) in April 2009 and amended in December 2017, an overseas registered enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management body” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations are mainly located in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies located in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) no less than half of the enterprise’s directors or senior management with voting rights reside in the PRC. SAT issued additional rules to provide more guidance on the implementation of SAT Circular 82 in July 2011, and issued an amendment to SAT Circular 82 delegating the authority to its provincial branches to determine whether a Chinese-controlled overseas-incorporated enterprise should be considered a PRC resident enterprise, in January 2014. Although the SAT Circular 82, the additional guidance and its amendment only apply to overseas registered enterprises controlled by PRC enterprises and not those controlled by PRC individuals or foreigners, the determining criteria set forth in the circular may reflect SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners. If our offshore entities are deemed PRC resident enterprises, these entities may be subject to the EIT at the rate of 25% on their global incomes, except that the dividends distributed by our PRC subsidiaries may be exempt from the EIT to the extent such dividends are deemed “dividends among qualified resident enterprises.”

In addition, pursuant to the EIT Law, Enterprises qualified as “High and New Technology Enterprises” are entitled to a 15% enterprise income tax rate rather than the 25% uniform statutory tax rate. The preferential tax treatment continues as long as an enterprise can retain its “High and New Technology Enterprise” status. According to the Announcement of the State Administration of Taxation on Issuing the Revised Measures for Handling Enterprise Income Tax Preferences (Revision 2018), which was promulgated by the SAT and came into effect on April 25, 2018, enterprises enjoying enterprise income tax preferences shall adopt the handling methods of “making independent judgement, declaring for enjoyment and retaining the relevant materials for future reference”. An enterprise shall, according to its operating condition and related tax provisions, independently determine whether it satisfies the conditions required for enterprise income tax preferences. Those who meet the conditions may independently calculate the tax deductions or exemptions according to the time listed in the Catalogue for the Administration of Enterprise Income Tax Preferences (Revision 2017), and enjoy tax incentives by filing enterprise income tax returns. Meanwhile, they shall, in accordance with the relevant provisions, collect and retain the relevant materials for future reference.

Dividends Withholding Tax

According to the EIT Law and the EITIR, dividends paid by foreign-invested companies to their foreign investors that are non-resident enterprises as defined under the law are subject to withholding tax at a rate of 10%, unless otherwise provided in the relevant tax agreements entered into with the central government of the PRC. Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income promulgated on August 21, 2006, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such tax arrangement, the withholding tax rate on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% from 10% applicable under the EIT Law and the EITIR. However, based on the Notice of the State Administration of Taxation on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties promulgated by the SAT and effective on February 20, 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. Furthermore, in October 2019, the SAT promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treaty Treatments (the “Circular 35”), which became effective on January 1, 2020 and superseded the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties promulgated in 2015. The Circular 35 abolished the record-filing procedure for justifying the tax treaty eligibility of taxpayers, and stipulates that non-resident taxpayers can enjoy tax treaty benefits via the “self-assessment of eligibility, claiming treaty benefits, retaining documents for inspection” mechanism.

Non-resident taxpayers can claim tax treaty benefits after self-assessment provided that relevant supporting documents shall be collected and retained for post-filing inspection by the tax authorities. Based on the Notice of the State Administration of Taxation on the Recognition of Beneficial Owners in Tax Treaties, which was promulgated by SAT on February 3, 2018 and came into effect on April 1, 2018, a comprehensive analysis will be used to determine beneficial ownership based on the actual situation of a specific case combined with certain principles, and if an applicant was obliged to pay more than 50% of its income to a third country (region) resident within 12 months of the receipt of the income, or the business activities undertaken by an applicant did not constitute substantive business activities including substantive manufacturing, distribution, management and other activities, the applicant was unlikely to be recognized as an beneficial owner to enjoy tax treaty benefits.

Value-added Tax and Business Tax

According to Provisional Regulations on Value-added Tax of the PRC, which was promulgated by the State Council on December 13, 1993, came into effect on January 1, 1994, and was amended on November 5, 2008, February 6, 2016, November 19, 2017, and the Implementing Rules for the Interim Regulations on Value-added Tax of the PRC promulgated by Ministry of Finance (the “MOF”) on December 25, 1993 and amended on December 18, 2008 and October 28, 2011, organizations and individuals engaging in sale of goods or processing, repair and assembly services, sale of services, intangible assets, immovable and importation of goods in the PRC shall be taxpayers of Value-added Tax (the “VAT”), all enterprises and individuals that engage in the sale of goods, the provision of processing, repair and replacement services, the sale of services, intangible assets or immovable properties and the importation of goods within the territory of the PRC must pay value-added tax.

Since 1 January 2012, the MOF and the SAT have implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax, which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nationwide application in 2013. In accordance with the Notice on Fully Launch of the Pilot Scheme for the Conversion of Business Tax to Value-Added Tax which was issued by the MOF and the SAT on 23 March 2016 and came into effect on 1 May 2016, the state started to fully implement the pilot change from business tax to value-added tax on 1 May 2016. All taxpayers of business tax in construction industry, real estate industry, financial industry and living service industry have been included in the scope of the pilot and should pay value-added tax instead of business tax. On 19 November 2017, the Interim Regulations on Business Tax of the PRC was abolished.

On 20 March 2019, the MOF, the SAT and the General Administration of Customs jointly issued the Announcement of Strengthening Reform of VAT Policies (the “Announcement No. 39”), which provides certain VAT reduction arrangements. According to the Announcement No. 39, (i) for general VAT payers’ sales activities or imports that are subject to VAT at an existing applicable rate of 16% or 10%, the applicable VAT rate is adjusted to 13% or 9%, respectively; (ii) for the agricultural products purchased by taxpayers to which an existing 10% deduction rate is applicable, the deduction rate is adjusted to 9%; (iii) for the agricultural products purchased by taxpayers for production or commissioned processing, which are subject to VAT at 13%, the input VAT will be calculated at a 10% deduction rate; (iv) for the exportation of goods or labour services that are subject to VAT at 16%, with the applicable export refund at the same rate, the export refund rate is adjusted to 13%; and (v) for the exportation of goods or cross-border taxable activities that are subject to VAT at 10%, with the export refund at the same rate, the export refund rate is adjusted to 9%. The Announcement No. 39 came into effect on 1 April 2019 and shall prevail in case of any conflict with existing provisions. The Announcement No. 39 further provides that a qualified VAT taxpayer that provides telecommunication services, modern services or living services is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the services provided from 1 April 2019 to 31 December 2021.

Enterprise Income Tax on Indirect Transfer of Non-Resident Enterprises

On December 10, 2009, the SAT issued the Notice on Strengthening the Administration of Enterprise Income Tax on Equity Transfers of Non-resident Enterprises (the “Circular 698”). By promulgating and implementing the Circular 698, the PRC tax authorities have enhanced their scrutiny over the indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise. The SAT further issued the Public Announcement on Several Issues Concerning Enterprise Income Tax for Indirect Transfer of Assets by Non-Resident Enterprises (the “Circular 7”) on February 3, 2015, which replaces certain provisions in the Circular 698. The Circular 7 introduces a new tax regime that is significantly different from that under the Circular 698. The Circular 7 extends its tax jurisdiction to capture not only indirect transfer as set forth under the Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment and place, in China of a foreign company through the offshore transfer of a foreign intermediate holding company. The Circular 7 also provides clearer criteria than the Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. Where a non-resident enterprise indirectly transfers equity interests or other assets of a PRC resident enterprise by implementing arrangements that are not for reasonable commercial purposes to avoid its obligation to pay enterprise income tax, such an indirect transfer shall, in accordance with the EIT Law, be recognized by the competent PRC tax authorities as a direct transfer of equity interests or other assets of the PRC resident enterprise.

On October 17, 2017, the SAT promulgated the Announcement on Matters Concerning Withholding and Payment of Income Tax of Non-resident Enterprises from Source (the “SAT Circular 37”), which came into force and replace the Circular 698 and certain provisions in the Circular 7 on December 1, 2017 and was partly amended on June 15, 2018. The SAT Circular 37, among other things, simplifies the procedures of withholding and payment of income tax levied on non-resident enterprises. Pursuant to SAT Circular 37, where the party responsible for withholding such income tax did not, or was unable to, withhold the taxes that should have been withheld to the relevant tax authority, the party may be subject to penalties. Where the non-resident enterprise receiving such income failed to declare and pay taxes that should have been withheld to the relevant tax authority, the party may be ordered to rectify within a specific time limit.

Regulations Relating to Employment and Social Welfare

The Labour Contract Law

Pursuant to the Labour Law of the PRC promulgated by the SCNPC on July 5, 1994, becoming effective on January 1, 1995 and amended on August 27, 2009 and on December 29, 2018, the Labour Contract Law of the PRC promulgated by the SCNPC on June 29, 2007, becoming effective on January 1, 2008 and amended on December 28, 2012 and effective from July 1, 2013, and the Regulations on the Implementation of the Labour Contract Law promulgated by the State Council and came into effect on September 18, 2008, labour relationships between employers and employees must be executed in written form. Where a labour relationship has already been established but no formal contract has been made, a written labour contract shall be entered into within one month from the date when the employee begins to work. Wages may not be lower than the local minimum wage standard. Employers must establish a system for labour safety and sanitation, strictly abide by state standards and provide relevant training to its employees. Employees are also required to follow rules on labour safety and sanitation.

Social Insurance and Housing Fund

Enterprises in the PRC are required by the PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a basic pension plan, a basic medical insurance plan, an unemployment insurance plan, an employment injury insurance plan and a maternity insurance plan, and a housing provident fund.

According to the Social Security Law of the PRC, which was promulgated by the SCNPC on October 28, 2010 and came into effect on July 1, 2011, and was amended on December 29, 2018, and other relevant PRC laws and regulations such as the Interim Regulations on the Collection and Payment of Social Insurance Premiums effective on January 22, 1999 and amended on March 24, 2019, Regulations on Work Injury Insurance implemented on January 1, 2004 and amended on December 20, 2010, Regulations on Unemployment Insurance promulgated on January 22, 1999 and Trial Measures on Employee Maternity Insurance of Enterprises implemented on January 1, 1995, the employer shall contribute to social insurance plans covering basic pensions insurance, basic medical insurance, maternity insurance, employment injury insurance and unemployment insurance. Basic pension, medical and unemployment insurance contributions shall be paid by both employers and employees, while employment injury insurance and maternity insurance contributions shall be paid only by employers, and employers who failed to promptly contribute social security premiums in full amount shall be ordered by the social security premium collection agency to make or supplement contributions within a stipulated period, and shall be subject to a late payment fine computed from the due date at the rate of 0.05% per day; and where payment is not made within the stipulated period, the relevant administrative authorities shall impose a fine ranging from one to three times the amount of the amount in arrears.

According to the Regulations on the Administration of Housing Fund, which was promulgated by the State Council and became effective on April 3, 1999, and was amended on March 24, 2002 and March 24, 2019, enterprises in the PRC must register with the competent managing center for housing provident funds and upon the examination by such center, these enterprises shall complete procedures for opening an account at the relevant bank for the deposit of employees’ housing provident funds. Enterprises are also required to pay and deposit housing provident funds on behalf of their employees in full and in a timely manner. Employers that violate these regulations and fail to process housing provident fund payments or deposit registrations with the housing provident fund administration center within a designated period are subject to a fine ranging from RMB10,000 to RMB-.

Pursuant to the Reform Plan of the State Tax and Local Tax Collection Administration System, which was promulgated by the General Office of the Communist Party of China and the General Office of the State Council of the PRC on July 20, 2018, from January 1, 2019, all the social insurance premiums including the premiums of the basic pension insurance, unemployment insurance, maternity insurance, employment injury insurance and basic medical insurance will be collected by the tax authorities. According to the Notice by the General Office of the State Administration of Taxation on Conducing the Relevant Work Concerning the Administration of Collection of Social Insurance Premiums in a Steady, Orderly and Effective Manner promulgated on September 13, 2018 and the Urgent Notice of the General Office of the Ministry of Human Resources and Social Security on Implementing the Spirit of the Executive Meeting of the State Council in Stabilizing the Collection of Social Security Contributions promulgated on September 21, 2018, all the local authorities responsible for the collection of social insurance are strictly forbidden to conduct self-collection of historical unpaid social insurance contributions from enterprises. Notice of the State Administration of Taxation on Implementing Measures on Further Support and Serve the Development of Private Economy promulgated on November 16, 2018 reiterates that tax authorities at all levels may not organize self-collection of arrears of taxpayers including private enterprises in the previous years.

Regulations on Dividend Distribution

Under applicable PRC laws and regulations, foreign investment enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign investment enterprises in China are required to allocate at least 10% of their respective accumulated after-tax profits each year, if any, to fund statutory reserve funds unless these reserves have reached 50% of the registered capital of the respective enterprises. A PRC company may, at its discretion, allocate a portion of its after-tax profits based on PRC accounting standards to other reserve funds. These reserves are not distributable as cash dividends. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset and the reserve funds have been funded. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations on M&A Rules and Overseas Listing

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-owned Assets Supervision and Administration Commission of the State Council, the SAT, the SAIC, China Securities Regulatory Commission (the “CSRC”) and the SAFE, issued the Regulations on Merger with and Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which took into effect on September 8, 2006 and was amended by the MOFCOM on June 22, 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals intends to acquire equity interests or assets of any other PRC domestic company affiliated with such PRC companies or individuals, such acquisition must be submitted to MOFCOM for approval. The M&A Rules also require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange.

Since the FIL and its implementation regulations became effective on January 1, 2020, the provisions of the M&A Rules remain effective to the extent they are not inconsistent with the FIL and its implementation regulations. According to the Anti-Monopoly Law which took effect as August 1, 2008, where the concentration of business operators reaches the filing thresholds stipulated by the State Council, business operators shall file a declaration with the SAMR, and no concentration shall be implemented until the SAMR clears the anti-monopoly filing. Pursuant to the Notice of the General Office of the State Council on the Establishment of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors and the Security Review Rules issued by the General Office of the State Council on February 3, 2011 and became effective on March 3, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns, and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns, are subject to strict review by the PRC government authorities. On August 25, 2011, the MOFCOM issued the Provisions of the Ministry of Commerce for the Implementation of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which provides that if a foreign investor’s merger or acquisition of a domestic enterprise falls within the scope of security review specified in the Notice of the General Office of the State Council on the Establishment of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, the foreign investor shall file an application with MOFCOM for security review. Whether a foreign investor’s merger or acquisition of a domestic enterprise falls within the scope of security review or not shall be determined based on the substance and actual influence of the merger or acquisition transaction. No foreign investor is allowed to substantially avoid the security review in any way, including but not limited to, holding shares on behalf of others, trust arrangements, multi-level reinvestment, leasing, loans, contractual control, or overseas transactions.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Set forth below is information concerning our directors, executive officers, and other key employees.

Name	Age	Position(s)
Weiming Jin	56	Chief Executive Officer and Chairman of the Board
Xin Jin	27	Chief Operating Officer
Chao Wang	27	Chief Technology Officer
Chao Chen	33	Director

Weiming Jin, Chief Executive Officer and Chairman of the Board

Mr. Weiming Jin has been our Chief Executive Officer and Chairman of the Board of Directors since August 2018. From December 2015 to November 2017, he served as Chief Executive Officer and Chairman of Lanzhou Kangzheng Hengxin Automobile Sales Co., Ltd. and was mainly responsible for the operation and management of the automobile supermarket. From September 2011 to December 2015, Mr. Jin served as Chief Executive Officer for Lanzhou Juheng Trading Company where he was in charge of operations and led the agency brand “Aidenburg” to thrive and be ranked as No.1 in national agency sales for five consecutive years. During the same period, he served as the executive director and vice chairman of the Jiangsu Chamber of Commerce in Gansu Province.

Xin Jin, Chief Operating Officer

Mr. Xin Jin has served as our Chief Operating Officer since August 2018, and is mainly responsible for executing our strategic plans, expanding our business, and managing the daily operations. From June 2016 to December 2017, he served as the designer of Jiangsu Huayuan Architectural Design and Research Institute Co., Ltd. and was responsible for architectural design. Mr. Jin Xin earned his bachelor’s degree in urban architectural design from Wenzheng College of Soochow University in June 2016, and he obtained an associate degree in architectural engineering from Lanzhou University in September 2021.

Chao Wang, Chief Technology Officer

Mr. Chao Wang has served as our Chief Technology Officer since August 2018 and is mainly responsible for building our software system and big data platform. Prior to that, he served as a partner of Changzhou Chenjue Culture Media Co., Ltd. and was responsible for product framework design. Mr. Wang obtained his bachelor’s degree in Design Management from Sichuan Academy of Fine Arts in 2016.

Chao Chen, Director

Mr. Chao Chen has served as our director since August 2018 and is mainly responsible for the Company’s operations and management. From January 2018 to August 2018, he served as the CEO of Jiangsu Easy Parking and was responsible for daily operation and management. From March 2017 to January 2018, he was the academic specialist of Zhejiang Shiqiang Pharmaceutical Co., Ltd., during which he was responsible for product sales, research, and development of pharmaceutical products. From June 2012 to December 2017, he was the supervisor of Lanzhou Juheng Trading Co., Ltd., during which he was in charge of product sales. Mr. Chen obtained his bachelor’s degree in Animal Medicine from Nanjing Agricultural University in 2013.

Family Relationships

Weiming Jin is the father of Xin Jin. There is no other family relationship as defined in Item 401 of Regulation S-K between other directors, director nominees, or executive officers.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Board of Directors

Our board of directors will consist of five directors upon declaration of effectiveness of the registration statement of which this prospectus forms a part. A director is not required to hold any shares in our company to qualify to serve as a director. Subject to the rules of the relevant stock exchange and disqualification by the chairman of the board of directors, a director may vote with respect to any contract, proposed contract, or arrangement in which he or she is materially interested. A director may exercise all the powers of the company to borrow money, mortgage its business, property and uncalled capital and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. There are no directors’ service contracts with the Company or its subsidiaries providing for benefits upon termination of employment.

Committees of the Board of Directors

Prior to the declaration of effectiveness of the registration statement of which this prospectus forms a part, we intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of , , and and will be chaired by . We have determined that these three individuals satisfy the “independence” requirements of Nasdaq Rule 5605 and Rule 10A-3 under the Securities Exchange Act of 1934. We have determined that qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and the independent registered public accounting firm; and

●	reporting regularly to the board.

Compensation Committee. Our compensation committee will consist of , , and and will be chaired by . We have determined that these three individuals satisfy the “independence” requirements of Nasdaq Rule 5605 and Rule 10A-3 under the Securities Exchange Act of 1934. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee will be responsible for, among other things:

●	reviewing the total compensation package for our executive officers and making recommendations to the board;

●	reviewing the compensation of our non-employee directors and making recommendations to the board with respect to it; and

●	periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of , , and and will be chaired by . We have determined that these three individuals satisfy the “independence” requirements of Nasdaq Rule 5605 and Rule 10A-3 under the Securities Exchange Act of 1934. The nominating and corporate governance committee will assist the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, age, skills, experience and availability of service to us;

●	selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to us, including a duty of loyalty, a duty to act honestly, in good faith and with a view to our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association and the class rights vested thereunder in the holders of the shares. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares in our company, including the registration of such shares in our share register.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We currently do not have a code of business conduct and ethics applicable to our directors, officers and employees; however, we intend to adopt one in the near future in connection with our application to list on The Nasdaq Capital Market.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

Exemption from filing quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence.

Exemption from Section 16 rules regarding sales of ordinary shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

Exemption from the requirement that our board of directors have a remuneration committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (1) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Cayman Island requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers.

Other Corporate Governance Matters

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including us, to comply with various corporate governance practices. In addition, Nasdaq rules provide that foreign private issuers may follow home country practice in lieu of the Nasdaq corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

Because we are a foreign private issuer, our members of our board of directors, executive board members and senior management are not subject to short-swing profit and insider trading reporting obligations under section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under section 13 of the Exchange Act and related SEC rules.

Controlled Company

We expect to continue to be a controlled company within the meaning of the Nasdaq Stock Market Rules, and as a result, we qualify for and intend to continue to rely on exemptions from certain corporate governance requirements.

Public Companies that qualify as a “Controlled Company” with securities listed on the Nasdaq Stock Market (Nasdaq), must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon the completion of this offering, our Controlling Shareholder will beneficially own % of our total issued and outstanding Ordinary Shares, representing % of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or % of our total issued and outstanding Ordinary Shares, representing % of the total voting power, assuming that the over-allotment option is exercised in full. As a result, we will be a “controlled company” as defined under Nasdaq Listing Rule 5615(c), because our Controlling Shareholder will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2020 and 2019, earned by or paid to our chief executive officer and principal executive officer, our principal financial officer, and our other most highly compensated executive officers whose total compensation exceeded US$100,000 (the “named executive officers”).

Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total (US$)
Weiming Jin,	2020	$65,000	-	-	-	-	-	-	$65,000
CEO	2019	$65,000	-	-	-	-	-	-	$65,000
Xin Jin,	2020	$19,200	-	-	-	-	-	-	$19,200
COO	2019	$19,200	-	-	-	-	-	-	$19,200
Chao Wang,	2020	$18,500	-	-	-	-	-	-	$18,500
CTO	2019	$18,500	-	-	-	-	-	-	$18,500

Employment Agreements with Named Executive Officers

We have entered into employment agreements with our senior executive officers. Pursuant to these agreements, we are entitled to terminate a senior executive officer’s employment for cause at any time without remuneration for certain acts of the officer, such as being convicted of any criminal conduct, any act of gross or willful misconduct or any serious, willful, grossly negligent or persistent breach of any employment agreement provision, or engaging in any conduct which may make the continued employment of such officer detrimental to our company.

On January 1, 2020, we entered into an employment agreement with our Chief Executive Officer, Mr. Weiming Jin, for a term of three years. Mr. Jin is entitled to an annual base salary of US$65,000 and discretionary bonus.

On October 1, 2019, we entered into an employment agreement with our Chief Operating Officer, Mr. Xin Jin, for a term of three years. Mr. Jin is entitled to an annual base salary of US$19,200 and discretionary bonus.

On May 1, 2021, we entered into an employment agreement with our Chief Technology Officer, Mr. Chao Wang, for a term of three years. Mr. Wang is entitled to an annual base salary of US$18,500 and discretionary bonus.

Compensation of Directors

On January 1, 2020, we entered into an employment agreement with our Director, Mr. Chao Chen, for a term of three years. Mr. Chen receives his compensation for his position as an executive Director of the Company. Mr. Chen is entitled to an annual base salary of US$28,000 and discretionary bonus.

For the fiscal years ended December 31, 2020 and 2019, we did not compensate our directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors, except that Mr. Chao Chen received approximately US$28,000 for his position as the Executive Director.

We have entered into director offer letters with each of our independent directors and agreed to pay an annual compensation of US$ . We will also reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our Ordinary Shares as of the date of this prospectus by:

●	each of our directors and executive officers; and

●	each person known to us to beneficially own more than 5% of our Ordinary Shares on an as-converted basis.

The calculations in the table below are based on 320,000,000 Ordinary Shares outstanding as of the date of this prospectus, and Ordinary Shares issued and outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option. All of our shareholders who own our Ordinary Shares have the same voting rights.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

As of the date of the prospectus, we have 5 shareholders of record, none of which are located in the United States.

	Ordinary Shares Beneficially Owned Prior to This Offering		Shares Beneficially Owned After This Offering
	Number	%	Number	%
Directors and Executive Officers:
Weiming Jin (1)	278,400,000	87%
Xin Jin	6,400,000	2%
Chao Wang	-	-
Chao Chen	9,600,000	3%
	-	-
	-	-
	-	-
	-	-
All Directors and Executive Officers as a Group (4 persons)	320,000,000	92%

Other 5% Shareholders:
Ausen International Investment Holdings Co., Limited (1)	278,400,000	87%

(1)	Weiming Jin is deemed to beneficially own 278,400,000 Ordinary Shares through Ausen International Investment Holdings Co., Limited, a British Virgin Islands company holding 278,400,000 shares of our Ordinary Shares. Weiming Jin has the sole voting and dispositive power of all the shares held by Ausen International Investment Holdings Co., Limited.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our Variable Interest Entities and Their Shareholders

See “Business—Contractual Arrangements.”

Employment Agreements

See “Management—Employment Agreements.”

Other Transactions with Related Parties

The Company had transactions with the following related parties for the years ended December 31, 2020 and 2019:

Name of Related Party	Nature of Relationship
Chao Chen	Employee of the Company, legal representative of Jiangsu Youchuang Yi Po Intelligent Technology Limited
Weiming Jin	Shareholder of the Company
Jiangsu Youchuang Yi Po Intelligent Technology Limited	Company managed by Weiming Jin
Jiangsu Yi Po Media Co. Limited	Subsidiary of Jiangsu Youchuang Yi Po Intelligent Technology Limited
Nanjing Qunqing Equity Investment LLP	Engage partnership with Nanjing Sanzu Management Co. Limited
Nanjing Sanzu Management Co. Limited	Company managed by Weiming Jin

Due from related party

The Company advanced $2,670,758 to Mr. Weiming Jin for working capital for business on behalf of the Company, and received $12,226 for the year ended December 31,2020. The Company did not advance any fund to Mr. Weiming Jin for the year ended December 31, 2019. The balance due from Mr. Weiming Jin was $2,656,142 and $nil as of December 31, 2020 and 2019, respectively. On July 1, 2021, the Company received payment of $2,517,586. Such amount was repaid by Nanjing Sanzu on behalf of Mr. Weiming Jin.

The Company advanced $1,112,856 to Jiangsu Youchuang Yi Po Intelligent Technology Limited (“Youchuang Yi Po”) for business working capital, and received $975,397 for the year ended December 31,2020. The Company did not advance any fund to Youchuang Yi Po for the year ended December 31, 2019. The balance due from Youchuang Yi Po was $137,459 and $nil as of December 31, 2020 and 2019, respectively.

The Company advanced $1,597 to Jiangsu Yi Po Media Co. Limited (“Yi Po Media”) for business working capital, and received $nil for the year ended December 31,2020. The Company did not advance any fund to Yi Po Media for the year ended December 31, 2019. The balance due from Yi Po Media was $1,597 as of December 31, 2020 and 2019, respectively.

Due to related party

As of December 31, 2020, the Company did not borrow any fund from Mr. Weiming Jin. For the year ended December 31, 2019, the Company borrowed $10,056 from Mr. Weiming Jin for business purpose, and repaid $10,056 during the year ended December 31, 2020. The balance due to Mr. Weiming Jin was $nil and $10,056 as of December 31, 2020 and 2019, respectively. Such balances are interest free, unsecured, and due demand without an agreement.

As of December 31, 2020, the Company did not borrow any fund from Youchuang Yi Po. For the year ended December 31, 2019, the Company borrowed $15,528 from Youchuang Yi Po for business purpose, and repaid $15,528 during the year ended December 31, 2020. The balance due to Youchuang Yi Po was $nil and $15,528 as of December 31, 2020 and 2019, respectively. Such balances are interest free, unsecured, and due demand without an agreement.

The Company borrowed $53,886 from Mr. Chao Chen for business purpose, and repaid $9,262 for the year ended December 31, 2020. The Company did not borrow any fund from Mr. Chao Chen for the year ended December 31, 2019. The balance due to Mr. Chao Chen was $44,624 and $nil as of December 31, 2020 and 2019, respectively. Such balances are interest free, unsecured, and due demand without an agreement.

The Company borrowed $76,586 from Nanjing Sanzu Management Co. Limited (Nanjing Sanzu) for business purpose, and repaid $nil for the year ended December 31, 2020. The Company did not borrow any fund from Nanjing Sanzu for the year ended December 31, 2019. The balance due to Nanjing Sanzu was $76,586 and $nil as of December 31, 2020 and 2019, respectively. Such balances are interest free, unsecured, and due demand without an agreement.

The Company borrowed $78,117 from Nanjing Qunqing Equity Investment LLP (Qunqing LLP) for business purpose, and repaid $nil for the year ended December 31, 2020. The Company did not borrow any fund from Qunqing LLP for the year ended December 31, 2019. The balance due to Qunqing LLP was $78,117 and $nil as of December 31, 2020 and 2019, respectively. Such balances are interest free, unsecured, and due demand without an agreement

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated in the Cayman Islands and our corporate affairs are governed by our memorandum and articles of association, the Companies Law (Revised) of the Cayman Islands, which we refer to as the Companies Law below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 320,000,000 Ordinary shares of par value USD0.00015625 each. All of our shares to be issued in the offering will be issued as fully paid.

As of the date of this prospectus, there are 320,000,000 Ordinary Shares issued and outstanding.

Ordinary Shares

As at the date of this Prospectus, the Company has no outstanding options, warrants and other convertible securities.

Listing

We plan to apply to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “YBZN.” We cannot guarantee that we will be successful in listing on Nasdaq; however, we will not complete this offering unless we receive conditional approval letter.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is .

Dividends

The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors, subject to the Companies Act. Our articles of association provide that the directors may from time to time declare dividends (including interim dividends) and other distributions on shares of the Company in issue and authorize payment of the same out of the funds of the Company lawfully available therefor. No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Companies Act, the share premium account.

Voting Rights

At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one (1) vote for each Ordinary Share.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attached to the Ordinary Shares cast by those shareholders entitled to vote who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting, while a special resolution requires the affirmative vote of a majority of not less than two-thirds of the votes attached to the Ordinary Shares cast by those shareholders who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Cumulative Voting

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our memorandum and articles of association do not provide for cumulative voting.

Pre-emptive Rights

There are no pre-emptive rights applicable to the issue by us of Ordinary Shares under our memorandum and articles of association.

Our Memorandum and Articles of Association

The following are summaries of the material provisions of our memorandum and articles of association and the Cayman Islands Companies Act, insofar as they relate to the material terms of our Ordinary Shares. They do not purport to be complete. Copies of which are filed or will be filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

Meetings of Shareholders

The directors may convene a meeting of shareholders whenever they think necessary or desirable. We must provide notice counting from the date service is deemed to take place, stating the place, the day and the hour of the general meeting and, in the case of special business, the general nature of that business, to such persons who are entitled to receive such notices from the Company. Our board of directors must convene a general meeting upon the written requisition of one or more shareholders entitled to attend and vote at general meeting of the Company holding not less than 10% of the paid up voting share capital of the Company in respect to the matter for which the meeting is requested.

No business may be transacted at any general meeting unless a quorum is present at the time the meeting proceeds to business. A meeting of members is duly constituted if, at the commencement of the meeting, there are present in person, through their authorized representative or by proxy two or more members entitled to vote on resolutions of members to be considered at the meeting except where there is only one member entitled to vote on resolutions of members to be considered at the meeting in which case the quorum shall be one member. If, within two hours from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case, it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place and if, at the adjourned meeting, a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present and entitled to vote shall be a quorum. At every meeting of members, the chairman of the board of directors shall preside as chairman of the meeting.

Meetings of Directors

The business of our company is managed by the directors. Our directors are free to meet at such times and in such manner and places within or outside the Cayman Islands as the directors determine to be necessary or desirable. The quorum necessary for the transaction of the business of the directors may be fixed by the directors, and unless so fixed, if there be more than two directors shall be two, and if there are two or less Directors shall be one. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all of the directors.

Winding Up

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the paid up capital at the commencement of the winding up, the excess shall be distributable among those shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively. If we are wound up, the liquidator may with the sanction of a special resolution and any other sanction required by the Cayman Islands Companies Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not), and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

The liquidator may also vest the whole or any part of these assets in trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Calls on Ordinary Shares and forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders not earlier than the expiration of 14 days from the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

We may issue shares on terms that such shares are subject to redemption, at our option, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by an ordinary resolution of our shareholders. Subject to the Companies Act, our memorandum and articles of association and to any applicable requirements imposed from time to time by the Nasdaq, the Securities and Exchange Commission, or by any other recognized stock exchange on which our securities are listed, we may purchase our own shares (including any redeemable shares) on such terms and in such manner as been approved by the directors or by an ordinary resolution of our shareholders. Under the Companies Act, the repurchase of any share may be paid out of our Company’s profits, or out of the share premium account, or out of the proceeds of a fresh issue of shares made for the purpose of such repurchase, or out of capital. If the repurchase proceeds are paid out of our Company’s capital, our Company must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be repurchased (1) unless it is fully paid up, and (2) if such repurchase would result in there being no shares outstanding other than shares held as treasury shares. The repurchase of shares may be effected in such manner and upon such terms as may be authorized by or pursuant to the Company’s articles of association. If the articles do not authorize the manner and terms of the purchase, a company shall not repurchase any of its own shares unless the manner and terms of purchase have first been authorized by a resolution of the company. In addition, under the Companies Act and our memorandum and articles of association, our Company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding (other than shares held as treasury shares).

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares,  all or any of the rights attached to any class of our shares may (unless otherwise provided by the terms of issue of the shares of that class) be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed by at least a two-thirds majority of holders of shares of that class as may be present in person or by proxy at a separate general meeting of the holders of shares of that class.

Changes in Capital

We may from time to time by an ordinary resolution of our shareholders:

●	increase the share capital of our Company by new shares of such amount as it thinks expedient;

●	consolidate and divide all or any of our share capital into shares of larger amount than its existing shares of shares;

●	subdivide its existing shares, or any of them, into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

●	cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce its share capital and any capital redemption reserve in any manner authorized by the Companies Act.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information”,

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional Ordinary Shares

Our memorandum and articles of association authorizes our board of directors to issue additional Ordinary Shares from authorized but unissued shares, to the extent available, from time to time as our board of directors shall determine.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation and Bylaws	Certificate of Incorporation and Memorandum and Articles of Association

Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.	As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association. We have the right to seek damages if a duty owed by any of our directors is breached.’

Limitations on Personal Liability of Directors	Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.	The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of Officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Indemnification of Directors, Officers, Agents, and Others	A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Interested Directors	Under Delaware law, a transaction in which a director who has an interest in such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.	Interested director transactions are governed by the terms of a company’s memorandum and articles of association.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

Cayman Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

Voting for Directors	Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.	Cayman Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	No cumulative voting for the election of directors unless so provided in the memorandum and articles of association.

Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

Nomination and Removal of Directors and Filling Vacancies on Board	Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.	Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.

Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that: (a) the statutory provisions as to the required majority vote have been met; (b) the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class; (c) the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and (d) the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge: (a) an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders; (b) an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and (c) an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Inspection of Corporate Records	Under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies) of the company. However, these rights may be provided in the company’s memorandum and articles of association.

Shareholder Proposals	Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which shareholders may bring business before a meeting.	The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Approval of Corporate Matters by Written Consent	Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.	Cayman Companies Act allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the memorandum and articles of association).

Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	Cayman Companies Act does not have provisions governing the proceedings of shareholders meetings which are usually provided in the memorandum and articles of association. Please see above.

Dissolution; Winding Up	Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.	Under the Cayman Companies Act and our articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have Ordinary Shares outstanding assuming the underwriters do not exercise their over-allotment option to purchase additional Ordinary Shares. Of that amount, Ordinary Shares will be publicly held by investors participating in this offering, and Ordinary Shares will be held by our existing shareholders, some of whom may be our “affiliates” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer. Prior to this offering, there has been no public market for our Ordinary Shares. While we intend to list the Ordinary Shares on the Nasdaq Capital market, we cannot assure you that a regular trading market will develop in our Ordinary Shares.

Future sales of substantial amounts of our Ordinary Shares in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our Ordinary Shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our ordinary share, including ordinary share issued upon exercise of outstanding options, in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of our ordinary share and our ability to raise equity capital in the future.

All of the ordinary shares sold in the offering will be freely transferable by persons other than our “affiliates” in the United States without restriction or further registration under the Securities Act. Ordinary shares purchased by one of our “affiliates” may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

The ordinary share held by existing shareholders are, and any ordinary share issuable upon exercise of options outstanding following the completion of this offering will be, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Lock-Up Agreements

Our directors, executive officers and shareholders have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or such other securities for a period of 6 months  after the date of this prospectus, without the prior written consent of the presentative. The Company is also prohibited from conducting offerings during this period and from re-pricing or changing the terms of existing options and warrants. See “Underwriting.”

Rule 144

All of our Ordinary Shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates are subject to additional restrictions under Rule 144. Our affiliates may only sell a number of restricted shares within any three-month period that does not exceed the greater of the following:

●	1% of the then outstanding Ordinary Shares, which will equal approximately Ordinary Shares immediately after this offering; or

●	the average weekly trading volume of our Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Ordinary Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

The following summary of material Cayman Islands, PRC, and United States federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local and other tax laws.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

On March 17, 2017, the State Tax Administration promulgated the “Administrative Measures for Adjustment of Special Tax Investigation and Mutual Consultation Procedures” (State Administration of Tax Practice Announcement No.6, 2017), which came into force on May 1, 2017), which provides that tax authorities have implemented special tax adjustment monitoring and management for enterprises through related declaration review, contemporaneous data management, profit level monitoring and other means. If an enterprise is found to have special tax adjustment risks, the tax authorities may serve a “Notice” to remind such enterprise of the tax risks.  If an enterprise receives a special tax adjustment risk alert or finds that it has a special tax adjustment risk, it may adjust the supplementary tax on its own. If the enterprise adjusts the supplementary tax by itself, the tax authorities may still carry out special tax investigation and adjustment in accordance with the relevant provisions. If an enterprise requires the tax authorities to confirm the special tax adjustment matters, such as the pricing principles and methods of related party transactions, the tax authorities shall initiate the special tax investigation procedures. It also stipulates that if the principle of independent transactions is not met, tax authorities may implement a special tax adjustment in the full amount of the amount deducted before tax under the following circumstances:

(1)	The enterprise and its affiliated parties transfer or accept the right to use intangible assets that do not bring economic benefits and collect or pay royalties;

(2)	The enterprise pays royalties to related parties that only own intangible assets but do not contribute to their value;

(3)	An enterprise establishes a holding company or a financing company overseas for the main purpose of financing and listing, and pays royalties to overseas affiliated parties only for the incidental benefits arising from the financing and listing activities;

(4)	The taxable income or income amount of the enterprise or its affiliated party is reduced because the payment or collection of the price of the labor service transaction between the enterprise and its affiliated party does not meet the principle of independent transactions; and

(5)	The enterprise pays fees to overseas related parties that fail to perform their functions, bear risks and have no substantial business activities.

Although we believe all our related party transactions, including all payments by our PRC subsidiaries and consolidated affiliated entities to our non-PRC entities, are made on an arm’s-length basis and our estimates are reasonable, the ultimate decisions by the relevant tax authorities may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. We do not believe that Yi Po International Holdings Limited meets all of the conditions above. Yi Po International Holdings Limited is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

However, if the PRC tax authorities determine that Yi Po International Holdings Limited is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 20% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of Yi Po International Holdings Limited would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that Yi Po International Holdings Limited is treated as a PRC resident enterprise.

Provided that the Company is not deemed to be a PRC resident enterprise, holders of our Ordinary Shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares. However, under SAT Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 7, and we may be required to expend valuable resources to comply with SAT Circular 7, or to establish that we should not be taxed under these circulars. See “Risk Factors — Risks Relating to Doing Business in China — Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.”

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Ordinary Shares by a U.S. Holder (as defined below) that acquires our Ordinary Shares in this offering and holds our Ordinary Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, and alternative minimum tax considerations, the Medicare tax on certain net investment income, information reporting or backup withholding or any state, local, and non-U.S. tax considerations, relating to the ownership or disposition of our Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	banks and other financial institutions;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	individual retirement accounts or other tax-deferred accounts;

●	persons liable for alternative minimum tax;

●	persons who acquire their Ordinary Shares pursuant to any employee share option or otherwise as compensation;

●	investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

●	investors that have a functional currency other than the U.S. dollar;

●	persons that actually or constructively own 10% or more of our Ordinary Shares (by vote or value); or

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding the Ordinary Shares through such entities,

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S., and other tax considerations of the ownership and disposition of our Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of the United States or any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has otherwise validly elected to be treated as a U.S. person under the Code.

●	If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income, or the asset test. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. Passive assets are those which give rise to passive income, and include assets held for investment, as well as cash, assets readily convertible into cash, and working capital. The company’s goodwill and other unbooked intangibles are taken into account and may be classified as active or passive depending upon the relative amounts of income generated by the company in each category. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

Based upon our current and projected income and assets, the expected proceeds from this offering, and projections as to the market price of our Ordinary Shares immediately following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a factual determination made annually that will depend, in part, upon the composition and classification of our income and assets, including the relative amounts of income generated by our strategic investment business as compared to our other businesses, and the value of the assets held by our strategic investment business as compared to our other businesses. Because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive, which may result in our being or becoming classified as a PFIC in the current or subsequent years. Furthermore fluctuations in the market price of our Ordinary Shares may cause us to be a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our Ordinary Shares from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization immediately following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenues from activities that produce passive income significantly increases relative to our revenues from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming a PFIC may substantially increase.

If we are a PFIC for any year during which a U.S. Holder holds our Ordinary Shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our Ordinary Shares unless, in such case, we cease to be treated as a PFIC and such U.S. Holder makes a deemed sole election.

The discussion below under “Dividends” and “Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Any cash distributions paid on our Ordinary Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our Ordinary Shares will not be eligible for the dividends received deduction allowed to corporations in respect of dividends-received from U.S. corporations.

Individuals and other non-corporate U.S. Holders may be subject to tax on any such dividends at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (i) our Ordinary Shares on which the dividends are paid are readily tradable on an established securities market in the United States, (ii) we are neither a PFIC nor treated as such with respect to a U.S. Holder for the taxable year in which the dividend is paid and the preceding taxable year, and (iii) certain holding period requirements are met. We intend to list the Ordinary Shares on Nasdaq Capital Market. Provided that this listing is approved, we believe that the ordinary should generally be considered to be readily tradeable on an established securities market in the United States. There can be no assurance that the Ordinary Shares will continue to be considered readily tradable on an established securities market in later years. U.S. Holders are urged to consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to the Ordinary Shares.

For U.S. foreign tax credit purposes, dividends paid on our Ordinary Shares will generally be treated as income from foreign sources and will generally constitute passive category income. The rules governing the foreign tax credit are complex and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

A U.S. Holder will generally recognize gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such Ordinary Shares. Such gain or loss will generally be capital gain or loss. Any such capital gain or loss will be long term if the Ordinary Shares have been held for more than one year. Non-corporate U.S. Holders (including individuals) generally will be subject to United States federal income tax on long-term capital gain at preferential rates. The deductibility of a capital loss may be subject to limitations. Any such gain or loss that the U.S. Holder recognizes will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which could limit the availability of foreign tax credits. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the applicability of any tax treaty and the availability of the foreign tax credit under its particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, Ordinary Shares. Under the PFIC rules:

●	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income; and

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to- market election with respect to such stock. If a U.S. Holder makes this election with respect to our Ordinary Shares, the holder will generally(i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to- market election in respect of our Ordinary Shares and we cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or regularly traded, on a qualified exchange or other market, as defined in applicable United States Treasury regulations. Our Ordinary Shares will be treated as marketable stock upon their listing on Nasdaq Capital Market. We anticipate that our Ordinary Shares should qualify as being regularly traded, but no assurances may be given in this regard.

Because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisor regarding the U.S. federal income tax consequences of owning and disposing of our Ordinary Shares if we are or become a PFIC.

UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with Boustead Securities, LLC, as representative of the Underwriters, or the Representative, in this offering. The Representative may retain other brokers or dealers to act as a sub-agents or selected dealers on their behalf in connection with this offering. The Underwriters have agreed to purchase from us, on a firm commitment basis, the number of ordinary shares set forth opposite its name below, at the offering price less the underwriting discounts set forth on the cover page of this prospectus:

Name of Underwriter	Number of Ordinary Shares
Boustead Securities, LLC

The Underwriter is committed to purchase all the ordinary shares offered by this prospectus if it purchases any ordinary shares. The Underwriter is not obligated to purchase the ordinary shares covered by the Underwriter’s Over-Allotment option to purchase ordinary shares as described below. The Underwriter is offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the Underwriter of officer’s certificates and legal opinions. The Underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the Underwriter a 45-day option to purchase up to an aggregate of additional ordinary shares (equal to 15% of the number of ordinary shares sold in the offering), at the offering price per ordinary shares less underwriting discounts and commissions. The Underwriter may exercise this option for 45 days from the date of closing of this offering solely to cover sales of ordinary shares by the Underwriter in excess of the total number of ordinary shares set forth in the table above. If any of the additional ordinary shares are purchased, the Underwriter will offer the additional ordinary shares at $      per ordinary share, the offering price of each ordinary share.

Fees, Commissions and Expense Reimbursement

We will pay the Underwriter a discount equivalent to seven percent (7%) of the gross proceeds of this offering. The Underwriter proposes initially to offer the ordinary shares to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the aforesaid fee (“underwriting discount”) set forth on the cover page of this prospectus. If all of the ordinary shares offered by us are not sold at the offering price, the Underwriter may change the offering price and other selling terms by means of a supplement to this prospectus

The following table shows the underwriting fees/commission payable to the Underwriter with this offering:

	Per Ordinary Share	Total Without Over- Allotment Option	Total With Full Over- Allotment Option

Public offering price	$	$	$
Underwriting fees and commissions (7%)(1)	$	$	$
Proceeds, before expenses, to us	$	$	$
Non-accountable expense allowance (1%)	$	$	$

(1)	The fees do not include the Underwriter Warrants or expense reimbursement as described below.

In addition to the cash commission, we will also reimburse the Underwriter for its non-accountable expenses of one percent (1%) of the gross proceeds of the offering and accountable out-of-pocket expenses not to exceed $300,000. Such accountable out-of-pocket expenses include no more than $150,000 in Underwriter’s legal counsel fees, due diligence and other like expenses not to exceed $75,000 and road show, travel, on-boarding fees and other reasonable out-of-pocket accountable expenses not to exceed $75,000, background checks expenses not to exceed $8,000, and DTC eligibility fees and expenses not to exceed $20,000. We have paid to $ in accountable expenses as of the date hereof, which will be refundable to us to the extent actually not incurred by the Underwriter in accordance with FINRA Rule 5110(f)(2)(C).

We estimate that the total expenses payable by us in connection with the offering, other than the underwriting fees and commissions, will be approximately $.

We have agreed to issue to the Underwriter and to register herein warrants to purchase up to Ordinary Shares (equal to percent (7%) of the Ordinary Shares sold in this offering, inclusive of the Underwriter Over-Allotment option to purchase an additional Ordinary Shares) and to also register herein such underlying Ordinary Shares. The warrants will be exercised at any time, and from time to time, in whole or in part, commencing from the closing of the offering and expiring five (5) years from the effectiveness of the offering. The warrants are exercisable at a per share price of the offering price of the Ordinary Shares offered hereby. The Underwriter Warrant shall not be callable or cancellable.

The Underwriter Warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the commencement of sales of the offering, of which this prospectus forms a part (in accordance with FINRA Rule 5110), except that they may be assigned, in whole or in part, to any successor, officer, manager, member, or partner of the Underwriter, and to members of the syndicate or selling group and their respective officers, managers, members or partners. The Underwriter Warrants may be exercised as to all or a lesser number of shares, will provide for cashless exercise and will contain provisions for immediate “piggyback” registration rights at our expense for a period of five years from the date of effectiveness of the offering. We have registered the Underwriter the Ordinary Shares underlying the Underwriter Warrants in this offering.

The Underwriter intends to offer our Ordinary Shares to their retail customers only in states in which we are permitted to offer our Ordinary Shares. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on a National Securities Exchange are “covered securities.” If we were unable to meet a National Securities Exchange listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering unless we meet a National Securities Exchange’s listing requirements and our application to list on the exchange is approved.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement and subscription agreement. A form of the underwriting agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

Right of First Refusal

Until 24 months from the closing of this public offering, the Underwriter shall have a right of first refusal to act as lead or managing underwriter, exclusive or joint financial advisor or in any other similar capacity, on the representative’s customary terms and conditions, in the event we pursue a registered, underwritten public offering of securities (in addition to this offering), a public or private offering of securities (debt or equity), a merger, acquisition of another company or business, change of control, sale of substantially all assets, business combination, recapitalization or other similar transaction (regardless of whether we would be considered an acquiring party, a selling party or neither in such transaction). In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the date of commencement of sales of the public offering or the termination date of the engagement between the us and the Underwriter.

Lock-Up Agreements

We have agreed that, subject to certain exceptions set forth in the underwriting agreement, we will not, without the prior written consent of the Underwriter, from the date of execution of the underwriting agreement and continuing for a period of 6 months from the date on which the trading of the Ordinary Shares on a National Securities Exchange commences, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ordinary shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares or any such other securities.

Our officers, directors, and all existing shareholders agree not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares for a period of up to 6 months after the date of the underwriting agreement between the Company and the Underwriter without the prior written consent of the Underwriter.

We are prohibited from conducting any other offerings during this period and from re-pricing or changing the terms of existing options and warrants.

The Underwriter may in its sole discretion and at any time without notice release some or all of the Ordinary Shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Underwriter will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization

The Underwriter will be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of capital stock by the Underwriter acting as principal. Under these rules and regulations, the Underwriter:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The public offering price of the Ordinary Shares we are offering was determined by us in consultation with the Underwriter based on discussions with potential investors in light of the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities.

A prospectus in electronic format may be delivered to potential investors by the Underwriter. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Underwriter’ website and any information contained in any other website maintained by the Underwriter is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Foreign Regulatory Restrictions on Purchase of our Ordinary Shares

We have not taken any action to permit a public offering of our Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our Ordinary Shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the Underwriter against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Underwriter may be required to make for these liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Application for NYSE American/Nasdaq Listing

We plan to apply to have our Ordinary Shares approved for listing/quotation on the Nasdaq Capital Market under the symbol “YBZN.” We will not consummate and close this offering without a listing approval letter from Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of Ordinary Shares in this offering sufficient to satisfy applicable listing criteria, our Ordinary Shares will in fact be listed.

If the application is approved, trading of our Ordinary Shares on the Nasdaq Capital Market will begin within five days following the closing of this offering. If our Ordinary Shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides fewer protections to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed as our agent upon whom process may be served in any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Guantao Law Firm, our counsel as to Chinese law, has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the Cayman Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

According to the Civil Procedure Law of the People’s Republic of China (amended in 2017), if a legally effective judgment or ruling made by a foreign court requires recognition and enforcement by a people’s court of the People’s Republic of China, the party concerned may directly apply to an intermediate people’s court with jurisdiction over for recognition and enforcement, or the foreign court may request recognition and enforcement by a people’s court in accordance with the provisions of an international treaty concluded or acceded to by the country and the People’s Republic of China, or in accordance with the principle of reciprocity.

If the people’s courts are of the opinion that the legally effective judgment or ruling made by the foreign court applying for or requesting recognition and enforcement does not violate the basic principles of the laws of the People’s Republic of China or the sovereignty, security and public interests of the country after the people’s court reviews the legally effective judgment or ruling made by the foreign court applying for or requesting recognition and enforcement in accordance with the international treaties concluded or acceded to by the People’s Republic of China or in accordance with the principle of reciprocity, then the people’s court shall issue a ruling that recognizes its validity and, if enforcement is necessary, issues an enforcement order, which order shall be implemented in accordance with the relevant laws. A judgment or ruling that violates the basic principles of the laws of the People’s Republic of China or the sovereignty, security and public interests of the country will not be recognized and implemented.

If an award made by a foreign arbitration institution requires recognition and enforcement by the people’s court of the People’s Republic of China, the party concerned shall directly apply to the intermediate people’s court in the place where the person subjected to enforcement has his domicile or where his property is located. The people’s court shall handle the matter in accordance with international treaties concluded or acceded to by the People’s Republic of China or in accordance with the principle of reciprocity.

We have been advised by           our counsel as to Cayman Islands law, that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. We have been further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, any final and conclusive judgment for a definite sum (not being a sum payable in respect of taxes or other charges of a like nature nor a fine or other penalty) and/or certain non-monetary judgments rendered in any action or proceedings brought against the Company in a court in the United States will be recognized as a valid judgment by the courts of the Cayman Islands without re-examination of the merits of the case, provided that the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in the Cayman Islands and the judgment is not contrary to public policy in the Cayman Islands, has not been obtained by fraud or in proceedings contrary to natural justice.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with this offering by us. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq Capital Market listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$
Nasdaq Capital Market Listing Fee	$
FINRA	$
Legal Fees and Expenses	$
Accounting Fees and Expenses	$
Printing and Engraving Expenses	$
Miscellaneous Expenses	$
Underwriter Expenses	$
Total Expenses	$

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Ordinary Shares sold in the offering.

LEGAL MATTERS

We are being represented by Ortoli Rosenstadt LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Sichenzia Ross Ference LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by . Certain legal matters as to the PRC law will be passed upon for us by Guantao Law Firm. Ortoli Rosenstadt LLP may rely upon with respect to matters governed by Cayman Islands law and Guantao Law Firm with respect to matters governed by the PRC law.

EXPERTS

The consolidated financial statements of Yi Po International Holdings Limited for the years ended December 31, 2020 and 2019, as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The offices of WWC, P.C. is located at 2010 Pioneer Court, San Mateo, CA 94403.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INDEX TO FINANCIAL STATEMENTS

YI PO INTERNATIONAL HOLDINGS LIMITED

Financial Statements

June 30, 2021 and December 31, 2020

Yi Po International Holdings Limited, Its subsidiaries and Its Variable Interest Entities

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Stockholders of
Yi Po International Holdings Limited

Results of Review of Interim Financial Information

We have reviewed the consolidated balance sheet of Yi Po International Holdings Limited, its subsidiaries, and its variable interest entity (the “Company”) as of June 30, 2021, and the related consolidated statements of income and comprehensive income, statements of changes in shareholders’ equity, and statements of cash flows for the six-month periods ended June 30, 2021 and 2020, and the related notes (collectively referred to as the financial statements). Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2020 and 2019, and the related statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated October 15, 2021, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2020, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Basis for Review Results

These interim financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

WWC, P.C.

Certified Public Accountants

We have served as the Company’s auditor since 2021.

San Mateo, California

January 28, 2022

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Consolidated Balance Sheets

As of June 30, 2021 and December 31,2020

	June 30, 2021	December 31, 2020

ASSETS
Current Assets
Cash and cash equivalents	$3,211,672	$266,598
Accounts receivables, net	-	-
Related party receivables	2,767,657	2,795,198
Prepaid expenses	2,673,634	2,217,494
Other current assets	2,023,404	1,667,645
Total Current Assets	10,676,367	6,946,935

Non-Current Assets
Property, plant and equipment, net	198,629	223,917
Other long-term assets and deposits	653,912	803,626
Operating lease right of use asset, net	1,334,179	1,510,654
Long-term prepaid expenses	823,022	1,241,881
Total non-current assets	3,009,742	3,780,078
TOTAL ASSETS	$13,686,109	$10,727,013

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts and other payables, and accruals	4,594,545	1,467,805
Taxes payable	525,110	70,497
Operating lease liability - current	367,545	384,587
Contract liabilities - current	3,978,110	3,305,364
Related party payables	271,247	199,327
Total Current Liabilities	9,736,557	5,427,580

Non-Current Liabilities
Operating lease liabilities – non current	909,694	887,002
Contract liabilities – non current	1,283,998	3,548,233
Total non-current liabilities	2,193,692	4,435,235
TOTAL LIABILITIES	$11,636,154	$9,862,815

COMMITMENTS AND CONTINGENCIES	-	-

Shareholders’ Equity
Ordinary shares 320,000,000 shares authorized, par value $0.00015625, 320,000,000 shares issued and outstanding as of December 31, 2020 and 2019	$50,000	$50,000
Subscription receivable	(50,000)	(50,000)
Additional paid in capital	289,720	289,720
Retained earnings	1,407,995	527,556
Accumulated other comprehensive income	58,145	46,922
Total Shareholders’ Equity	1,755,860	864,198
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,686,109	$10,727,013

See accompanying notes to financial statements.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Consolidated Statements of Income and Comprehensive Income

For the six months ended June 30, 2021 and 2020

	June 30, 2021	June 30, 2020
Revenues, net	$2,795,500	$1,619,245
Cost of revenues	723,056	578,216
Gross profit	2,072,444	1,041,029

Operating expenses
Selling and marketing expenses	(212,803)	(5,147)
General and administrative expenses	(707,832)	(333,714)
	(920,635)	(338,861)

Operating income	1,151,809	702,168

Other income (expense)
Other income (expense), net	-	211
Interest income, net	22,110	164
Total other income (loss) and expenses	22,110	375

Earnings before tax	1,173,919	702,543

Income tax	(293,480)	(175,636)

Net income	$880,439	$526,907

Other comprehensive income (loss):
Foreign currency translation income (loss)	11,223	(3,084)
Total comprehensive income	$891,662	$523,823

Earning before tax
Basic	$0.00	$0.00
Diluted	$0.00	$0.00

Weighted average number of ordinary shares outstanding
Basic	320,000,000	320,000,000
Diluted	320,000,000	320,000,000

See accompanying notes to financial statements.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Consolidated Statements of Changes in Shareholders’ Equity

For the six months ended June 30, 2021 and 2020

	Ordinary shares			Additional		Accumulated Other
	No. of Shares	Par Value	Subscription Receivable	Paid in Capital	Retained Earnings	Comprehensive Income (Loss)	Total Equity
Balance, December 31, 2020	320,000,000	$50,000	$(50,000)	$289,720	$527,556	$46,922	$864,198
Net income					880,439		880,439
Foreign currency translation adjustment						11,223	11,223
Balance, June 30, 2021	320,000,000	$50,000	$(50,000)	$289,720	$1,407,995	$58,145	$1,755,860

Balance, December 31, 2019	320,000,000	$50,000	$(50,000)	$-	$47,326	$(378)	$46,948
Contribution in capital							-
Net income					526,907		526,907
Foreign currency translation adjustment						(3,084)	(3,084)
Balance, June 30, 2020	320,000,000	$50,000	$(50,000)	$-	$574,233	$(3,462)	$570,771

See accompanying notes to financial statements.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Consolidated Statements of Cash Flows

For the years ended June 30, 2021 and June 30, 2020

	June 30, 2021	June 30, 2020
Cash flows from operating activities
Net income	$880,439	$526,907
Depreciation and amortization	38,196	7,872
Changes in assets and liabilities
Decrease (increase) in accounts receivable	-	4,052
Decrease (increase) in advance to suppliers	(1,578,963)	(43,095)
Decrease (increase) in due from related parties	57,743	-
Decrease (increase) in contract assets	246	-
Decrease (increase) in other assets	1,242,002	(243,452)
Decrease (increase) in other long-term assets	158,100	(187,083)
(Decrease) increase in accounts payable	633,725	(258,814)
(Decrease) increase in accrued and other liabilities	2,470,585	764,870
(Decrease) increase in contract liabilities	(1,662,351)	-
(Decrease) increase in taxes payable	452,898	192,801
(Decrease) increase in lease liabilities	184,331	-
Net cash (used in) generated by operating activities	2,876,951	764,058

Cash flows from investing activity
Purchase of fixed assets	(10,537)	(124,924)
Net cash used in investing activity	(10,537)	(124,924)

Cash flows from financing activities
Proceeds from related party, net	69,612	(25,330)
Proceeds from capital contribution	-	-
Net cash provided by financing activities	69,612	(25,330)

Net (decrease) increase of cash and cash equivalents	2,936,026	613,804

Effect of foreign currency translation on cash and cash equivalents	9,048	(2,801)

Cash, cash equivalents, and restricted cash - beginning of period	266,598	66
Cash, cash equivalents, and restricted cash - beginning of period	$3,211,672	$611,069

Supplemental cash flow information
Interest paid	$-	$-
Income taxes paid	$-	$-

See accompanying notes to financial statements.

Y Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Yi Po International Holdings Limited was incorporated in the Cayman Islands on March 19, 2020. The Company is in an investment holding company; its primary business operations are conducted through its subsidiaries and its variable interest entities as described below. Yi Po International Holdings Limited and its subsidiaries and variable interest entities are collectively referred to as the “Company” or “Yi Po”.

Guangyan Hong Kong Group Co., Limited (“Guangyan HK”) was incorporated in Hong Kong on April 28, 2020. It is a wholly owned subsidiary of Yi Po Cayman.

Nanjing Dingxu New Technology Limited. (“Nanjing WFOE”) was incorporated on March 16, 2021 as a wholly foreign owned entity in the People’s Republic of China (“PRC”). Nanjing WFOE is a wholly owned subsidiary of Guangyan HK.

Jiangsu Yi Po Technology Limited (“Jiangsu Yi Po”) was incorporated on August 22, 2018 in the People’s Republic of China (“PRC”). Jiangsu Youchuang Yi Po Intelligent Technology Co. Limited and Xin Jin, executive director of the Company, own equity interest of 51.0% and 49% of Jiangsu Yi Po respectively.

On August 24, 2021, Nanjing WFOE entered into series of contractual agreements by and among Jiangsu Yi Po and Jiangsu Yi Po’s shareholders that are collectively known as Variable Interest Entity Agreements (“VIE Agreements”) whereby Jiangsu Yi Po, for accounting purposes becomes an indirectly controlled subsidiary of the Company as result of the terms set forth by the VIE Agreements where the Company directs the deployment, use, and disposition of the assets of Jiangsu Yi Po, and the Company is the primary beneficiary of the results of operations of Jiangsu Yi Po.

The Company’s primary business is the operations of parking lots, parking space leasing, and vehicle owners’ membership fees, and parking lot management franchising.

Contractual Arrangements between Nanjing WFOE and Jiangsu Yi Po

The Company and its subsidiaries do not own any direct equity interest in Jiangsu Yi Po. Instead, the Company and its subsidiaries control  and receive the economic benefits of Jiangsu Yi Po’s business operation through a series of contractual arrangements.

Nanjing WFOE, Jiangsu Yi Po and the Jiangsu Yi Po Shareholders entered into a series of contractual arrangements, 1) Exclusive Option Agreement, 2) Exclusive Business Cooperation Agreement, and 3) Share Pledge Agreement, known as VIE Agreements, on August 24, 2021. The VIE agreements are designed to provide Nanjing WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Jiangsu Yi Po, including absolute control rights and the rights to the assets, property and revenue of Jiangsu Yi Po.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

Each of the VIE Agreements is described in detail below:

Exclusive Option Agreement

Under the Exclusive Option Agreement, the Jiangsu Yi Po Shareholders irrevocably granted Nanjing WFOE (or its designee) an exclusive right to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, a portion or whole of the equity interests or assets in Jiangsu Yi Po held by the Jiangsu Yi Po Shareholders. The purchase price is RMB 10 and subject to any appraisal or restrictions required by applicable PRC laws and regulations.

The agreement takes effect upon parties signing the agreement, and remains effective for 10 years, extendable upon Nanjing WFOE or its designee’s discretion.

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Jiangsu Yi Po and Nanjing WFOE, Nanjing WFOE provides Jiangsu Yi Po with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, business management and information. For services rendered to Jiangsu Yi Po by Nanjing WFOE under this agreement, Nanjing WFOE is entitled to collect a service fee that shall be calculated based upon service hours and multiple hourly rates provided by Nanjing WFOE. The service fee should approximately equal to Jiangsu Yi Po’s net profit.

The Exclusive Business Cooperation Agreement shall remain in effect for 10 years unless earlier terminated upon written confirmation from both Nanjing WFOE and Jiangsu Yi Po before expiration. Otherwise, this agreement can only be extended by Nanjing WFOE and Jiangsu Yi Po does not have the right to terminate the agreement unilaterally.

Share Pledge Agreement

Under the Share Pledge Agreement between Nanjing WFOE and certain shareholders of Jiangsu Yi Po together holding 100% of the equity interests, of Jiangsu Yi Po (“Jiangsu Yi Po Shareholders”), the Jiangsu Yi Po Shareholders pledged all of their equity interests in Jiangsu Yi Po to Nanjing WFOE to guarantee the performance of Jiangsu Yi Po’s obligations under the Exclusive Business Cooperation Agreement. Under the terms of the Share Pledge Agreement, in the event that Jiangsu Yi Po breaches its contractual obligations under the Exclusive Business Cooperation Agreement, Nanjing WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to dispose of dividends generated by the pledged equity interests. The Jiangsu Yi Po Shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, Nanjing WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The Jiangsu Yi Po Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice Nanjing WFOE’s interest.

The Share Pledge Agreement shall be effective until the full payment of the service fees under the Business Cooperation Agreement has been made and upon termination of Jiangsu Yi Po’s obligations under the Business Cooperation Agreement.

The purposes of the Share Pledge Agreement are to (1) guarantee the performance of Jiangsu Yi Po’s obligations under the Exclusive Business Cooperation Agreement, (2) ensure the shareholders of Jiangsu Yi Po do not transfer or assign the pledged equity interests or create or allow any encumbrance that would prejudice Nanjing WFOE’s interests without Nanjing WFOE’s prior written consent and (3) provide Nanjing WFOE control over Jiangsu Yi Po.

The Company has concluded that the Company is the primary beneficiary of Jiangsu Yi Po and its subsidiaries and should consolidate financial statements. The Company is the primary beneficiary based on the VIE Agreements that each equity holder of Jiangsu Yi Po pledged their rights as a shareholder of Jiangsu Yi Po to Nanjing WFOE. These rights include, but are not limited to, voting on all matters of Jiangsu Yi Po requiring shareholder approval, disposing of all or part of the shareholder’s equity interest in Jiangsu Yi Po, oversee and review Jiangsu Yi Po’s operation and financial information. As such, the Company, through Nanjing WFOE, is deemed to hold all of the voting equity interest in Jiangsu Yi Po and its subsidiaries.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

For the periods presented, the Company has not provided any financial or other support to either Jiangsu Yi Po or its subsidiaries. However, pursuant to the Exclusive Business Cooperation Agreement, the Company may provide complete technical support, consulting services and other services during the term of the VIE agreements. Though not explicit in the VIE agreements, the Company may provide financial support to Jiangsu Yi Po to meet its working capital requirements and capitalization purposes. The terms of the VIE Agreements and the Company’s plan of financial support to the VIEs were considered in determining that the Company is the primary beneficiary of the VIEs. Accordingly, the financial statements of the VIEs are consolidated in the Company’s consolidated financial statements.

Based on the foregoing VIE Agreements, Nanjing WFOE has effective control of Jiangsu Yi Po and its subsidiaries, which enables Nanjing WFOE to receive all of their expected residual returns and absorb the expected losses of the VIE and its subsidiaries. Accordingly, the Company consolidates the accounts of Jiangsu Yi   Po and its subsidiaries for the periods presented herein, in accordance with Accounting Standards Codification, or ASC, 810-10, Consolidation. Yi Po International Holdings Limited and its subsidiaries and variable interest entities are collectively referred to as the “Company” or “Yi Po”.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its subsidiaries and its variable interest entities. Significant inter-company balances, investment and capital, if any, have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions. In particular, the novel coronavirus (“COVID-19”) pandemic and the resulting adverse impacts to global economic conditions, as well as our operations, may impact future estimates including, but not limited to, our allowance for loan losses, inventory valuations, fair value measurements, asset impairment charges and discount rate assumptions. Certain prior year amounts have been reclassified to conform to the current year’s presentation. Amounts and percentages may not total due to rounding.

Functional and presentation currency

The functional currency of the Company is the currency of the primary economic environment in which the Company operates which is Chinese Yuan (“RMB”). The RMB is not freely convertible into the US dollar and may be subject to PRC currency restrictions for payments, including the distributions of dividends or retained earnings to the Company by its subsidiaries or its variable interest entities.

Transactions in currencies other than the entity’s functional currency are recorded at the rates of exchange prevailing on the date of the transaction. At the end of each reporting period, monetary items denominated in foreign currencies are translated at the rates prevailing at the end of the reporting periods. Exchange differences arising on the settlement of monetary items and on translation of monetary items at period-end are included in income statement of the period.

For the purpose of presenting these financial statements, the Company’s assets and liabilities are expressed in US$ at the exchange rate on the balance sheet date, shareholder’s equity accounts are translated at historical rates, and income and expense items are translated at the weighted average exchange rate during the period. The resulting translation adjustments are reported under accumulated other comprehensive income in the shareholders’ equity section of the balance sheets.

Exchange rate used for the translation as follows:

US$ to RMB

	Period End	Average
June 30, 2021	6.4586	6.4721
June 30, 2020	7.0651	7.0328
December 31, 2020	6.5286	6.9032
December 31, 2019	6.9630	6.9074

Fair Values of Financial Instruments

The Company adopted ASC 820 “Fair Value Measurements,” which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their current interest rate is equivalent to interest rates currently available.  The three levels are defined as follow:

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

As of the balance sheet date, the estimated fair values of the financial instruments approximated their fair values due to the short-term nature of these instruments. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each year.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

Related parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Cash and Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. All of the consolidated cash and equivalents reported on the accompanying consolidated financial statements are the assets of Jiangsu Yi Po. Substantially of all of Jiangsu Yi Po’s cash and equivalents are deposited with financial institutions that are located in the PRC and do not carry deposit insurance; however, these institutions are regarded as very well capitalized institutions with strong credit ratings; management has deemed the risk of loss of the Company’s deposit held at these financial institution as the result of them becoming insolvent as unlikely; accordingly, the Company and Jiangsu Yi Po have not recognized any potential losses on bank deposits classified as cash and equivalents.

Accounts Receivable

Accounts receivable are recorded at the net value less estimates for expected credit losses. Management regularly reviews outstanding accounts and provides an allowance for doubtful accounts. When collection of the original invoice amounts is no longer probable, the Company will either partially or fully write-off the balance against the allowance for doubtful accounts.

Revenue Recognition

In 2014, the FASB issued guidance on revenue recognition (“ASC 606”), with final amendments issued in 2016. The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients. The Company has concluded that the new guidance did not require any significant change to its revenue recognition processes.

The Company generate revenues from dealer licensing fee, parking space rental fee, vehicle owners’ membership fees and parking management software sales.

Dealer licensing fee is recognized as performance obligations are satisfied over time, usually, recognized on an average over the life of dealer licensing as indicated in agreement. Payments received in advance from dealers are recorded as “contract liabilities”. Contract liabilities are recognized as revenue over the passage of time. Such advance payment received are non-refundable.

The Company provides various support services to dealers as set forth in each dealer’s membership agreement. These support services costs, which are presented as cost of revenues, include direct and indirect labor, sales training expenses, and fees paid to outside contractors. Revenues and related costs are recognized over time as performance obligations are satisfied.

Parking space rental fee is recognized as performance obligations are satisfied at a point in time when the Company provides parking space to customers where fees are calculated by the parking management system, or over time on an average over the duration of rental period as indicated in agreement.

Vehicle owners’ membership fees is recognized as performance obligations are satisfied over time on an average over the life of membership. Payments received in advance from members are recorded as “accruals and other payables”. Accruals and other payables are recognized as revenue over the passage of time. Such advance payment received are non-refundable.

Parking management software fee is recognized as performance obligations are satisfied at a point in time when the Company completed installation, tested the parking management system and delivered to customers where such fees are calculated according to the labor and material cost incurred during setup and software testing.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

Advertising

The Company expenses advertising costs as incurred and includes it in selling expenses. The Company recorded $27,392 and $4,408 of advertising and promotional expenses for the years ended June 30, 2021 and 2020, respectively.

Income Taxes

Income taxes are provided in accordance with ASC No. 740, Accounting for Income Taxes.  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry-forwards. Deferred tax expense (benefit) results from the net change during the years of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

A tax benefit from an uncertain tax position may be recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities. The determination is based on the technical merits of the position and presumes that the relevant taxing authority that has full knowledge of all relevant information will examine each uncertain tax position. Although the Company believes the estimates are reasonable, no assurance can be given that the final outcome of these matters will not be different than what is reflected in the historical income tax provisions and accruals.

Earnings (loss) per share

Basic income (loss) per share is computed by dividing net income (loss) attributable to the holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year. Diluted income (loss) per share is calculated by dividing net income (loss) attributable to the holders of ordinary shares as adjusted for the effect of dilutive ordinary share equivalents, if any, by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period. For the year ended June 30, 2021 and 2020, the Company does not have any outstanding common share equivalents; therefore, a separate computation of diluted income per share is not presented.

Property and Equipment & Depreciation

Property and equipment are stated at historical cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Property and equipment are depreciated on a straight-line basis over the following periods:

Building	20 years
Office equipment	5 years

Impairment of Long-lived assets

The Company accounts for impairment of property and equipment and amortizable intangible assets in accordance with ASC 360, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

Research and development

The Company and Jiangsu Yi Po expenses research and development expenses when incurred as periodic costs. The Company classifies such expenses as cost of revenue. The Company and Jiangsu Yi Po recognized research and development expenses for the years ended June 30, 2021 and 2020 in the amounts of $211,429 and $nil, respectively.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

New Accounting Pronouncements

In July 2021, the FASB issued ASU 2021-5, Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments. The amendments in this Update amend Topic 842, which has different effective dates for public business entities and most entities other than public business entities. The amendments are effective for fiscal years beginning after December 15, 2021, for all entities, and interim periods within those fiscal years for public business entities and interim periods within fiscal years beginning after December 15, 2022, for all other entities. The amendments in this Update address stakeholders’ concerns by amending the lease classification requirements for lessors to align them with practice under Topic 840. Lessors should classify and account for a lease with variable lease payments that do not depend on a reference index or a rate as an operating lease if both of the following criteria are met: 1)The lease would have been classified as a sales-type lease or a direct financing lease in accordance with the classification criteria in paragraphs 842-10-25-2 through 25-3; 2)The lessor would have otherwise recognized a day-one loss.

In May 2021, the FASB issued ASU 2021-4, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the amendments prospectively to modifications or exchanges occurring on or after the effective date of the amendments. Early adoption is permitted for all entities, including adoption in an interim period. If an entity elects to early adopt the amendments in this Update in an interim period, the guidance should be applied as of the beginning of the fiscal year that includes that interim period. The FASB is issuing this Update to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange.

In February of 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02) “Leases (Topic 842)”. ASU 2016-02 requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. ASU 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted.

For finance leases, a lessee is required to do the following:

●	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position

●	Recognize interest on the lease liability separately from amortization of the right-of-use asset in the statement of comprehensive income

●	Classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows.

For operating leases, a lessee is required to do the following:

●	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position

●	Recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis

●	Classify all cash payments within operating activities in the statement of cash flows.

In July 2018, the FASB issued Accounting Standards Update No. 2018-11 (ASU 2018-11), which amends ASC 842 so that entities may elect not to recast their comparative periods in transition (the “Comparatives Under 840 Option”). ASU 2018-11 allows entities to change their date of initial application to the beginning of the period of adoption. In doing so, entities would:

●	Apply ASC 840 in the comparative periods.

●	Provide the disclosures required by ASC 840 for all periods that continue to be presented in accordance with ASC 840.

●	Recognize the effects of applying ASC 842 as a cumulative-effect adjustment to retained earnings for the period of adoption.

In addition, the FASB also issued a series of amendments to ASU 2016-02 that address the transition methods available and clarify the guidance for lessor costs and other aspects of the new lease standard.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

The management will review the accounting pronouncements and plan to adopt the new standard on November 1, 2019 using the modified retrospective method of adoption. The transition method expedient which allows entities to initially apply the requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. As a result of electing this transition method, prior periods will not be restated. The adoption of this ASU will result in the recording of additional lease assets and liabilities each with no effect to opening balance of retained earnings as the Company.

The management is currently evaluating the impact of this update to the consolidated financial statements. Management will evaluate if the current design for the allowance for loan loss methodology would comply with these new requirements.

NOTE 3 – VARIABLE INTEREST ENTITIES AND OTHER CONSOLIDATION MATTERS

On August 24, 2021, Nanjing WFOE, Jiangsu Yi Po and the Jiangsu Yi Po Shareholders. The key terms of these VIE Agreements are summarized in “Note 1 - Organization and Principal Activities” above.

VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE.

1.	power to direct activities of Jiangsu Yi Po that most significantly impact its economic performance, and

2.	obligation to absorb losses of the entity that could potentially be significant to Jiangsu Yi Po or right to receive benefits from the entity that could potentially be significant to Jiangsu Yi Po.

In addition, as all of these VIE agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could further limit the Company’s ability to enforce these VIE agreements. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event the Company is unable to enforce these VIE Agreements, it may not be able to exert effective control over Jiangsu Yi Po and its ability to conduct its business may be materially and adversely affected.

All of the Company’s main current operations are conducted through Jiangsu Yi Po and its subsidiaries. Current regulations in China permit Jiangsu Yi Po to pay dividends to the Company only out of its accumulated distributable profits, if any, determined in accordance with their articles of association and PRC accounting standards and regulations. The ability of Jiangsu Yi Po to make dividends and other payments to the Company may be restricted by factors including changes in applicable foreign exchange and other laws and regulations.

Risks of variable interest entity structure

In the opinion of management, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the VIE Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of WFOE and the VIE are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the VIE Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the VIE Arrangements is remote based on current facts and circumstances.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

The following financial information of the VIEs in the PRC are included in the accompanying consolidated financial statements as of and for the years ended June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020

Cash and cash equivalents	$3,211,672	$266,598
Accounts receivables, net	-	-
Related party receivables	2,767,657	2,713,925
Prepaid expenses	2,673,634	2,217,494
Other current assets	2,023,404	1,748,918
Property, plant and equipment, net	198,629	223,917
Other long-term assets and deposits	653,912	803,626
Operating lease right of use asset, net	1,334,179	1,510,654
Long-term prepaid expenses	823,022	1,241,881
Total Assets of VIE	13,686,109	10,727,013

Accounts and other payables, and accruals	4,594,545	1,467,805
Taxes payable	525,110	70,497
Operating lease liability - current	367,545	384,587
Contract liabilities - current	3,978,110	3,305,364
Related party payables	271,247	199,327
Operating lease liabilities - non current	909,694	887,002
Contract liabilities - current	1,283,998	3,548,233
Total Liabilities of VIE	11,930,249	9,862,815

	For the year ended
	June 30, 2021	June 30, 2020
Revenue	$2,795,500	$1,619,245
Net income	880,438	526,907
Net cash (used in) generated by operating activities	2,876,950	764,060
Net cash (used in) generated by investing activities	(10,537)	(124,924)
Net cash provided by financing activities	69,612	(25,330)

As of June 30, 2021 and 2020, the VIEs have not incurred any amount due from non-VIE subsidiaries of the Company.

All material related party transactions are disclosed in Note 7, or elsewhere in these consolidated financial statements. For the years ended June 30,2021 and 2020, the VIEs have not entered into any transaction with other subsidiaries that are not VIEs. If and when such transaction incurs, such transaction would be eliminated upon consolidation.

Under the contractual arrangements with the VIEs, the Company has the power to direct activities of the VIEs and can have assets transferred out of the VIEs under its control. Therefore, the Company considers that there is no asset in any of the VIEs that can be used only to settle obligations of the VIEs, except for registered capital and PRC statutory reserves. As all VIEs are incorporated as limited liability companies under the Company Law of the PRC, creditors of the VIEs do not have recourse to the general credit of the Company for any of the liabilities of the VIEs.

Risks Related to Doing Business in China

The recent state government interference into business activities on U.S. listed Chinese companies may negatively impact our operations.

Recently, the Chinese government announced that it would step up supervision of Chinese firms listed offshore. Under the new measures, China will improve regulation of cross-border data flows and security, crack down on illegal activity in the securities market and punish fraudulent securities issuance, market manipulation and insider trading, China will also check sources of funding for securities investment and control leverage ratios. The Cyberspace Administration of China (“CAC”) has also opened a cybersecurity probe into several U.S.-listed tech giants focusing on anti-monopoly, financial technology regulation and more recently, with the passage of the Data Security Law, how companies collect, store, process and transfer data. Our operations and business interests are in Taiwan and mainland China. If the Chinese government’s interference expands and by proxy, our business interests are affected, our operations may be negatively impacted although presently, there is no discernible immediate impact.

 Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

If our public accounting firm does not permit the Public Company Accounting Oversight Board (“PCAOB”) to inspect it within three years pursuant to the Holding Foreign Companies Accountable Act, we may be delisted.

The Holding Foreign Companies Accountable Act requires that the Public Company Accounting Oversight Board (“PCAOB”) be permitted to inspect our public accounting firm within three years. If our public accounting firm does not permit or the PCAOB is unable to conduct such an inspection, it may result in our delisting. Our current auditor and previous auditor are both PCAOB-registered. We are not aware of any reasons to believe or conclude that either one would not permit an inspection by PCAOB or that either one may not be subject to such inspection.

NOTE 4 – PREPAYMENTS

Prepayments as at June 30, 2021 and December 31, 2020 are classified as current assets and totaled:

	June 30,	December 31,
	2021	2020
Contract assets - current	2,673,634	2,217,494
Contract assets - noncurrent	823,022	1,241,881
Total, net	3,496,656	3,459,375

For service contracts where the performance obligation is not completed, contract assets are recorded for any costs incurred in advance of the performance obligation.

NOTE 5 – OTHER CURRENT ASSETS

Other current assets as at June 30, 2021 and December 31, 2020 comprised of the following:

	June 30, 2021	December 31, 2020
Short-term deposits	-	1,378,543
Employees reserves	434,782	113,634
Advances to suppliers	1,588,622	175,468
Total, net	2,023,404	1,667,645

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 6 – PROPERTY & EQUIPMENT

Property and equipment, net comprised of the following:

	June 30, 2021	December 31, 2020
At Cost:
Buildings	54,192	82,098
Office equipment	226,736	185,368
	280,928	267,466

Less: Accumulated depreciation	82,299	43,549
Total, net	198,629	223,917

Depreciation expenses was $38,196 and $41,186 for the years ended June 30, 2021 and December 31, 2020, respectively.

NOTE 7 – OTHER LONG-TERM ASSETS AND DEPOSITS

Other long-term assets and deposits as at June 30, 2021 and December 31, 2020 comprised of the following:

	June 30, 2021	December 31, 2020
Software licensing	365,102	396,656
Training fee	288,810	406,970
Total, net	653,912	803,626

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company had transactions with the following related parties for the years ended June 30, 2021 and December 31, 2020:

Name of Related Party	Nature of Relationship
Chao Chen	Employee of the Company, legal representative of Jiangsu Youchuang Yi Po Intelligent Technology Limited
Weiming Jin	Shareholder of the Company
Jiangsu Youchuang Yi Po Intelligent Technology Limited	Company managed by Weiming Jin
Jiangsu Yi Po Media Co. Limited	Subsidiary of Jiangsu Youchuang Yi Po Intelligent Technology Limited
Nanjing Qunqing Equity Investment LLP	Engage partnership with Nanjing Sanzu Management Co. Limited
Nanjing Sanzu Management Co. Limited	Company managed by Weiming Jin

Due from related party

The Company advance $2,670,758 to Mr. Weiming Jin for working capital for business on behalf of the Company, and received $151,736 and $12,226 for the year ended June 30, 2021 and December 31,2020, respectively. The Company did not advance any fund to Mr. Weiming Jin for the year ended December 31, 2019. The balance due from Mr. Weiming Jin was $2,533,220 and $2,656,142 as of June 30, 2021 and December 31, 2020, respectively. On July 1, 2021, the Company received payment of $2,517,586. Such amount was repaid by Nanjing Sanzu on behalf of Mr. Weiming Jin.

The Company advance $1,112,856 to Jiangsu Youchuang Yi Po Intelligent Technology Limited (“Youchuang Yi Po”) for business working capital, and received $31,528 and $975,397 for the year ended June 30, 2021 and December 31,2020, respectively. The Company did not advance any fund to Youchuang Yi Po for the year ended December 31, 2019. The balance due from Youchuang Yi Po was $107,421 and $137,459 as of June 30, 2021 and December 31, 2020, respectively.

The Company advance $1,597 to Jiangsu Yi Po Media Co. Limited (“Yi Po Media”) for business working capital, and received $1,597 and $nil for the year ended June 30, 2021 and December 31,2020, respectively. The Company did not advance any fund to Yi Po Media for the year ended December 31, 2019. The balance due from Yi Po Media was $nil and $1,597 as of June 30, 2021 and December 31, 2020, respectively.

The Company advance $57,257 to Mr. Chao Chen for business working capital, and received $nil for the year ended June 30, 2021. The balance due from Mr. Chao Chen was $57,257 and $ nil as of June 30, 2021 and December 31, 2020, respectively.

Due to related party

As of December 31, 2020, the Company did not borrow any fund from Mr. Weiming Jin. For the year ended December 31, 2019, the Company borrowed $10,056 from Mr. Weiming Jin for business purpose, and repaid $10,056 during the year ended December 31, 2020. The balance due to Mr. Weiming Jin was $nil and $nil as of June 30, 2021 and December 31, 2020, respectively. Such balances are interest free, unsecured, and due demand without an agreement.

As of December 31, 2020, the Company did not borrow any fund from Youchuang Yi Po. For the year ended December 31, 2019, the Company borrowed $15,528 from Youchuang Yi Po for business purpose, and repaid $15,528 during the year ended December 31, 2020. The balance due to Youchuang Yi Po was $nil and $ nil as of June 30, 2021 and December 31, 2020, respectively. Such balances are interest free, unsecured, and due demand without an agreement.

The Company borrowed $53,886 from Mr. Chao Chen for business purpose, and repaid $9,262 for the year ended December 31, 2020. The Company did not borrow any fund from Mr. Chao Chen for the year ended December 31, 2019. The balance due to Mr. Chao Chen was $45,108 and $44,624 as of June 30, 2021 and December 31, 2020, respectively. Such balances are interest free, unsecured, and due demand without an agreement.

The Company borrowed $76,586 from Nanjing Sanzu Management Co. Limited (Nanjing Sanzu) for business purpose, and repaid $nil for the year ended December 31, 2020. The Company did not borrow any fund from Nanjing Sanzu for the year ended December 31, 2019. The balance due to Nanjing Sanzu was $77,417 and $76,586 as of June 30, 2021 and December 31, 2020, respectively. Such balances are interest free, unsecured, and due demand without an agreement.

The Company borrowed $78,117 from Nanjing Qunqing Equity Investment LLP (Qunqing LLP) for business purpose, and repaid $nil for the year ended December 31, 2020. The Company did not borrow any fund from Qunqing LLP for the year ended December 31, 2019. The balance due to Qunqing LLP was $78,965 and $78,117 as of June 30, 2021 December 31, 2020 and 2019, respectively. Such balances are interest free, unsecured, and due demand without an agreement.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 9 – LEASES

The Company has one operating lease for its office space and six operating leases for its parking lots.

Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The discount rate used to calculate present value is incremental borrowing rate or, if available, the rate implicit in the lease. The Company determines the incremental borrowing rate for each lease based primarily on its lease term in PRC which is approximately 4.75%.

Operating lease expenses were $42,497 and $212,617 for the years ended June 30, 2021 and December 31, 2020, respectively.

The undiscounted future minimum lease payment schedule as follows:

For the years ending June 30,
2022	419,839
2023	357,522
2024	372,709
2025	176,704
2026	56,251
Total	1,383,025

NOTE 10 – SHAREHOLDERS’ EQUITY

As of June 30, 2021, the Company had 320,000,000 shares issued and outstanding with a par value of $0.00015625 per share.

On March 19, 2020, Yi Po International Holdings Limited (“Company” or “Yi Po”) was incorporated in Cayman Island. The share capital of the Company is $50,000 divided into 320,000,000 Ordinary shares with par value of $0.00015625 per share.

On November 2020, the shareholders have contributed approximately $289,720 (RMB 2,000,000) as registered capital of the Company.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 11 – REVENUES AND COSTS BY SERVICE TYPE

The Company believes that it operates in one business segment which comprised of dealer licensing fee, parking space rental fee, and advertising; and it operates in one geographical location China. The Company disaggregates its revenue into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

Sales revenues comprised of the following:

	Years Ended
	June 30, 2021		June 30, 2020
Dealer licensing fee	1,568,255	56%	1,618,997	100%
Parking management system	1,051,716	38%	-	-%
Parking space rental fee	175,268	6%	248	-%
Advertising revenue	261	-%	-	-%
Total	2,795,500	100%	1,619,245	100%

Direct costs comprised of the following:

	Years Ended
	June 30, 2021		June 30, 2020
Dealer operation costs and training fee costs	308,356	43%	573,291	99%
Parking management system costs	211,429	29%	-	-
Parking space rental service costs	203,271	28%	4,925	1%
Advertising costs	-	-%	-	-
Total	723,056	100%	578,216	100%

Gross profit (loss) comprised of the following:

	Years Ended
	June 30, 2021		June 30, 2020
Dealer licensing	1,259,899	61%	1,045,706	100%
Parking management system	840,287	40%	-	-
Parking space rental	(28,003)	-1%	(4,677)	-%
Advertising	261	-%	-	-
Total	2,072,444	100%	1,041,029	100%

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 12 – CONCENTRATIONS, RISKS AND UNCERTAINTIES

Credit risk

Cash deposits with banks are held in financial institutions in China, which deposits are not federally insured. Accordingly, the Company has a concentration of credit risk related to the uninsured part of bank deposits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk.

Concentration

The Company has a concentration risk related to suppliers and customers. Failure to maintain existing relationships with the suppliers or customers to establish new relationships in the future could negatively affect the Company’s ability to obtain goods sold to customers in a price advantage and timely manner. If the Company is unable to obtain ample supply of goods from existing suppliers or alternative sources of supply, the Company may be unable to satisfy the orders from its customers, which could materially and adversely affect revenues.

 The concentration on sales revenues generated by customers type comprised of the following:

	As of
	June 30, 2021	June 30, 2020
Percentage of the Company’s sales
Customer A	60%	0%
Customer B	15%	0%

The table sets above information as to the revenue derived from those customers that accounted for more than 10% of our revenue for the six months ended June 30, 2021. The sales accounted from Customer A and B for the six months ended June 30, 2020 has no more than 10%.

	As of
	June 30, 2021	June 30, 2020
Percentage of the Company’s accounts receivable
Customer A	0%	0%

The table above shows the account receivable accounted from Customer A for the six months ended June 30, 2021 and 2020 has no more than 10%.

	As of
	June 30, 2021	June 30, 2020
Percentage of the Company’s Prepayment
Customer A	46%	50%

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s total Account payables:

	As of
	June 30, 2021	June 30, 2020
Percentage of the Company’s Account payable
Supplier A	8%	0%
Supplier B	10%	0%

The table above shows the account payable accounted from Supplier A and B for the six months ended June 30, 202 2020 has no more than 10%.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 13 – CONTRACT LIABILITIES

For service contracts where the performance obligation is not completed, contract liabilities were recorded for any payments received in advance of the performance obligation. The payments received in advance will not be refunded and will be amortized in future when met performance obligations.

Contract liabilities is comprised of the following:

	June 30, 2021	December 31, 2020
Unearned dealer licensing - current	3,978,110	3,305,364
Unearned dealer licensing - noncurrent	1,283,998	3,548,233
Total, net	5,262,108	6,853,597

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 14 – INCOME TAX

Cayman Islands

Under the current laws of Cayman Islands, entities are not subject to tax on income or capital gain. In addition, payments of dividends by the Company to their shareholders are not subject to withholding tax in the Cayman Islands.

Hong Kong

Entities incorporated under the Hong Kong tax laws, and the statutory income tax rate was 16.5%. The Company has no operating profit or tax liabilities for the years ended June 30, 2021 and December 31, 2020.

China, PRC

The Company is subject to profits tax rate at 25% for income generated for its operation in China and net operating losses can be carried forward for no longer than five years starting from the year subsequent to the year in which the loss was incurred.

The Company has net operating income carryforward of $1,407,995 as of June 30, 2021 which will expire starting year 2025. The deferred tax assets are reduced by a valuation allowance as in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized.

The net taxable income (losses) before income taxes and its provision for income taxes comprised of the following:

	Years Ended
	June 30, 2021	June 30, 2020
Income attributed to China	1,173,919	702,543
PRC statutory tax rate	25%	25%
Tax expense	293,480	175,636
Permanent difference	-	-
Valuation allowance	-	-
Tax expense, net	293,480	175,636

NOTE 16 – SUBSEQUENT EVENTS

The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued which is up to January 22, 2021. Other than the subsequent event disclosed below, if any, there was no other subsequent event that would require disclosure to or adjustment to the financial statements.

INDEX TO FINANCIAL STATEMENTS

YI PO INTERNATIONAL HOLDINGS LIMITED

Financial Statements

December 31, 2020 and 2019

Yi Po International Holdings Limited, Its subsidiaries and Its Variable Interest Entities

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of

Yi Po International Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Yi Po International Holdings Limited, its subsidiaries, and its variable interest entity (collectively the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

We have served as the Company’s auditor since 2020.

San Mateo, California

October 15, 2021

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Consolidated Balance Sheets

As of December 31, 2020 and 2019

	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$266,598	$66
Accounts receivable, net	-	1,114,958
Related party receivables	2,795,198	-
Prepaid expenses	2,217,494	162,490
Other current assets	1,667,645	57,877
Total current assets	6,946,935	1,335,391

Non-current asset
Property, plant and equipment, net	223,917	-
Other long-term assets and deposits	803,626	-
Operating lease right of use asset, net	1,510,654	99,499
Long-term prepaid expenses	1,241,881	227,745
Total non-current assets	3,780,078	327,244
TOTAL ASSETS	$10,727,013	$1,662,635

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts and other payables, and accruals	1,467,805	469,574
Taxes payable	70,497	19,031
Operating lease liabilities - current	384,587	36,660
Contract liabilities - current	3,305,364	371,682
Related party payables	199,327	25,584
Total current liabilities	5,427,580	922,531

Non-current liabilities
Operating lease liabilities - noncurrent	887,002	42,486
Contract liabilities - noncurrent	3,548,233	650,670
Total non-current liabilities	4,435,235	693,156
TOTAL LIABILITIES	$9,862,815	$1,615,687

COMMITMENTS AND CONTINGENCIES	-	-

Shareholders’ equity
Ordinary shares (320,000,000 shares authorized, par value $0.00015625, 320,000,000 shares issued and outstanding as of December 31, 2020 and 2019)	$50,000	$50,000
Subscription receivable	(50,000)	(50,000)
Additional paid in capital	289,720	-
Retained earnings	527,556	47,326
Accumulated other comprehensive income (loss)	46,922	(378)
Total Shareholders’ equity	864,198	46,948
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,727,013	$1,662,635

See accompanying notes to financial statements.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Consolidated Statements of Income and Comprehensive Income

For the years ended December 31, 2020 and 2019

	2020	2019
Revenues, net	$2,786,853	$92,428
Cost of revenues	689,501	18,307
Gross profit	2,097,352	74,121

Selling and marketing expense	5,809	-
General and administrative expenses	1,438,660	11,309
	1,444,469	11,309

Operating income	652,883	62,812

Other income (expense):
Other income (expense), net	(17,506)	288
Interest income, net	6,299	2
Total other income (loss) and expenses	(11,207)	290

Earnings before tax	641,676	63,102

Income tax	161,446	15,776

Net income	$480,230	$47,326
Other comprehensive income (loss):
Foreign currency translation gain (loss)	47,300	(378)
Total comprehensive income	$527,530	$46,948
Earnings per share
Basic	$0.00	$0.00
Diluted	$0.00	$0.00
Weighted average number of ordinary shares outstanding
Basic	320,000,000	320,000,000
Diluted	320,000,000	320,000,000

See accompanying notes to financial statements.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Consolidated Statements of Changes in Shareholders’ Equity

For the years ended December 31, 2020 and 2019

						Accumulated
	Ordinary shares			Additional		Other
	No. of	Par	Subscription	Paid in	Retained	Comprehensive	Total
	Shares	Value	Receivable	Capital	Earnings	(Loss) Income	Equity

Balance, January 1, 2019	320,000,000	50,000	(50,000)	-	-	-	-
Net income	-	-		-	47,326	-	47,326
Foreign currency translation adjustment	-	-	-	-	-	(378)	(378)
Balance, December 31, 2019	320,000,000	50,000	(50,000)	-	47,326	(378)	46,948

Balance, January 1, 2020	320,000,000	50,000	(50,000)	-	47,326	(378)	46,948
Contribution in capital	-	-		289,720	-	-	289,720
Net income	-	-		-	480,230	-	480,230
Foreign currency translation adjustment	-	-	-	-	-	47,300	47,300
Balance, December 31, 2020	320,000,000	50,000	(50,000)	289,720	527,556	46,922	864,198

See accompanying notes to financial statements.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Consolidated Statements of Cash Flows

For the years ended December 31, 2020 and 2019

	2020	2019

Cash flows from operating activities
Net income	$480,230	$47,326
Depreciation and amortization	41,186	-
Changes in assets and liabilities
Decrease (increase) in accounts receivable	1,124,622	(1,123,947)
Decrease (increase) in advance to suppliers	30,710	(36,628)
Decrease (increase) in due from related parties	(2,643,527)	-
Decrease (increase) in contract assets	(2,878,046)	637,213
Decrease (increase) in other assets	(1,549,488)	(21,716)
Decrease (increase) in other long-term assets	(760,020)	-
(Decrease) increase in accounts payable	(98,417)	393,382
(Decrease) increase in accrued and other liabilities	1,012,932	79,979
(Decrease) increase in contract liabilities	5,450,497	-
(Decrease) increase in taxes payable	47,476	19,184
(Decrease) increase in lease liabilities	(205,563)	(20,517)
Net cash generated by (used in) operating activities	52,592	(25,724)

Cash flows from investing activities
Purchase of fixed assets	(252,953)	-
Investment in intangible assets
Net cash (used in) generated by investing activities	(252,953)	-

Cash flows from financing activities
Proceeds from related party	162,706	25,790
Proceeds from capital contribution	289,720	-
Net cash provided by financing activities	452,426	25,790

Net increase of cash and cash equivalents	252,065	66

Effect of foreign currency translation on cash and cash equivalents	14,467

Cash, cash equivalents, and restricted cash – beginning of period	66	-

Cash, cash equivalents, and restricted cash – end of period	$266,598	$66

Supplementary cash flow information:
Interest paid	$-	$-
Income taxes paid	$-	$-

See accompanying notes to financial statements.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Yi Po International Holdings Limited was incorporated in the Cayman Islands on March 19, 2020. The Company is in an investment holding company; its primary business operations are conducted through its subsidiaries and its variable interest entities as described below. Yi Po International Holdings Limited and its subsidiaries and variable interest entities are collectively referred to as the Company or Yi Po.

Guangyan Hong Kong Group Co., Limited (“Guangyan HK”) was incorporated in Hong Kong on April 28, 2020. It is a wholly owned subsidiary of Yi Po Cayman.

Nanjing Dingxu New Technology Limited. (“Nanjing WFOE”) was incorporated on March 16, 2021 as a wholly foreign owned entity in the People’s Republic of China (“PRC”). Nanjing WFOE is a wholly owned subsidiary of Guangyan HK.

Jiangsu Yi Po Technology Limited (“Jiangsu Yi Po”) was incorporated on August 22, 2018 in the People’s Republic of China (“PRC”). Jiangsu Youchuang Yi Po Intelligent Technology Co. Limited and Xin Jin, executive director of the Company, own equity interest of 51.0% and 49% of Jiangsu Yi Po respectively.

On August 24, 2021, Nanjing WFOE entered into series of contractual agreements by and among Jiangsu Yi Po and Jiangsu Yi Po’s shareholders that are collectively known as Variable Interest Entity Agreements (“VIE Agreements”) whereby Jiangsu Yi Po, for accounting purposes becomes an indirectly controlled subsidiary of the Company as result of the terms set forth by the VIE Agreements where the Company directs the deployment, use, and disposition of the assets of Jiangsu Yi Po, and the Company is the primary beneficiary of the results of operations of Jiangsu Yi Po.

The Company’s primary business is the operations of parking lots, parking space leasing, and vehicle owners’ membership fees, and parking management franchising.

Contractual Arrangements between Nanjing WFOE and Jiangsu Yi Po

The Company and its subsidiaries do not own any direct equity interest in Jiangsu Yi Po. Instead, the Company and its subsidiaries control   and receive the economic benefits of Jiangsu Yi Po’s business operation through a series of contractual arrangements.

Nanjing WFOE, Jiangsu Yi Po and the Jiangsu Yi Po Shareholders entered into a series of contractual arrangements, 1) Exclusive Option Agreement, 2) Exclusive Business Cooperation Agreement, and 3) Share Pledge Agreement, known as VIE Agreements, on August 24, 2021. The VIE agreements are designed to provide Nanjing WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Jiangsu Yi Po, including absolute control rights and the rights to the assets, property and revenue of Jiangsu Yi Po.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

Each of the VIE Agreements is described in detail below:

Exclusive Option Agreement

Under the Exclusive Option Agreement, the Jiangsu Yi Po Shareholders irrevocably granted Nanjing WFOE (or its designee) an exclusive right to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, a portion or whole of the equity interests or assets in Jiangsu Yi Po held by the Jiangsu Yi Po Shareholders. The purchase price is RMB 10 and subject to any appraisal or restrictions required by applicable PRC laws and regulations.

The agreement takes effect upon parties signing the agreement, and remains effective for 10 years, extendable upon Nanjing WFOE or its designee’s discretion.

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Jiangsu Yi Po and Nanjing WFOE, Nanjing WFOE provides Jiangsu Yi Po with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, business management and information. For services rendered to Jiangsu Yi Po by Nanjing WFOE under this agreement, Nanjing WFOE is entitled to collect a service fee that shall be calculated based upon service hours and multiple hourly rates provided by Nanjing WFOE. The service fee should approximately equal to Jiangsu Yi Po’s net profit.

The Exclusive Business Cooperation Agreement shall remain in effect for 10 years unless earlier terminated upon written confirmation from both Nanjing WFOE and Jiangsu Yi Po before expiration. Otherwise, this agreement can only be extended by Nanjing WFOE and Jiangsu Yi Po does not have the right to terminate the agreement unilaterally.

Share Pledge Agreement

Under the Share Pledge Agreement between Nanjing WFOE and certain shareholders of Jiangsu Yi Po together holding 100% of the equity interests, of Jiangsu Yi Po (“Jiangsu Yi Po Shareholders”), the Jiangsu Yi Po Shareholders pledged all of their equity interests in Jiangsu Yi Po to Nanjing WFOE to guarantee the performance of Jiangsu Yi Po’s obligations under the Exclusive Business Cooperation Agreement. Under the terms of the Share Pledge Agreement, in the event that Jiangsu Yi Po breaches its contractual obligations under the Exclusive Business Cooperation Agreement, Nanjing WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to dispose of dividends generated by the pledged equity interests. The Jiangsu Yi Po Shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, Nanjing WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The Jiangsu Yi Po Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice Nanjing WFOE’s interest.

The Share Pledge Agreement shall be effective until the full payment of the service fees under the Business Cooperation Agreement has been made and upon termination of Jiangsu Yi Po’s obligations under the Business Cooperation Agreement.

The purposes of the Share Pledge Agreement are to (1) guarantee the performance of Jiangsu Yi Po’s obligations under the Exclusive Business Cooperation Agreement, (2) ensure the shareholders of Jiangsu Yi Po do not transfer or assign the pledged equity interests or create or allow any encumbrance that would prejudice Nanjing WFOE’s interests without Nanjing WFOE’s prior written consent and (3) provide Nanjing WFOE control over Jiangsu Yi Po.

The Company has concluded that the Company is the primary beneficiary of Jiangsu Yi Po and its subsidiaries and should consolidate financial statements. The Company is the primary beneficiary based on the VIE Agreements that each equity holder of Jiangsu Yi Po pledged their rights as a shareholder of Jiangsu Yi Po to Nanjing WFOE. These rights include, but are not limited to, voting on all matters of Jiangsu Yi Po requiring shareholder approval, disposing of all or part of the shareholder’s equity interest in Jiangsu Yi Po, oversee and review Jiangsu Yi Po’s operation and financial information. As such, the Company, through Nanjing WFOE, is deemed to hold all of the voting equity interest in Jiangsu Yi Po and its subsidiaries.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

For the periods presented, the Company has not provided any financial or other support to either Jiangsu Yi Po or its subsidiaries. However, pursuant to the Exclusive Business Cooperation Agreement, the Company may provide complete technical support, consulting services and other services during the term of the VIE agreements. Though not explicit in the VIE agreements, the Company may provide financial support to Jiangsu Yi Po to meet its working capital requirements and capitalization purposes. The terms of the VIE Agreements and the Company’s plan of financial support to the VIEs were considered in determining that the Company is the primary beneficiary of the VIEs. Accordingly, the financial statements of the VIEs are consolidated in the Company’s consolidated financial statements.

Based on the foregoing VIE Agreements, Nanjing WFOE has effective control of Jiangsu Yi Po and its subsidiaries, which enables Nanjing WFOE to receive all of their expected residual returns and absorb the expected losses of the VIE and its subsidiaries. Accordingly, the Company consolidates the accounts of Jiangsu Yi   Po and its subsidiaries for the periods presented herein, in accordance with Accounting Standards Codification, or ASC, 810-10, Consolidation. Yi Po International Holdings Limited and its subsidiaries and variable interest entities are collectively referred to as the “Company” or “Yi Po”.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its subsidiaries and its variable interest entities. Significant inter-company balances, investment and capital, if any, have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions. In particular, the novel coronavirus (“COVID-19”) pandemic and the resulting adverse impacts to global economic conditions, as well as our operations, may impact future estimates including, but not limited to, our allowance for loan losses, inventory valuations, fair value measurements, asset impairment charges and discount rate assumptions. Certain prior year amounts have been reclassified to conform to the current year’s presentation. Amounts and percentages may not total due to rounding.

Functional and presentation currency

The functional currency of the Company is the currency of the primary economic environment in which the Company operates which is Chinese Yuan (“RMB”). The RMB is not freely convertible into the US dollar and may be subject to PRC currency restrictions for payments, including the distributions of dividends or retained earnings to the Company by its subsidiaries or its variable interest entities.

Transactions in currencies other than the entity’s functional currency are recorded at the rates of exchange prevailing on the date of the transaction. At the end of each reporting period, monetary items denominated in foreign currencies are translated at the rates prevailing at the end of the reporting periods. Exchange differences arising on the settlement of monetary items and on translation of monetary items at period-end are included in income statement of the period.

For the purpose of presenting these financial statements, the Company’s assets and liabilities are expressed in US$ at the exchange rate on the balance sheet date, shareholders’ equity accounts are translated at historical rates, and income and expense items are translated at the weighted average exchange rate during the period. The resulting translation adjustments are reported under accumulated other comprehensive income in the shareholders’ equity section of the balance sheets.

Exchange rate used for the translation as follows:

US$ to RMB

	Period End	Average
December 31, 2020	6.5286	6.9032
December 31, 2019	6.9630	6.9074

Fair Values of Financial Instruments

The Company adopted ASC 820 “Fair Value Measurements,” which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their current interest rate is equivalent to interest rates currently available.  The three levels are defined as follow:

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

As of the balance sheet date, the estimated fair values of the financial instruments approximated their fair values due to the short-term nature of these instruments. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each year.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

Related parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Cash and Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. All of the consolidated cash and equivalents reported on the accompanying consolidated financial statements are the assets of Jiangsu Yi Po. Substantially of all of Jiangsu Yi Po’s cash and equivalents are deposited with financial institutions that are located in the PRC and do not carry deposit insurance; however, these institutions are regarded as very well capitalized institutions with strong credit ratings; management has deemed the risk of loss of the Company’s deposit held at these financial institution as the result of them becoming insolvent as unlikely; accordingly, the Company and Jiangsu Yi Po have not recognized any potential losses on bank deposits classified as cash and equivalents.

Accounts Receivable

Accounts receivable are recorded at the net value less estimates for expected credit losses. Management regularly reviews outstanding accounts and provides an allowance for doubtful accounts. When collection of the original invoice amounts is no longer probable, the Company will either partially or fully write-off the balance against the allowance for doubtful accounts.

Revenue Recognition

In 2014, the FASB issued guidance on revenue recognition (“ASC 606”), with final amendments issued in 2016. The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients. The Company has concluded that the new guidance did not require any significant change to its revenue recognition processes.

The Company generate revenues from dealer licensing fee, parking space rental fee, vehicle owners’ membership fees.

Dealer licensing fee is recognized as performance obligations are satisfied over time, usually, recognized on an average over the life of dealer licensing as indicated in agreement. Payments received in advance from agents are recorded as “contract liabilities”. Contract liabilities are recognized as revenue over the passage of time. Such advance payment received are non-refundable.

The Company provides various support services to the agents as set forth in each dealer licensing agreement. These support services costs, which are presented as cost of revenues, include direct and indirect labor, sales training expenses, and fees paid to outside contractors. Revenues and related costs are recognized over time as performance obligations are satisfied.

Parking space rental fee is recognized as performance obligations are satisfied at a point in time when the Company provides parking space to customers where fees are calculated by the parking management system, or over time on an average over the duration of rental period as indicated in agreement.

Vehicle owners’ membership fees is recognized as performance obligations are satisfied over time on an average over the life of membership. Payments received in advance from members are recorded as “accruals and other payables”. Accruals and other payables are recognized as revenue over the passage of time. Such advance payment received are non-refundable.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

Advertising

The Company expenses advertising costs as incurred and includes it in selling expenses. The Company recorded $4,491 and $nil of advertising and promotional expenses for the years ended December 31, 2020 and 2019, respectively.

Income Taxes

Income taxes are provided in accordance with ASC No. 740, Accounting for Income Taxes.  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry-forwards. Deferred tax expense (benefit) results from the net change during the years of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

A tax benefit from an uncertain tax position may be recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities. The determination is based on the technical merits of the position and presumes that the relevant taxing authority that has full knowledge of all relevant information will examine each uncertain tax position. Although the Company believes the estimates are reasonable, no assurance can be given that the final outcome of these matters will not be different than what is reflected in the historical income tax provisions and accruals.

Earnings (loss) per share

Basic income (loss) per share is computed by dividing net income (loss) attributable to the holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year. Diluted income (loss) per share is calculated by dividing net income (loss) attributable to the holders of ordinary shares as adjusted for the effect of dilutive ordinary share equivalents, if any, by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period. For the year ended December 31, 2020 and 2019, the Company does not have any outstanding common share equivalents; therefore, a separate computation of diluted income per share is not presented.

Property and Equipment & Depreciation

Property and equipment are stated at historical cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Property and equipment are depreciated on a straight-line basis over the following periods:

Building	20 years
Office equipment	5 years

Impairment of Long-lived assets

The Company accounts for impairment of property and equipment and amortizable intangible assets in accordance with ASC 360, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

Research and development

The Company and Jiangsu Yi Po expenses research and development expenses when incurred as periodic costs. The Company classifies such expenses as cost of revenue. The Company and Jiangsu Yi Po recognized research and development expenses for the years ended December 31, 2020 and 2019 in the amounts of $nil and $nil, respectively.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

New Accounting Pronouncements

In July 2021, the FASB issued ASU 2021-5, Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments. The amendments in this Update amend Topic 842, which has different effective dates for public business entities and most entities other than public business entities. The amendments are effective for fiscal years beginning after December 15, 2021, for all entities, and interim periods within those fiscal years for public business entities and interim periods within fiscal years beginning after December 15, 2022, for all other entities. The amendments in this Update address stakeholders’ concerns by amending the lease classification requirements for lessors to align them with practice under Topic 840. Lessors should classify and account for a lease with variable lease payments that do not depend on a reference index or a rate as an operating lease if both of the following criteria are met: 1)The lease would have been classified as a sales-type lease or a direct financing lease in accordance with the classification criteria in paragraphs 842-10-25-2 through 25-3; 2)The lessor would have otherwise recognized a day-one loss.

In May 2021, the FASB issued ASU 2021-4, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the amendments prospectively to modifications or exchanges occurring on or after the effective date of the amendments. Early adoption is permitted for all entities, including adoption in an interim period. If an entity elects to early adopt the amendments in this Update in an interim period, the guidance should be applied as of the beginning of the fiscal year that includes that interim period. The FASB is issuing this Update to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange.

In February of 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02) “Leases (Topic 842)”. ASU 2016-02 requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. ASU 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted.

For finance leases, a lessee is required to do the following:

●	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position

●	Recognize interest on the lease liability separately from amortization of the right-of-use asset in the statement of comprehensive income

●	Classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows.

For operating leases, a lessee is required to do the following:

●	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position

●	Recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis

●	Classify all cash payments within operating activities in the statement of cash flows.

In July 2018, the FASB issued Accounting Standards Update No. 2018-11 (ASU 2018-11), which amends ASC 842 so that entities may elect not to recast their comparative periods in transition (the “Comparatives Under 840 Option”). ASU 2018-11 allows entities to change their date of initial application to the beginning of the period of adoption. In doing so, entities would:

●	Apply ASC 840 in the comparative periods.

●	Provide the disclosures required by ASC 840 for all periods that continue to be presented in accordance with ASC 840.

●	Recognize the effects of applying ASC 842 as a cumulative-effect adjustment to retained earnings for the period of adoption.

In addition, the FASB also issued a series of amendments to ASU 2016-02 that address the transition methods available and clarify the guidance for lessor costs and other aspects of the new lease standard.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

The management will review the accounting pronouncements and plan to adopt the new standard on November 1, 2019 using the modified retrospective method of adoption. The transition method expedient which allows entities to initially apply the requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. As a result of electing this transition method, prior periods will not be restated. The adoption of this ASU will result in the recording of additional lease assets and liabilities each with no effect to opening balance of retained earnings as the Company.

The management is currently evaluating the impact of this update to the consolidated financial statements. Management will evaluate if the current design for the allowance for loan loss methodology would comply with these new requirements.

NOTE 3 – VARIABLE INTEREST ENTITIES AND OTHER CONSOLIDATION MATTERS

On August 24, 2021, Nanjing WFOE, Jiangsu Yi Po and the Jiangsu Yi Po Shareholders. The key terms of these VIE Agreements are summarized in “Note 1 - Organization and Principal Activities” above.

VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE.

1.	power to direct activities of Jiangsu Yi Po that most significantly impact its economic performance, and

2.	obligation to absorb losses of the entity that could potentially be significant to Jiangsu Yi Po or right to receive benefits from the entity that could potentially be significant to Jiangsu Yi Po.

In addition, as all of these VIE agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could further limit the Company’s ability to enforce these VIE agreements. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event the Company is unable to enforce these VIE Agreements, it may not be able to exert effective control over Jiangsu Yi Po and its ability to conduct its business may be materially and adversely affected.

All of the Company’s main current operations are conducted through Jiangsu Yi Po and its subsidiaries. Current regulations in China permit Jiangsu Yi Po to pay dividends to the Company only out of its accumulated distributable profits, if any, determined in accordance with their articles of association and PRC accounting standards and regulations. The ability of Jiangsu Yi Po to make dividends and other payments to the Company may be restricted by factors including changes in applicable foreign exchange and other laws and regulations.

Risks of variable interest entity structure

In the opinion of management, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the VIE Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of WFOE and the VIE are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the VIE Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the VIE Arrangements is remote based on current facts and circumstances.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

The following financial information of the VIEs in the PRC are included in the accompanying consolidated financial statements as of and for the years ended December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Cash and cash equivalents	266,598	66
Accounts receivable, net	-	1,114,958
Related party receivables	2,713,925	-
Prepaid expenses	2,217,494	162,490
Other current assets	1,748,918	57,877
Property, plant and equipment, net	223,917	-
Other long-term assets and deposits	803,626	-
Operating lease right of use asset, net	1,510,654	99,499
Long-term prepaid expenses	1,241,881	227,745
Total assets of VIE	10,727,013	1,662,635

Accounts and other payables, and accruals	1,467,805	469,574
Taxes payable	70,497	19,031
Operating lease liabilities - current	384,587	36,660
Contract liabilities - current	3,305,364	371,682
Related party payables	199,327	25,584
Operating lease liabilities - noncurrent	887,002	42,486
Contract liabilities - noncurrent	3,548,233	650,670
Total liabilities of VIE	9,862,815	1,615,687

	For the years ended
	December 31, 2020	December 31, 2019
Revenues	2,786,853	92,428
Net income	480,230	47,326
Net cash generated by (used in) operating activities	52,592	(25,724)
Net cash used in investing activities	(252,953)	-
Net cash provided by financing activities	452,426	25,790

As of December 31, 2020 and 2019, the VIEs have not incurred any amount due from non-VIE subsidiaries of the Company.

All material related party transactions are disclosed in Note 7, or elsewhere in these consolidated financial statements. For the years ended December 31, 2020 and 2019, the VIEs have not entered into any transaction with other subsidiaries that are not VIEs. If and when such transaction incurs, such transaction would be eliminated upon consolidation.

Under the contractual arrangements with the VIEs, the Company has the power to direct activities of the VIEs and can have assets transferred out of the VIEs under its control. Therefore, the Company considers that there is no asset in any of the VIEs that can be used only to settle obligations of the VIEs, except for registered capital and PRC statutory reserves. As all VIEs are incorporated as limited liability companies under the Company Law of the PRC, creditors of the VIEs do not have recourse to the general credit of the Company for any of the liabilities of the VIEs.

Risks Related to Doing Business in China

The recent state government interference into business activities on U.S. listed Chinese companies may negatively impact our operations.

Recently, the Chinese government announced that it would step up supervision of Chinese firms listed offshore. Under the new measures, China will improve regulation of cross-border data flows and security, crack down on illegal activity in the securities market and punish fraudulent securities issuance, market manipulation and insider trading, China will also check sources of funding for securities investment and control leverage ratios. The Cyberspace Administration of China (“CAC”) has also opened a cybersecurity probe into several U.S.-listed tech giants focusing on anti-monopoly, financial technology regulation and more recently, with the passage of the Data Security Law, how companies collect, store, process and transfer data. Our operations and business interests are in Taiwan and mainland China. If the Chinese government’s interference expands and by proxy, our business interests are affected, our operations may be negatively impacted although presently, there is no discernible immediate impact.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

If our public accounting firm does not permit the Public Company Accounting Oversight Board (“PCAOB”) to inspect it within three years pursuant to the Holding Foreign Companies Accountable Act, we may be delisted.

The Holding Foreign Companies Accountable Act requires that the Public Company Accounting Oversight Board (“PCAOB”) be permitted to inspect our public accounting firm within three years. If our public accounting firm does not permit or the PCAOB is unable to conduct such an inspection, it may result in our delisting. Our current auditor and previous auditor are both PCAOB-registered. We are not aware of any reasons to believe or conclude that either one would not permit an inspection by PCAOB or that either one may not be subject to such inspection.

NOTE 4 – ACCOUNTS RECEIVABLES

Accounts receivables, net is comprised of the following:

	December 31, 2020	December 31, 2019
Accounts receivables	-	1,114,958
Allowance for doubtful accounts	-	-
Total, net	-	1,114,958

Bad debt expense was $nil and $nil for the years ended December 31, 2020 and 2019, respectively.

NOTE 5 – PREPAYMENTS

Prepayments at December 31, 2020 and 2019 are classified as current assets and totaled:

	December 31,	December 31,
	2020	2019
Contract assets - current	2,217,494	162,490
Contract assets - noncurrent	1,241,881	227,745
Total, net	3,459,375	390,235

For service contracts where the performance obligation is not completed, contract assets are recorded for any costs incurred in advance of the performance obligation.

NOTE 6 – OTHER CURRENT ASSETS

Other current assets at December 31, 2020 and 2019 comprised of the following:

	December 31, 2020	December 31, 2019
Short-term deposits	1,378,543
Employees reserves	113,634
Advances to suppliers	175,468	57,877
Total, net	1,667,645	57,877

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 7 – PROPERTY & EQUIPMENT

Property and equipment, net comprised of the following:

	December 31, 2020	December 31, 2019
At Cost:
Buildings	82,098	-
Office equipment	185,368	-
	267,466	-

Less: Accumulated depreciation	43,549	-
Total, net	223,917	-

Depreciation expenses was $41,186 and $nil for the years ended December 31, 2020 and 2019, respectively.

NOTE 8 – OTHER LONG-TERM ASSETS AND DEPOSITS

Other long-term assets and deposits at December 31, 2020 and 2019 comprised of the following:

	December 31, 2020	December 31, 2019
Software licensing	396,656	-
Training fee	406,970	-
Total, net	803,626	-

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 9 – RELATED PARTY TRANSACTIONS

The Company had transactions with the following related parties for the years ended December 31, 2020 and 2019:

Name of Related Party	Nature of Relationship
Chao Chen	Employee of the Company, legal representative of Jiangsu Youchuang Yi Po Intelligent Technology Limited
Weiming Jin	Shareholder of the Company
Jiangsu Youchuang Yi Po Intelligent Technology Limited	Company managed by Weiming Jin
Jiangsu Yi Po Media Co. Limited	Subsidiary of Jiangsu Youchuang Yi Po Intelligent Technology Limited
Nanjing Qunqing Equity Investment LLP	Engage partnership with Nanjing Sanzu Management Co. Limited
Nanjing Sanzu Management Co. Limited	Company managed by Weiming Jin

Due from related party

The Company advance $2,670,758 to Mr. Weiming Jin for working capital for business on behalf of the Company, and received $12,226 for the year ended December 31,2020. The Company did not advance any fund to Mr. Weiming Jin for the year ended December 31, 2019. The balance due from Mr. Weiming Jin was $2,656,142 and $nil as of December 31, 2020 and 2019, respectively. On July 1, 2021, the Company received payment of $2,517,586. Such amount was repaid by Nanjing Sanzu on behalf of Mr. Weiming Jin.

The Company advance $1,112,856 to Jiangsu Youchuang Yi Po Intelligent Technology Limited (“Youchuang Yi Po”) for business working capital, and received $975,397 for the year ended December 31,2020. The Company did not advance any fund to Youchuang Yi Po for the year ended December 31, 2019. The balance due from Youchuang Yi Po was $137,459 and $nil as of December 31, 2020 and 2019, respectively.

The Company advance $1,597 to Jiangsu Yi Po Media Co. Limited (“Yi Po Media”) for business working capital, and received $nil for the year ended December 31,2020. The Company did not advance any fund to Yi Po Media for the year ended December 31, 2019. The balance due from Yi Po Media was $1,597 as of December 31, 2020 and 2019, respectively.

Due to related party

As of December 31, 2020, the Company did not borrow any fund from Mr. Weiming Jin. For the year ended December 31, 2019, the Company borrowed $10,056 from Mr. Weiming Jin for business purpose, and repaid $10,056 during the year ended December 31, 2020. The balance due to Mr. Weiming Jin was $nil and $10,056 as of December 31, 2020 and 2019, respectively. Such balances are interest free, unsecured, and due demand without an agreement.

As of December 31, 2020, the Company did not borrow any fund from Youchuang Yi Po. For the year ended December 31, 2019, the Company borrowed $15,528 from Youchuang Yi Po for business purpose, and repaid $15,528 during the year ended December 31, 2020. The balance due to Youchuang Yi Po was $nil and $15,528 as of December 31, 2020 and 2019, respectively. Such balances are interest free, unsecured, and due demand without an agreement.

The Company borrowed $53,886 from Mr. Chao Chen for business purpose, and repaid $9,262 for the year ended December 31, 2020. The Company did not borrow any fund from Mr. Chao Chen for the year ended December 31, 2019. The balance due to Mr. Chao Chen was $44,624 and $nil as of December 31, 2020 and 2019, respectively. Such balances are interest free, unsecured, and due demand without an agreement.

The Company borrowed $76,586 from Nanjing Sanzu Management Co. Limited (Nanjing Sanzu) for business purpose, and repaid $nil for the year ended December 31, 2020. The Company did not borrow any fund from Nanjing Sanzu for the year ended December 31, 2019. The balance due to Nanjing Sanzu was $76,586 and $nil as of December 31, 2020 and 2019, respectively. Such balances are interest free, unsecured, and due demand without an agreement.

The Company borrowed $78,117 from Nanjing Qunqing Equity Investment LLP (Qunqing LLP) for business purpose, and repaid $nil for the year ended December 31, 2020. The Company did not borrow any fund from Qunqing LLP for the year ended December 31, 2019. The balance due to Qunqing LLP was $78,117 and $nil as of December 31, 2020 and 2019, respectively. Such balances are interest free, unsecured, and due demand without an agreement.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 10 – LEASES

The Company has one operating lease for its office space and six operating leases for its parking lots.

Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The discount rate used to calculate present value is incremental borrowing rate or, if available, the rate implicit in the lease. The Company determines the incremental borrowing rate for each lease based primarily on its lease term in PRC which is approximately 4.75%.

Operating lease expenses were $212,617 and $15,221 for the years ended December 31, 2020 and 2019, respectively.

The undiscounted future minimum lease payment schedule as follows:

For the years ending December 31,
2021	342,742
2022	366,294
2023	364,453
2024	276,389
2025	55,656
Total	1,405,533

NOTE 11 – SHAREHOLDERS’ EQUITY

As of December 31, 2020, the Company had 320,000,000 shares issued and outstanding with a par value of $0.00015625 per share.

On March 19, 2020, Yi Po International Holdings Limited (“Company” or “Yi Po”) was incorporated in Cayman Island. The paid in share capital of the Company is $0 divided into 320,000,000 Ordinary shares with par value of $0.00015625 per share.

On November 2020, the shareholders have contributed approximately $289,720 (RMB 2,000,000) as registered capital of the Company.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 12 – REVENUES AND COSTS BY SERVICE TYPE

The Company believes that it operates in one business segment which comprised of dealer licensing fee, parking space rental fee, and advertising; and it operates in one geographical location China. The Company disaggregates its revenue into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

Sales revenues comprised of the following:

	Years Ended
	December 31, 2020		December 31, 2019
Dealer licensing fee	2,700,101	97%	92,428	100%
Parking space rental fee	86,697	3%	-	-%
Advertising revenue	55	-%	-	-%
Total	2,786,853	100%	92,428	100%

Direct costs comprised of the following:

	Years Ended
	December 31, 2020		December 31, 2019
Dealer licensing operation cost and training fee costs	466,145	68%	18,307	100%
Parking space rental service costs	223,356	32%	-	-
Advertising costs	-	-	-	-
Total	689,501	100%	18,307	100%

Gross profit (loss) comprised of the following:

	Years Ended
	December 31, 2020		December 31, 2019
Dealer licensing	2,233,956	106%	74,121	100%
Parking space rental	(136,659)	-6%	-	-
Advertising	55	-%	-	-
Total	2,097,352	100%	74,121	100%

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 13 – CONCENTRATIONS, RISKS AND UNCERTAINTIES

Credit risk

Cash deposits with banks are held in financial institutions in China, which deposits are not federally insured. Accordingly, the Company has a concentration of credit risk related to the uninsured part of bank deposits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk.

Concentration

The Company has a concentration risk related to suppliers and customers. Failure to maintain existing relationships with the suppliers or customers to establish new relationships in the future could negatively affect the Company’s ability to obtain goods sold to customers in a price advantage and timely manner. If the Company is unable to obtain ample supply of goods from existing suppliers or alternative sources of supply, the Company may be unable to satisfy the orders from its customers, which could materially and adversely affect revenues.

 The concentration on sales revenues generated by customers type comprised of the following:

	As of
	December 31,
	2020	2019
Percentage of the Company’s sales
Customer A	46%	97%

	As of
	December 31,
	2020	2019
Percentage of the Company’s accounts receivables
Customer A	0%	100%

	As of
	December 31,
	2020	2019
Percentage of the Company’s prepayments
Customer A	45%	100%

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s total Account payables:

	As of
	December 31,
	2020	2019
Percentage of the Company’s accounts payables
Supplier A	20%	100%

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 14 – CONTRACT LIABILITIES

For service contracts where the performance obligation is not completed, contract liabilities were recorded for any payments received in advance of the performance obligation. The payments received in advance will not be refunded and will be amortized in future when met performance obligations.

Contract liabilities is comprised of the following:

	December 31, 2020	December 31, 2019
Unearned dealer licensing - current	3,305,364	371,682
Unearned dealer licensing - noncurrent	3,548,233	650,670
Total, net	6,853,597	1,022,352

Jiangsu Yi Po had two contracts that it entered into during the year ended December 31, 2019, for which Jiangsu Yi Po recognized in aggregate $93,352 and $371,655 during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, there was $694,000 of recognized revenue related to these two contracts that run through 2022.

Yi Po International Holdings Limited, Its Subsidiaries and Its Variable Interest Entities

Notes to the Financial Statements

NOTE 15 – INCOME TAX

Cayman Islands

Under the current laws of Cayman Islands, entities are not subject to tax on income or capital gain. In addition, payments of dividends by the Company to their shareholders are not subject to withholding tax in the Cayman Islands.

Hong Kong

Entities incorporated under the Hong Kong tax laws, and the statutory income tax rate was 16.5%. The Company has no operating profit or tax liabilities for the years ended December 31, 2020 and 2019.

China, PRC

The Company is subject to profits tax rate at 25% for income generated for its operation in China and net operating losses can be carried forward for no longer than five years starting from the year subsequent to the year in which the loss was incurred.

The Company has net operating income carryforward of $637,409 as of December 31, 2020 which will expire starting year 2025. The deferred tax assets are reduced by a valuation allowance as in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized.

The net taxable income (losses) before income taxes and its provision for income taxes comprised of the following:

	Years Ended
	December 31, 2020	December 31, 2019
Income attributed to China	641,676	63,102
PRC statutory tax rate	25%	25%
Tax expense	160,419	15,776
Permanent difference	1,027	-
Valuation allowance	-	-
Tax expense, net	161,446	15,776

NOTE 16 – SUBSEQUENT EVENTS

The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued which is up to October 15, 2021. Other than the subsequent event disclosed below, if any, there was no other subsequent event that would require disclosure to or adjustment to the financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our memorandum and articles of association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will provide for indemnification by the underwriters of us and our directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Founding Transactions

Yi Po International Holdings Limited was incorporated on March 19, 2020. Upon incorporation, we issued 304,000,000, 9,600,000, and 6,400,000 Ordinary Shares to Ausen International Investment Holdings Co., Limited, Chao Chen and Xin Jin, respectively, for a total consideration of US$50,000. Ausen International Investment Holdings Co., Limited, a British Virgin Islands company, is controlled by our CEO and Chairman of the Board Weiming Jin. The transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Regulation S thereof.

Item 8. Exhibits and Financial Statement Schedules

(II)     (a) The following documents are filed as part of this registration statement:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1+	Memorandum and Articles of Association
4.1*	Form of Underwriters’ Warrants
5.1*	Opinion of regarding the validity of the Ordinary Shares being registered
5.2*	Opinion of Ortoli Rosenstadt LLP regarding the validity of the Underwriters’ Warrants being registered
8.1*	Opinion of Guantao Law Firm regarding certain PRC tax matters (included in Exhibit 99.1)
10.1+	Share Pledge Agreement
10.2+	Exclusive Option Agreement
10.3+	Exclusive Business Cooperation Agreement
10.4+	Form of Power of Attorney
10.5+	Employment Agreement between the Registrant and Weiming Jin
10.6+	Employment Agreement between the Registrant and Xin Jin
10.7+	Employment Agreement between the Registrant and Chao Wang
10.8+	Employment Agreement between the Registrant and Chao Chen
10.9+	English Translation of Form of Dealer Licensing Agreement
10.10+	English Translation of Form of Cooperative Parking Lot Agreement
10.11+	English Translation of Form of Sales and Installation Agreement
14.1*	Code of Business Conduct and Ethics
21.1+	List of Subsidiaries
23.1+	Consent of WWC, P.C.
23.2*	Consent of (included in Exhibit 5.1)
23.3*	Consent of Guantao Law Firm (included in Exhibit 99.1)
23.4*	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.2)
99.1*	Opinion of Guantao Law Firm, PRC counsel to the Registrant, regarding certain PRC law matters
99.2*	Audit Committee Charter
99.3*	Nominating Committee Charter
99.4*	Compensation Committee Charter

+	Filed herewith

*	To be filed by amendment

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8)	That, for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nanjing in China, on January 28, 2022.

Yi Po International Holdings Limited

By:	/s/ Weiming Jin
Name:	Weiming Jin
Title:	Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Weiming Jin	Chief Executive Officer and Chairman	January 28, 2022
Name: Weiming Jin	(Principal Executive Officer)

	Chief Financial Officer	January 28, 2022
Name:	(Principal Executive Officer)

/s/ Xin Jin	Chief Operating Officer	January 28, 2022
Name: Xin Jin

/s/ Chao Wang	Chief Technology Officer	January 28, 2022
Name: Chao Wang

/s/ Chao Chen	Director	January 28, 2022
Name: Chao Chen

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on January 28, 2022.

By:	/s/ Colleen A. De Vries
Name: Title:	Colleen A. De Vries Senior Vice-President on behalf of Cogency Global Inc.